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As filed with the Securities and Exchange Commission on June 20, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

ONSOURCE CORPORATION
(Name of Small Business Issuer in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8742 (Primary Standard Industrial Classification Code Number)	84-1561463 IRS Employer Identification Number
1444 Wazee Street, Suite 210, Denver, Colorado 80202 (720) 946-6440 (Address and Telephone Number of Principal Executive Offices)
1444 Wazee Street, Suite 210, Denver, Colorado 80202 (720) 946-6440 (Address of Principal Place of Business)
Steven S. Porter, Chief Executive Officer 1444 Wazee Street, Suite 210, Denver, Colorado 80202 (720) 946-6440 (Name, Address and Telephone Number of Agent For Service)

Copies to:
Clifford L. Neuman, Esq. Clifford L. Neuman, PC 1507 Pine Street Boulder, Colorado 80302 (303) 449-2100

Approximate Date of Proposed Sale to Public:
As soon as practicable after the effective date of the Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.0001 par value, issuable upon conversion of debentures	2,208,500(2)(3)	$3.75(2)	$8,281,875	$974.78

Common Stock, $.0001 par value, issuable upon exercise of warrants:	2,208,500(2)(3)	$3.75(2)	$8,281,875	$974.78

TOTAL:	4,417,000		$16,563,750	$1,949.56

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2)
Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the aggregate market value of the shares of common stock underlying the debentures and warrants.

(3)
Pursuant to Rule 416, there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the convertible debentures and the warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

OnSource Corporation

Cross-Reference Index

	Item No. and Heading In Form SB-2 Registration Statement	Location in Prospectus
1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus
3.	Summary and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds; Risk Factors
5.	Determination of Offering Price	*
6.	Dilution	*
7.	Selling Securityholders	Selling Securityholders
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Legal Proceedings
10.	Directors, Executive Officers, Promoters and Controlling Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Certain Beneficial Owners and Management
12.	Description of Securities	Description of Securities
13.	Interest of Named Experts and Counsel	Legal Matters; Experts
14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Indemnification
15.	Organization Within Last Five Years	*
16.	Description of Business	Prospectus Summary; Risk Factors; Business
17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business
18.	Description of Property	Business
19.	Certain Relationships and Related Transactions	Certain Relationships and Related Transactions
20.	Market for Common Equity and Related Stockholder Matters	Market for Our Common Stock and Related Matters
21.	Executive Compensation	Management—Executive Compensation
22.	Financial Statements	Financial Statements
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

*
Omitted from Prospectus because Item is inapplicable or answer is in the negative

i

Prospectus

ONSOURCE CORPORATION

4,417,000 Shares Common Stock

        This is an offering of shares of our common stock by persons and companies that were issued debentures that are convertible into shares of our common stock and warrants to purchase shares of our common stock in a private offering. The common stock underlying the debentures and warrants may be sold once the debentures are converted or the warrants exercised in accordance with their terms.

        Our common stock is traded on the Over-the-Counter Market and quoted on the OTC Electronic Bulletin Board under the symbol "OSCE." On June 14, 2005, the bid and asked prices of our common stock as quoted on the Bulletin Board were $3.60 and $3.90, respectively.

Investing in our common stock involves a
high degree of risk. You should read the
"Risk Factors" beginning on Page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is June    , 2005.

PROSPECTUS SUMMARY

About our Company

        We are a Delaware corporation. We act as a holding company with two operating subsidiaries: Alaska Bingo Supply, Inc. and Osmotics Pharma, Inc. Alaska Bingo Supply has been an operating subsidiary since our inception. We acquired Osmotics Pharma by merger on May 10, 2005.

        Through Alaska Bingo Supply, we have been engaged in the distribution of a line of products, supplies, and equipment utilized by licensed gaming organizations in the State of Alaska. Gaming in Alaska is limited to qualified organizations (primarily non-profit groups and municipalities) that operate bingo and pull-tab games for fund raising purposes. Alaska Bingo Supply has operated as a licensed supplier to these organizations since 1979. Alaska Bingo Supply also engages in the sale and service of Automated Teller Machines or "ATMs."

        Through Osmotics Pharma, a Colorado corporation, we are engaged in the development of medical devices and pharmaceutical products. Osmotics Pharma holds exclusive rights to commercialize two patented platform technologies that have applications in the fields of dermatology, infectious diseases and oncology. These technologies were invented by leading researchers in their fields (Dr. Peter Elias, Professor of Dermatology, UCSF and Professor Paul B. Savage, Co-Chair of the Departments of Chemistry and Biochemistry, BYU, respectively). We believe that these technologies have the near-term potential to address significant unmet medical needs and that both represent substantial advances in medical technology.

        Our executive offices are located at 1444 Wazee Street, Suite 210, Denver, Colorado 80202. Our telephone number is (720) 946-6440.

About the Offering

•	This is an offering by Selling Securityholders of 4,417,000 shares of common stock that they may acquire by converting debentures and by exercising warrants. The debentures and warrants were acquired in a private offering that occurred between February 2005 and April 2005.
•	The Selling Securityholders may sell the shares of common stock covered by this prospectus when they have either converted the debentures or exercised the warrants.
•	We will not receive any proceeds from the resale of common stock by the Selling Securityholders.
•	We may receive proceeds from the exercise of the warrants, which would be used for general working capital.
•	The Selling Securityholders may offer their shares from time to time either in privately negotiated transactions or in public market transactions.
•	Common Shares Outstanding Before Offering	12,398,619
•	Common Shares Outstanding After Offering (assuming all debentures are converted and all warrants exercised)	16,815,619
•	Shares Offered by Selling Securityholders	4,417,000

Summary Financial Data

OnSource Corporation

        Our historical operating information may not be indicative of our future operating results. The following summary financial data is incomplete and should be read in conjunction with our complete financial statements contained elsewhere in this prospectus. The summary data presented below and our financial statements contained elsewhere in this prospectus do not reflect the operating results of our subsidiary, Osmotics Pharma, because it was acquired after the completion of our third fiscal quarter.

	Fiscal Year Ended June 30, 2004	Nine Month Period Ended March 31, 2005
		(unaudited)
Statement of Operations Data:
Revenue	$2,300,256	$1,635,049
Cost of revenues	1,200,620	917,282
Operating expenses	969,460	864,763
Operating income (loss)	130,176	(146,996)
Other expense	(40,650)	(73,995)
Income tax (provision) current	—	—
Net income (loss)	89,526	(220,991)
Basic income (loss) per share	$0.11	$(.24)
Diluted income (loss) per share	$0.11	$(.24)
	At June 30, 2004	At March 31, 2005
		(unaudited)
Balance Sheet Data
Working capital (deficit)	$(173,929)	$1,334,730
Total assets	667,284	2,395,861
Stockholders' equity (deficit)	(1,664,839)	38,095

Osmotics Pharma, Inc.

        Set forth below is summary financial data for our subsidiary, Osmotics Pharma, which is being presented separately because it was acquired after the completion of our third fiscal quarter. The historical operating information of Osmotics Pharma may not be indicative of its future operating results. The following summary financial data is incomplete and should be read in conjunction with the complete financial statements of Osmotics Pharma contained elsewhere in this prospectus.

	Fiscal Year Ended December 31, 2004	3 Month Period Ended March 31, 2005	Cumulative From Inception (February 20, 2002) Through March 31, 2005
		(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$—	$—	$—
Operating expenses	807,489	236,704	1,413,807
Loss from operations	(807,489)	(236,704)	(1,413,807)
Other expense	(18,222)	(35,934)	(54,156)
Net loss	(825,711)	(272,638)	(1,467,963)
Loss applicable to common stockholders	(825,711)	(317,799)	(1,513,124)
	At December 31, 2004	At March 31, 2005
		(unaudited)
Balance Sheet Data
Working capital deficit	$(861,307)	$(1,502,654)
Total assets	217,382	297,662
Stockholders' deficit	(893,854)	(1,512,208)

Unaudited Pro Forma Financial Information

        The following unaudited pro forma condensed consolidated financial information is presented to give effect to our merger with Osmotics Pharma, which was completed on May 10, 2005. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 2005 and for the year ended June 30, 2004 are based on the individual balance sheets and statements of operations of our company and Osmotics Pharma, whose statements appear elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet assumes that the merger was consummated on March 31, 2005. The unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 2005 assume the merger had been consummated on July 1, 2004, and the unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2004 assumes the merger had been consummated on July 1, 2003. Please refer to pages F-30 through F-37 for the unaudited pro forma condensed consolidated financial information, which include a detailed explanation of the pro forma adjustments.

Pro Forma Balance Sheet Data

	Pro Forma Adjustments
	Osmotics Pharma, Inc.	OnSource Corporation	Debit	Credit	Pro Forma
Total assets	$297,662	$2,395,861	$10,340,816	$7,948,380	$5,085,959
Total liabilities	1,809,870	2,357,766	550,000	—	3,617,636
Working capital (deficit)	(1,502,654)	1,334,730	1,227,632	550,000	509,708
Total stockholders' equity (deficit)	(1,512,208)	38,095	10,222,791	13,165,227	1,468,323

Pro Forma Statements of Operations—Nine Months Ending March 31, 2005

	Pro Forma Adjustments
	Osmotics Pharma, Inc.	OnSource Corporation	Debit	Credit	Pro Forma
Revenue	$—	$1,635,049	$—	$—	$1,635,049
Operating loss	(737,573)	(146,996)	179,473	—	(1,064,042)
Net loss	(787,173)	(220,991)	9,332,018	—	(10,340,182)
Loss attributable to common shareholders	(832,334)	(220,991)	9,466,857	—	(10,520,182)
Loss per common share—basic	N/A	$(.24)			$(.85)
Loss per common share—diluted	N/A	$(.24)			$(.85)
Weighted average shares outstanding—basic	N/A	911,658	11,427,961		12,339,619
Weighted average shares outstanding—diluted	N/A	911,658	11,427,961		12,339,619

Pro Forma Statements of Operations—Year Ending June 30, 2004

	Pro Forma Adjustments
	Osmotics Pharma, Inc.	OnSource Corporation	Debit	Credit	Pro Forma
Revenue	$—	$2,300,256	$—	$—	$2,300,256
Operating Income (Loss)	(429,485)	130,176	400,160	—	(699,469)
Net Income (loss)	(434,040)	89,526	10,280,682	—	(10,625,196)
Income (loss) attributable to common shareholders	(434,040)	89,526	10,520,682	—	(10,865,196)
Income (loss) per common share—basic	N/A	$.11			$(.89)
Income (loss) per common share—diluted	N/A	$.11			$(.89)
Weighted average shares outstanding—basic	N/A	795,236	11,427,961		12,223,197
Weighted average shares outstanding—diluted	N/A	801,134	11,422,063		12,223,197

RISK FACTORS

        An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

Risks Relating to Our Business

Our auditors have expressed doubt about our ability to continue as a going concern.

        The accompanying financial statements have been prepared assuming that we will continue as a going concern. As of March 31, 2005, we had an accumulated deficit of $2,858,464. During our existence (including the existence of our predecessor operations) our cash flow from operations has not been sufficient to fund all of our capital resource needs. Certain stockholders and affiliates have advanced funds to our company to enable it to continue operations. The stockholders and affiliates are under no obligation to continue to advance working capital. These conditions have caused our auditors to raise substantial doubt about our ability to continue as a going concern.

We have a history of negative cash flow and may incur negative cash flow in the future.

        We have a history of negative cash flow which we expect to continue for the foreseeable future. Contributing to this negative cash flow are principal payments required under our notes payable. Outstanding promissory notes from us currently require monthly principal payments approximating $140,000.

Our interest in Alaska Bingo Supply is held subject to substantial debt. If we default in the payment we could lose our interest in Alaska Bingo Supply.

        Global Casinos acquired Alaska Bingo Supply in 1997 in a transaction in which Global Alaska issued to the seller of Alaska Bingo Supply a non-recourse promissory note secured by all of the shares of common stock of Alaska Bingo Supply. When we obtained Alaska Bingo Supply from Global Casinos, we also assumed the non-recourse promissory note. As of March 31, 2005, our remaining indebtedness to the seller of Alaska Bingo Supply was approximately $1.6 million and we are required to make monthly payments of $20,000, including interest. This payment substantially reduces our available cash flow and working capital. If we should default in the payment of that promissory note, the holder could foreclose and retake all of the shares of Alaska Bingo Supply, thereby resulting in a total forfeiture of our interest in Alaska Bingo Supply.

The fact that our interest in Alaska Bingo Supply is highly leveraged is also a barrier to our ability to raise additional capital.

        Substantially all of the operating assets owned and used by Alaska Bingo Supply are subject to the security interest of the person who holds the notes payable. As a result, these assets cannot be used as collateral to obtain additional working capital. The fact that substantially all of our assets are already pledged to secure existing long-term debt is a substantial obstacle to our ability to take advantage of future opportunities should they arise and to raise additional capital to meet cash flow requirements.

Our securities represent a highly speculative investment.

        We have not had sufficient capital to fund all of our capital resource needs since our formation, and you cannot assume that our plans will either materialize or prove successful. There is no assurance that our operations will ever produce sufficient revenue to fund our capital resource needs. In the event our plans are unsuccessful, you may lose all or a substantial part of your investment.

We cannot predict our future capital needs and we may not be able to secure additional financing.

        We believe that existing cash on hand will be sufficient to meet our presently anticipated working capital and operating requirements through August 2005. Our belief is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. As a result, our financial resources may not be sufficient to satisfy our capital requirements for this period. Should these assumptions prove incorrect, there is no assurance that we can raise additional financing on a timely basis or on favorable terms. Further, if we have to accelerate the marketing of our products and/or our research and development efforts or expand our clinical trials, we will need to raise additional capital at an earlier date than anticipated. If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Future financings may result in dilution to our shareholders and restrictions on its business operations.

        If we raise additional funds by issuing equity or debt securities, further dilution to our shareholders could occur. Additionally, we may grant registration rights to investors purchasing equity or debt securities. Debt financing, if available, may involve pledging some or all of our assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters. If we are unable to obtain necessary additional capital, we may be unable to execute our business strategy, which would have a material adverse effect on our business, financial condition and results of operations.

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.

        We expect that the expansion of our business will place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in the pharmaceutical industry. Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results could be materially adversely affected.

Our future success depends, in part, on the continued service of our management team.

        Our success is dependent in part upon the availability of our senior executive officers and our scientific advisors. The loss or unavailability to us of any of these individuals or key research, development, sales and marketing personnel, particularly, if lost to competitors, would have a material adverse effect on our business, prospects, financial condition, and operating results. We have no key-man insurance on any of our employees.

Risks Relating to Our Gaming Operations

The legalization of other forms of gaming in the State of Alaska could materially and adversely affect our business.

        Currently, charitable bingo and pulltabs are the only legalized forms of gaming in the state of Alaska. However, from time to time, legislative initiatives are introduced to legalize other forms of gaming in the state, including video poker and other electronic gaming devices. Should the state of Alaska legalize other forms of gaming, the bingo and pulltab industries would be substantially and adversely affected by the competition that would be posed by those newly-introduced forms of gaming.

Changes in state law or government regulation could adversely affect our business.

        Charitable bingo and pulltabs are under the regulatory supervision of the Alaska Department of Revenue's Gaming Unit. Published regulations of the Department of Revenue provide guidance on license requirements for distributors such as Alaska Bingo Supply as well as operational requirements for charitable organizations. We believe that we currently comply with all regulations affecting our operations. However, there can be no assurance that current laws and regulations will not be changed or interpreted in such a way as to require us to alter our present activities, further restrict profit margins or obtain additional capital equipment in order to obtain or maintain our licenses and permits.

        Furthermore, there is a strong political element in the State of Alaska that opposes any form of legalized gaming which has sought in past years to introduce legislation to abolish all forms of gaming in the state, including bingo and pulltabs. Should any of these political and legislative initiatives be successful, it would effectively result in prohibiting all of our business operations in their current practice and configuration.

        The State of Alaska's Department of Revenue Gaming Unit recently adopted changes in the gaming regulations. One of those changes prohibits distributors from providing turnkey facility management services to bingo hall operators. Some of the services historically provided by Alaska Bingo Supply, Inc. have been prohibited by the new regulations. The effective date of this regulation was January 1, 2004. Alaska Bingo Supply received monthly revenues approximating $30,000 from services that are now prohibited, and the leases have been sold.

As a large portion of our gaming revenues are derived from a relatively small number of customers, a loss of a major customer could cause us to suffer a significant loss of revenues.

        In the past, we have derived a significant portion of our gaming revenues from a relatively small number of customers. During the year ended June 30, 2004, our largest customer provided approximately 35% of our consolidated revenues. Our second largest customer provided approximately 13% of our consolidated revenues. We expect this trend to continue for the foreseeable future. As a result, if we lose a major customer, our quarterly and annual results of operations would be adversely impacted. Furthermore, should one of our major customers fail to pay amounts due us, it would have a negative effect on our financial condition. We do not have formal agreements with either of our two largest customers. We cannot be certain that customers that have accounted for significant revenues in the past periods, individually or as a group, will continue as significant customers in the future.

Risks Related to Our Pharmaceutical Business

We depend on licenses from others for all of our products.

        We have licensed various patents and proprietary technologies owned by third parties under two license agreements. These agreements may be terminated if we fail to perform our obligations under these licenses in accordance with their terms including, but not limited to, our ability to make all payments due under such agreements. Our inability to continue to license these technologies could materially adversely affect our business, prospects, financial condition, and operating results. In addition, our strategy depends on the successful development of these licensed technologies into commercial products, and, therefore, any limitations on our ability to utilize these technologies may impair our ability to market and sell our products, delay new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Osmotics Corporation will continue to retain and has sublicensed certain rights in the licensed technology.

        Osmotics Corporation, the former parent company of our subsidiary, Osmotics Pharma, and our largest stockholder, will continue to retain the rights to non prescription applications of the barrier repair technology licensed from the Regents of the University of California. While we have entered into a non-compete agreement with Osmotics Corporation related to this technology, particularly as to how Osmotics Corporation can market their products using the technology, there is no assurance that potential customers will not use Osmotics Corporation's products to treat conditions we will be targeting. Additionally, Osmotics Corporation has sublicensed non-prescription rights for this technology to a third party for marketing products in physician offices and medical spas in the United States. While our management team believes that certain changes made in the formulation provides for our product to have superior efficacy over the Osmotics Corporation's and its sublicensee's products, and prescription status provides a substantial advantage in the ability to sell therapeutic products, no assurance can be given that Osmotics Corporation or the sublicensee will not dilute market share from us.

Our business will suffer if we are unable to obtain FDA approval of our first commercial pharmaceutical product as planned.

        We intend to develop medical devices and pharmaceutical products. Accordingly, we would not be able to market these products without obtaining FDA approval of one of the following: a new drug application; a 510(k) application for medical devices that are substantially equivalent to previously approved devices; or a new medical device application (known as a pre market approval). A 510(k) application is the least time consuming and costly of the approval paths outlined above and our business plan is based on receiving approval for Epiceram, our first planned commercial product, under 510(k). Our ability to gain approval for Epiceram under 510(k) is dependent upon the FDA concluding that Epiceram is both a medical device and is substantially equivalent to a previously approved device. While management believes that Epiceram should be properly classified as a medical device, and is substantially equivalent to previously approved devices, until such time as marketing clearance is obtained from the FDA we can make no assurance that the FDA will conclude that Epiceram is a device and/or is substantially equivalent to a previously approved device. If the 510(k) application process takes longer than we expect, or if the 510(k) application is not approved, it will substantially delay our ability to commercialize Epiceram and will cost more money than we have planned. This could have a material adverse on our business, prospects, financial condition and operating results.

Regulation of our products by the United States Food and Drug Administration or other regulatory bodies may be expensive.

        Even if our prescription products are approved by the FDA, we may be required to comply with limitations on the indicated uses of the product, or the manner in which, or conditions under which, we may market the product. Failure to comply with regulatory requirements could subject us to regulatory or judicial enforcement actions, including product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. We also are subject to regulatory requirements imposed by foreign governments applicable to clinical trials and marketing. These requirements vary widely from country to country and could delay introduction of our products in those countries.

Our ability to successfully commercialize our products will greatly depend on the success of our clinical trials.

        Our commercialization efforts will be greatly dependent upon our ability to demonstrate product efficacy in clinical trials. Pharmacies and other dispensing facilities will be reluctant to order our products, and medical practitioners will be reluctant to prescribe our products, without compelling supporting data. While we believe that our products will work quite well for our planned indications, there is no assurance that this will be proven in clinical trials. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our business, prospects, financial condition and operating results.

Our failure to convince medical practitioners to prescribe products or use our technologies will limit our revenue and profitability.

        If we fail to convince medical practitioners to prescribe products using our technologies, we will not be able to sell our products or license our technologies in sufficient volume for our business to become profitable. We will need to make leading physicians aware of the benefits of products using our technologies through published papers, presentations at scientific conferences and favorable results from our clinical studies. Our failure to be successful in these efforts would make it difficult for us to convince medical practitioners to prescribe products using our technologies for their patients. Failure to convince medical practitioners to prescribe our products will damage our commercialization efforts and would have a material adverse effect on our business, prospects, financial condition and operating results.

If we lose the support of our key scientific collaborators, it may be difficult to establish products using our technologies as a standard of care for various indications, which may limit our revenue growth and profitability.

        We have established relationships with leading scientists around the world. We plan on formalizing certain of these relationships by establishing a scientific advisory board. We believe that such relationships are key to establishing products using our technologies as a standard of care for various indications. We plan on entering into consulting agreements with our scientific advisory board members, but such agreements will provide for termination with 30 days notice. Additionally, there is no assurance that our current research partners will continue to work with us or we will be able to attract additional research partners. The inability to maintain and build on our existing scientific relationships could have a material adverse effect on our business, prospects, financial condition and operating results.

We may not be able to market or generate sales of our products to the extent anticipated.

        Assuming that we are successful in receiving regulatory clearances to market any of our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

  •
  Certain of our competitors in the field have already received regulatory approvals for and have begun marketing similar products in the United States, the EU, Japan and other territories, which may result in greater physician awareness of their products as compared to ours.

  •
  Information from our competitors or the academic community indicating that current products or new products are more effective than our products could, if and when it is generated, impede our market penetration or decrease our existing market share.

  •
  Physicians may be reluctant to switch from existing treatment methods, including traditional therapy agents, to our products.

  •
  The price for our products, as well as pricing decisions by our competitors, may have an effect on our revenues.

  •
  Our revenues may diminish if third-party payors, including private health coverage insurers and health maintenance organizations, do not provide adequate coverage or reimbursement for our products.

If any of our current or future marketed products were to become the subject of problems related to their efficacy, safety, or otherwise, or if new, more effective treatments were to be introduced, our revenues from such marketed products could decrease.

        If any of our current or future marketed products become the subject of problems, including those related to, among others:

  •
  efficacy or safety concerns with the products, even if not justified;

  •
  unexpected side-effects;

  •
  regulatory proceedings subjecting the products to potential recall;

  •
  publicity affecting doctor prescription or patient use of the product;

  •
  pressure from competitive products; or

  •
  introduction of more effective treatments;

our revenues from such marketed products could decrease. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the recall or withdrawal of such marketed products. In the event of a recall or withdrawal of a product, our revenues would significantly decline.

If we do not receive adequate third-party reimbursement for the sales of our products, we may not be able to sell such products on a profitable basis.

        Sales of our products will depend, in part, upon the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar reimbursement sources, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Such third-party payors continue to aggressively challenge the prices charged for healthcare products and services. Additionally, federal and state governments have prioritized the containment of healthcare costs, and drug prices have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products, or the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug Improvement and Modernization Act of 2003 materially changes the Medicare reimbursement guidelines for intravenous and oral oncology products. Such changes may negatively impact our revenues for our products.

        After a Congressional debate regarding the formula by which Medicare reimbursement for intravenous oncology products is rendered to oncologists, the levels of reimbursement to oncologists for intravenous oncology products were lowered, effective January 2004. Under the new Medicare Prescription Drug Improvement and Modernization Act of 2003, Medicare benefits will be primarily provided through private entities that will attempt to negotiate price concessions from pharmaceutical manufacturers, which may increase pressure to lower prescription drug prices. The Act also includes other cost containment measures for Medicare in the event Medicare cost increases exceed a certain level, which may also impose limitations on prescription drug prices. These changes in Medicare reimbursement could have a negative impact on our revenues.

Although we have potential products that appear to be promising at early stages of development and in pre clinical trials, none of our potential products may reach the commercial market for a number of reasons.

        Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drugs that we can commercialize. It is possible that our potential products may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain products cannot be manufactured on a commercial scale basis and, therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We have a number of product candidates in various stages of development and do not expect them to be commercially available for a number of years, if at all.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our products, then our products and technologies may be rendered less competitive.

        We face significant competition from industry participants that are pursuing similar products and technologies that we are pursuing and are developing pharmaceutical products that are competitive with our products and potential products. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, products or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug's market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as clinical research organizations, may result in delays in completing, or a failure to complete, clinical trials if they fail to perform under our agreements with them.

        In the course of product development, we may engage clinical research organizations to conduct and manage clinical studies and to assist us in guiding our products through the FDA review and approval process. If we engage clinical research organizations to help us obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the clinical research organizations fail to perform their obligations under our agreements with them or fail to perform clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of one or more drug candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of drug candidates.

The use of any of our potential products in clinical trials and the sale of any approved products exposes us to liability claims.

        The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug candidates and products. If any of our drug candidates in clinical trials or our marketed products harm people or allegedly harm people, we may be subject to costly and damaging product liability claims. A number of patients who participate in trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we intend to obtain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur significant expenses to pay such a claim, could adversely affect our product development and could cause a decline in our product revenues. Even a successfully defended product liability claim could cause us to incur significant expenses to defend such a claim, could adversely affect our product development and could cause a decline in our product revenues.

If other companies claim that we infringe on their intellectual property rights, we may be subject to costly and time-consuming litigation and delays in product introduction.

        Our processes and potential products may conflict with patents that have been or may be granted to competitors, academic institutions or others. As the biotechnology and pharmaceutical industries expand and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the U.S. Patent and Trademark Office, to administrative proceedings in foreign patent offices or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology that may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

Risks Related To This Offering

The existence of outstanding convertible debentures, options and warrants may impair our ability to raise capital.

        At June 1, 2005, there were 9,695,572 shares of common stock issuable upon conversion of debentures and exercise of outstanding options, preferred stock and warrants at an average exercise price of $1.59. During the life of the options and warrants, the holders are given an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period the warrants are outstanding may be adversely affected and the existence of the warrants may have an effect on the price of our common stock. The holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the warrants.

There are trading risks for low priced stocks.

        Our common stock is currently traded in the over-the-counter market on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. As a consequence, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

        The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three (3) years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

        If our securities are not quoted on NASDAQ, or we do not have $2,000,000 in net tangible assets, trading in our securities will be covered by Rules 15-g-1 through 15-g-6 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to this transaction. Securities are exempt from these rules if the market price of the common stock is at least $5.00 per share.

We cannot predict the number of warrants, if any, that will be exercised, or the proceeds that we will receive from the exercise of warrants.

        The Selling Securityholders are under no obligation to exercise the warrants, and can be expected to do so only if it is economically reasonable for it to do so. Typically, warrants are not exercised unless exercise is forced, either by us calling them for redemption, or because they are scheduled to expire; and then they will be exercised only if the exercise price is less than the market price of our common stock underlying the warrants. Accordingly, there is no assurance that the warrants will be exercised during the period they are exercisable, or that we will receive any proceeds from the exercise of the warrants.

We will have broad discretion to allocate any proceeds we receive from the exercise of warrants. We cannot guarantee that the monies received will improve our operations.

        The monies that we may receive from the exercise of the warrants have been allocated generally to provide working capital for operations. As such, we will use funds as they are received for such purposes and in such proportions as we deem advisable. While we will apply the proceeds in a manner consistent with our fiduciary duty and in a manner consistent with our best interests, we cannot assure you that the monies received will result in any present or future improvement in our results of operations.

The market price of our securities could be adversely affected by sales of restricted securities.

        Actual sales or the prospect of future sales of shares of our common stock under Rule 144 may have a depressive effect upon the price of, and market for, our common stock. As of June 1, 2005, 12,398,619 shares of our common stock were issued and outstanding. 11,427,961 of these shares are "restricted securities" and under some circumstances may, in the future, be under a registration under the Securities Act or in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of other conditions, a person who has beneficially owned restricted shares of common stock for at least one year is entitled to sell, within any three-month period, a number of shares that:

  •
  Does not exceed the greater of one percent of the total number of outstanding shares of the same class; or

  •
  If the common stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale.

        A person who presently is not and who has not been one of our affiliates for at least three months immediately preceding a sale and who has beneficially owned the shares of common stock for at least two years is entitled to sell these shares under Rule 144 without regard to any of the volume limitations described above. We cannot predict what effect, if any, that sales of shares of common stock, or the availability of these shares for sale, will have on the market prices prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely effect prevailing prices for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

Our ability to issue additional securities without shareholder approval could have substantial dilutive and other adverse effects on existing stockholders and investors in this offering.

        We have the authority to issue additional shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval. Future issuance of common stock could be at values substantially below the exercise price of the warrants, and therefore could represent further substantial dilution to you as an investor in this offering. In addition, we could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. As of June 1, 2005, we had outstanding options exercisable to purchase up to 2,714,750 shares of common stock at a weighted average exercise price of $1.00 per share, and outstanding warrants exercisable to purchase up to 3,722,322 shares of common stock at a weighted average exercise price of $2.54 per share. Exercise of these warrants and options could have a further dilutive effect on existing stockholders and you as an investor.

Our corporate charter makes certain limitations on director liability.

        Our Articles of Incorporation provide, as permitted by Delaware law, that our directors shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of us against directors. In addition, our Certificate of Incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.

Members of our management have conflicts of interest.

        Our directors, are, or may become in their individual capacity, officers, and directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, they may develop conflicts of interest including, among other things, time, effort, and corporate opportunity, involved in participation with such other business entities. The amount of time that our directors will devote to our business will be limited. Additionally, certain officers and directors are also directors of Osmotics Corporation, our largest shareholder and a company that may compete with some of our planned products. Furthermore, the Chief Executive Officer of Osmotics Corporation is the spouse of our Chairman and Chief Executive Officer.

Safe Harbor for Forward-looking Statements

        This prospectus contains statements that plan for or anticipate the future. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the following:

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  statements about our future business plans and strategies;

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  anticipated operating results and sources of future revenue;

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  expected regulatory clearance from the FDA;

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  adequacy of our financial resources;

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  competitive pressures;

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  changing economic conditions; and

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  expectations regarding competition from other companies.

        Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus include:

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  changes in general economic and business conditions affecting the pharmaceutical and gaming industries;

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  changes in governmental regulation of the pharmaceutical and gaming industries; and

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  expansion of gaming in our area.

        In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

MARKET FOR OUR COMMON STOCK AND RELATED MATTERS

Price Range of Our Common Stock

        Our shares of common stock commenced trading on the OTC Bulletin Board ("OTCBB") on February 3, 2004. The trading symbol is "OSCE ". The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An OTCBB equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange. The reported high and low bid and ask prices for the common stock are shown below for the period from February 3, 2004 through March 31, 2005.

	Bid		Ask
	High	Low	High	Low
2004 Fiscal Year
Feb - Mar 2004	$0.30	$0.00	$1.01	$0.00
Apr - June 2004	$1.20	$0.30	$1.75	$0.70
2005 Fiscal Year
July - Sept 2004	$1.02	$0.30	$1.75	$0.70
Sept - Dec 2004	$1.10	$0.55	$1.15	$0.55
Jan - March 2005	$2.78	$0.81	$2.78	$0.91

        The bid and ask prices of our common stock as of June 14, 2005 were $3.60 and $3.90, respectively, as reported on the Bulletin Board. The Bulletin Board prices are bid and ask prices which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commissions to the broker-dealer. The prices do not reflect prices in actual transactions. As of May 25, 2005, there were approximately 748 record owners of our common stock.

        Our common stock is subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Securities and Exchange Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

        These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Dividend Policy

        We have not declared or paid cash dividends on our common stock since our inception. We intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future, other than those required to the holders of our Series A Preferred Stock. Future cash dividends, if any, will be determined by our board of directors.

Equity Compensation Plan Information

        The following table sets forth information regarding our stock incentive plan as of June 30, 2004:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	185,000	(1)	$.50	15,000
Equity compensation plans not approved by security holders	-0-		-0-	-0-
Total	185,000	(1)	$.50	15,000

(1)
All of these options have been exercised and are no longer outstanding.

ONSOURCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included with this prospectus.

Business Overview

        We operate in the domestic gaming industry through our subsidiary Alaska Bingo Supply, Inc. and in the pharmaceutical industry through our subsidiary Osmotics Pharma, Inc. Our Alaskan gaming operations are seasonal. We experience a significant increase in business during the winter months. We also operate in a highly regulated environment subject to the political process. Charitable bingo and pull-tabs are under the regulatory supervision of the Alaska Department of Revenue's Gaming Unit. Published regulations of the Department of Revenue provide guidance on license requirements for distributors such as our gaming subsidiary as well as operational requirements for charitable organizations. We believe that we currently comply with all regulations affecting our operations. However, there can be no assurance that current laws and regulations will not be changed or interpreted in such a way as to require us to alter our present activities, further restrict profit margins or obtain additional capital equipment in order to obtain or maintain our licenses and permits.

        The State of Alaska's Department of Revenue Gaming Group adopted changes in the gaming regulations that prohibit distributors from providing turnkey facility management services to bingo hall operators. Some of the facility management services previously provided by our gaming subsidiary were prohibited by the new regulations. Effective January 1, 2004, we assigned our interests in various leases and related contracts to a private non-affiliated party. The contracts that we assigned had previously provided annual revenues approximating $516,000. We also assigned our rights and obligations under the primary lease to the same party. The primary lease required monthly payments aggregating $252,000 annually. The sales contract requires the purchaser to make monthly payments to us that approximate $236,000 annually. We remain contingently liable as the guarantor under the underlying facility lease.

        We acquired our pharmaceutical business by merger with Osmotics Pharma on May 10, 2005. Our pharmaceutical business is focused on prescription products for dermatology, infectious diseases and oncology. To date, we have not received marketing clearance to sell any of our planned pharmaceutical products. The merger will change our business operations and will significantly increase our capital resource needs. During the three months ended March 31, 2005, we incurred costs related to the merger that had a significant impact on our results of operations.

        The financial statements contained elsewhere in this prospectus and the discussion below do not reflect the operating results of our subsidiary, Osmotics Pharma, because it was acquired after the completion of our third fiscal quarter. We have included a separate discussion and analysis of the financial condition and results of operations of Osmotics Pharma under the subheading below entitled "Osmotics Pharma—Management's Discussion and Analysis of Financial Condition and Results of Operations."

Critical Accounting Policies and Estimates

        Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to collection of receivables, inventory obsolescence, and non-monetary transactions such as and beneficial conversion features of convertible debt. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in preparation of our financial statements.

Revenue Recognition

        In accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition," product sales revenue is recognized at the point of shipment, at which time title is passed. Service revenue is recognized at the time the service is provided and collection reasonably assured.

Allowance for Doubtful Accounts

        We establish an allowance for doubtful accounts to reserve for uncollectible accounts receivable. Each quarter, management reviews the receivables on an account-by-account basis to assess the probability of collection. Management judgment is used in assessing the probability of collection. Factors considered in making this judgment are the age of the receivable, customer financial wherewithal, previous payment history and any recent communications with the customer.

Inventory Valuation

        We establish an allowance for obsolete and slow moving inventory. Each quarter, management reviews the items in inventory to assess the net realizable value. Management judgment is used in assessing the probability of future sale in the ordinary course of business. Factors considered in making this judgment are the age of the inventory, technological change, change in customer purchasing patterns, and product sales history.

Beneficial Conversion Feature of Debt

        In accordance with EITFs 98-5 and 00-27, we recognize the value of conversion rights attached to convertible debt. These rights give the debt holder the ability to convert the debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated based on the market price of the stock at the commitment date in excess of the conversion rate of the debt and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized and recorded as interest expense over the remaining outstanding period of the related debt.

Results of Operations—Nine Months Ended March 31, 2005 Compared to the Nine Months Ended March 31, 2004

Net Income (Loss)

        We recognized a net loss of $(220,991) for the nine months ended March 31, 2005 compared to net income of $82,838 for the same period in 2004. Our results for 2005 were negatively effected by costs incurred in connection with our merger with Osmotics Pharma as described above. Finally, operating income was reduced by a decrease in gross margins on product sales.

Revenues

        Product sales for the nine months ended March 31, 2005 were $1,508,480 compared to sales of $1,439,854 for the same period in 2004, an increase of $68,626, or 5%.

        Our revenues from facility management contracts were nil for the nine months ended March 31, 2005. For the nine months ended March 31, 2004, those revenues were $258,810. Effective January 1, 2004, we assigned all of our interests in facility management contracts to a private company.

        Our service revenues from other services, primarily ATM business, increased from $96,586 for the nine months ended March 31, 2004 to $126,569 for the nine months ended March 31, 2005.

Cost of Revenues

        Product costs increased by $91,807 to $877,350 for the nine months ended March 31, 2005 as compared to $785,543 for the same period in 2004. Gross margins on product sales deteriorated from 45% in 2004 to 42% in 2005 because increased competitive pressures have prevented us from recouping additional costs incurred, particularly with respect to transportation costs required to ship our products. In addition, our product mix for the period shifted toward equipment, which carries a lower margin than other products.

        Our cost of revenues related to facility management contracts was nil for the nine months ended March 31, 2005, compared to $122,137 for the nine months ended March 31, 2004. Our cost of revenues for other service activities increased from $26,919 for the nine months ended March 31, 2004 to $39,932 for the nine months ended March 31, 2005, primarily as a result of increased ATM business.

Operating Expenses

        Operating expenses increased by $148,581 to $864,763 in 2005 compared to $716,182 in 2004. Costs associated with the merger with Osmotics Pharma increased $120,447 as further described above. In addition, we recognized a $20,000 increase in bad debt expense related to the deterioration in financial condition of some of our customers.

Interest Expense

        Our interest expense is incurred in connection with (a) debentures sold in 2005, and (b) a note payable to the former owner of our gaming subsidiary. During the nine months ended March 31, 2005, we accrued interest expense of $147,602 related to the debentures. Included in the total is $140,653 representing the amortization of debt discount. The note payable, with a principal balance of $1,609,256 at March 31, 2005, bears interest at 8.5%. Interest expense on the note payable declined to $103,919 in 2005 from $120,806, in 2004, a decline of $16,887, or 14%. The decline in interest expense was the normal decline in interest expense as the monthly installments reduce the principal balance.

Proceeds from Assignment of Facility Management Contracts

        Effective January 1, 2004, we assigned our interests in the facility management contracts to a private company. The private company is required to make monthly payments to us that approximate $59,000 quarterly. We classify these payments as other income in our Consolidated Statements of Operations.

Income Taxes

        For the nine months ended March 31, 2005, the increase in income tax benefit was offset by an equal increase in the valuation allowance. During the nine months ended March 31, 2004, income tax expense was offset by an equal reduction in the valuation allowance. As a result, net income taxes were $0 during both periods.

        Inflation did not have a material impact on the Company's operations for the period.

Results of Operations—Fiscal Year Ended June 30, 2004 Compared to the Fiscal Year Ended June 30, 2003

Net Income

        We reported net income of $89,526, or $0.11 per share, for fiscal year 2004 compared to net income of $40,751, or $0.05 per share, in fiscal year 2003. The improvement resulted primarily from increased product sales.

Revenues

        We derive our revenue from the sale of products and services to charitable gaming operations in the State of Alaska. Product sales include bingo supplies, pull-tabs and equipment. Our operations are strictly regulated by the State of Alaska. For the most part, we may only sell to customers who have been licensed by the State of Alaska to operate bingo or pull-tab facilities. Until December 31, 2003, we provided facility management services to licensed operators, including the provision of bingo facilities and equipment on a turnkey basis. Consolidated revenues for fiscal year 2004 were $2,300,256 compared to revenues of $2,291,670 for fiscal year 2003. Product sales increased from $1,707,982 to $1,904,148, an increase of 12%. Product sales increased because we added an additional sales representative and because we aggressively pursued the customers of a competitor that closed during the year.

        Our service revenue declined from $583,688 in 2003 to $396,108 in 2004. Facility management revenue declined from $516,675 in 2003 to $258,810 in 2004. Effective January 1, 2004, we assigned our interests in various leases and contracts to a private company. The contracts that we assigned previously provided annual revenues approximating $516,000. We also assigned our rights and interests under a facility lease that required us to make annual payments approximating $252,000. We are receiving monthly payments from the private company that are classified as other income in our consolidated Statements of Operations.

        The decline in facility management revenues was partially offset by our increased ATM business. Revenue from ATM increased from $49,089 in 2003 to $115,274 in 2004.

Cost of Revenues

        The total cost of revenues decreased by $40,509 from $1,241,129 to $1,200,620, a decrease of 3%. Product costs increased by $80,229 to $1,035,603 for the year ended June 30, 2004 as compared to $955,374 for the year ended June 30, 2003. The increase in product costs was consistent with the increase in product sales. Gross margins for product sales increased from 44% to 46%. We continued to improve our purchasing practices. By consolidating certain purchases and shipments, we were able to reduce some of our inbound product costs.

        The costs of providing facility management costs decreased by $124,074 because we discontinued those services effective December 31, 2003.

Operating Expenses

        Operating expenses consist of costs incurred at the distribution warehouse in Anchorage and administrative expenses incurred in Boulder. Included in this category are all salaries and all selling and marketing costs. Operating expenses increased by $131,344 to $969,460 in 2004 compared to $838,116 in 2003. Expenditures for salaries and wages increased $57,262 primarily because we added additional marketing representatives. Professional fees increased by $25,165. Approximately $20,000 of the increase was because we hired a firm to represent us before legislative and regulatory bodies. The remainder primarily represented costs to distribute stock certificates to our stockholders. Postage increased by $8,531 because of our increased marketing efforts. There were increases in most of our other operating costs, including, health insurance, workers compensation insurance, taxes and travel. Depreciation expense increased by $4,500 because we purchased and installed additional ATMs.

Other Income

        Effective January 1, 2004, we assigned our interests in the facility management contracts to a private company. The private company is required to make monthly payments to us that approximate $236,000 annually. We classify those payments as other income in our Consolidated Statements of Operations.

Interest Expense

        Substantially all of our interest expense is incurred in connection with our installment note payable to the former owner of our gaming subsidiary. The note, with a principal balance of $1,787,887 at June 30, 2004, bears interest at 8.5%, a rate that was reduced from 9% in October 2002. Interest expense declined to $159,001 in 2004 from $171,674 in 2003, a decline of $12,673, or 7%. The decline in interest expense was a result of the new interest rate and the normal decline in principal balance as the monthly installments are paid.

Income Taxes

        For tax purposes, we reported taxable losses for each of the last two fiscal years. There are differences in the accounting methods used for financial reporting purposes compared to tax reporting purposes. Our primary difference relates to the amortization of intangible assets. For tax purposes, all intangible assets are amortized over a fifteen year period. For financial reporting purposes, the intangible assets were amortized over a shorter period. As of June 30, 2004, the accumulated timing difference was $2,336,000 and the potential future tax benefit was $514,000. The potential future tax benefit does not appear in the accompanying financial statements due to uncertainty about our ability to use the potential benefits. We did not pay any income taxes in 2004 and 2003, and we do not expect to pay income taxes in 2005. The statement of operations for 2004 reports a current tax expense that would be payable absent the timing difference. The current tax provision is fully offset by a deferred tax benefit representing the benefits of the accumulated timing difference.

        Inflation did not have a material impact on our operations for the period.

Liquidity and Capital Resources

        Our primary source of cash is internally generated through operations. Historically, cash generated from operations has not been sufficient to satisfy working capital requirements and capital expenditures. Consequently, we have depended on funds received through debt and equity financing to address these shortfalls. We have also received, from time to time, cash advances from certain stockholders and affiliates to meet immediate cash demands. There can be no assurance that these affiliates or other related parties will continue to provide funds to us in the future, as there is no legal obligation on these parties to provide such loans.

        At March 31, 2005, we had cash and cash equivalents of $1,113,781 of which $1,057,837 was restricted as to use (must be used for our pharmaceutical business). We do not have access to any revolving credit facilities.

        While our capital resources are sufficient to allow the continued operation of our gaming operations, we do not currently have sufficient resources to expand our operations. Our debt repayment obligations are substantial. Prior to the 2005 sale of the debentures, most of the debt was incurred in connection with the acquisition of our gaming subsidiary by our former parent company in 1997. Since 1997, revenues and cash flows have declined substantially. Terms of the note payable have been renegotiated three times since 1997, most recently in October 2002. At that time, the note was modified to bear interest at 8.5%, with monthly principal and interest payments of $30,000 and with all unpaid principal and interest due in September 2007. Under the modified terms of the note, principal of approximately $1,035,000 will be due at maturity. Subsequent to March 31, 2005, the creditor agreed to further reduce the monthly payment amount to $20,000. The terms of the note state that failure to meet the payment obligations would result in forfeiture of our interest in Alaska Bingo Supply. We believe that these modifications reduce the annual cash requirements to service the note to a level appropriate with our expected cash flows provided by future operations. In addition, we may seek alternative debt or equity financing to retire the note, or negotiate additional modifications that would allow us to finance the balloon payment due in September 2007. However, there can be no assurance that future cash flow will be sufficient to service the note, or that we will be successful in obtaining additional or alternative debt or equity financing, and/or additional modifications or extensions to the note.

        As of March 31, 2005, substantially all of our operating assets were owned and used by our gaming subsidiary and are subject to the security interest underlying the note payable. As a result, these assets cannot be used as collateral to obtain additional working capital. The fact that substantially all of our assets are already pledged to secure existing long-term debt is a substantial obstacle to our ability to take advantage of future opportunities should they arise and to raise additional capital to meet cash flow requirements.

        As discussed in Results of Operations, we assigned our interests in all of our facility management contracts to a private company. We also assigned our rights and obligations to an underlying premises lease for a 14,000 square foot multi-purpose facility located on a major thoroughfare in Anchorage. We were not able to negotiate a full and unconditional release from the landlord. Accordingly, we remain contingently liable for payments to the landlord. Should the private company fail to honor its obligations under the lease, we would be required to make restitution to the landlord. Should this happen, it would have a material adverse effect on our liquidity and capital resources. The underlying lease requires future payments aggregating $300,000 annually, plus escalation based on the Anchorage Consumer Price Index. The primary term of the lease expires in 2007, but may be extended through 2022.

        Net cash provided by operating activities increased from $147,385 in 2004 to $179,019 in 2005. The increase was primarily caused by an improvement in inventory management that allowed us to decrease funds spent on inventory purchases.

        Investing activities used net cash of $571,589 in 2005 compared to $25,108 in 2004. Cash used for capital expenditures was $21,589 in 2005 and $25,108 in 2004. In 2005, we also advanced $550,000 to Osmotics Pharma.

        In 2005, $1,432,719 was provided by financing activities compared to the use of $88,069 in 2004. In 2005, we received net proceeds of $1,571,350 from the sale of the debentures and $40,000 from the exercise of stock options. Monthly installment payments on our debt used $178,631 in 2005. In 2004, debt principal payments of $110,569 were offset by proceeds of $22,500 received from the exercise of stock options.

        Our working capital was $1,334,730 at March 31, 2005, an improvement over the working capital deficit of $(173,929) reported at June 30, 2004. The improvement resulted primarily from the sale of the debentures that provided net cash proceeds of $1,571,350. In connection with the sale of the debentures, we recorded a discount equal to the face amount of the debt. This discount will be completely amortized by December 31, 2005. As the discount is amortized, the net debt balance will increase. Accordingly, the improvement in working capital should be considered temporary. We recorded amortization expense of $140,653 during the period ended March 31, 2005. Included on our balance sheet are amounts due to stockholders. These balances are due on demand. Although no stockholder has demanded payment, they are free to do so at any time. Furthermore, the stockholders are under no obligation to continue to advance funds to us.

Outlook

        The accompanying financial statements have been prepared assuming that we will continue as a going concern. For the period ended March 31, 2005, we reported a net loss and an accumulated deficit. Our annual sales revenues have declined substantially over the last five years. These conditions raise substantial doubt about our ability to continue as a going concern.

Merger with Osmotics Pharma

        Our merger with Osmotics Pharma significantly increased our capital requirements. Since inception in February 2002, Osmotics Pharma has not generated revenue and has a history of net loses and operating cash flow deficits. In connection with the merger, we sold $2,208,500 in debentures to fund the activities of Osmotics Pharma of which $1,666.500 had been sold as of March 31, 2005. Each debenture accrues interest at the rate of 6% per annum and is due and payable in full, principal and interest, on December 31, 2005. The debentures are convertible into shares of our common stock at a conversion price of $1.00 per share. The debentures are mandatorily convertible in the event that a registration statement underlying the common shares is declared effective by the Securities and Exchange Commission and the closing price of our common stock has exceeded $2.00 per share for 10 consecutive trading days.

        In addition, for every $2.00 in debentures sold in the offering, an investor received one warrant exercisable for three years to purchase one additional share of common stock at a purchase price of $2.00 per share and an additional warrant exercisable for a three years to purchase one additional share of common stock at a purchase price of $4.00 per share. The warrants are redeemable by us under certain circumstances.

        Based on our operating plan, as revised to reflect the acquisition of Osmotics Pharma, we have existing cash on hand that should be sufficient to fund the planned activities for our pharmaceutical business through August 2005. Accordingly, we will have to raise additional capital. We have engaged an investment banker to assist us with this process, and we are considering selling common stock, preferred stock or convertible debt securities to finance our future operations. The amount of capital to be raised has not been determined, but in no event shall it exceed $20 million, and in all likelihood will be substantially less than that. There is no assurance that we will be successful in our efforts to raise additional capital, or if such capital is raised, will be on satisfactory terms. The failure to raise sufficient capital on terms acceptable to us could have a material adverse effect on our liquidity.

Alaska Operations

        We continue to manage our trade account receivables, inventory levels, and operating expenses in response to current economic conditions. While we continue to seek short-term financing, we have not been successful in obtaining an appropriate credit facility, and we do not have any commitments from any source for additional working capital. While we believe that our current capital resources and expected cash generated from future operations will be sufficient to continue operations over the next twelve months, we can provide no assurance of such an outcome.

        We continue our efforts to formulate plans and strategies to address our financial condition and increase profitability. We are evaluating methods to reduce costs and enhance our operating results. We cannot, however, provide any assurances that we will be successful in these endeavors.

        We have adjusted our operating costs in an effort to match our current level of business. Deteriorating economic conditions in Alaska have adversely affected our performance. Should economic conditions continue to deteriorate in Alaska and increased competition erode our market share, we could be forced to take further cost reduction action to maintain adequate cash flow to continue operations. We believe that we have the ability to react to further deterioration in sales but there is no assurance that our efforts will result in increased liquidity or future profitability.

Osmotics Pharma—Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis should be read in conjunction with the financial statements and notes thereto for Osmotics Pharma included with this prospectus.

Executive Overview

        Osmotics Pharma is a development stage pharmaceutical company focused on prescription products for dermatology, infectious diseases and oncology. Since its inception in February 2002, its principal activities have involved raising capital, identifying and licensing technology, researching applications for the licensed technology, and testing the licensed technology. For accounting purposes, the company has been classified as a development stage enterprise. All of the company's planned products require marketing clearance from the U.S. Food and Drug Administration ("FDA"). To date, Osmotics Pharma has not received marketing clearance to sell any product. Accordingly, the company has no historical revenue.

Critical Accounting Policies

        Osmotics Pharma has identified the following policies below as critical to its business and results of operations. For further discussion on the application of these and other accounting policies, see Note 2 to the Audited Financial Statements of Osmotics Pharma included elsewhere in this document. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Allocation of Prior Period Costs

        Until the merger with us, Osmotics Pharma was a consolidated subsidiary of Osmotics Corporation. During 2004 and prior, many operating expenses of the company were incurred and paid by Osmotics Corporation. While certain costs incurred by Osmotics Corporation were directly attributable to the company, other costs were shared between the two organizations. In situations where the costs were shared, expense was allocated between the two companies. Primary shared expenses were salaries and related costs, rent and occupancy, certain licensing fees and other general and administrative expense. Significant management judgment was used in making these allocations.

Impairment of Long-Lived Assets

        Osmotics Pharma has one long-lived asset, Licensed Technology Costs, resulting from a license agreement with BrighamYoung University. In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," Osmotics Pharma evaluates the carrying value on an annual basis, or when events or changes in circumstance indicate, to determine whether future undiscounted cash flows related to the license agreement are sufficient to cover the carrying cost of this long-lived asset. If the future undiscounted cash flows are less than the carrying value, impairment exists. The impairment to be recognized is determined as the amount by which the carrying value of an asset exceeds the fair market value.

        Significant management judgment has been used in forecasting future undiscounted cash flows. Management has performed a sensitivity analysis of the impairment that would arise assuming that future revenue was 10% less than projected and determined that there would still be no impairment.

Results of Operations—Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Licensing Fees

        Osmotics Pharma pays licensing fees under two licensing agreement; The Regents of the University of California (for barrier repair technology) and Brigham Young University (for cationic steroid technology). Licensing fees increased $23,704 for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. The increase in licensing fees was the result of the company entering into the licensing agreement with Brigham Young University in May 2004.

Testing and Development

        Testing and development costs increased by $3,700 for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. Testing and development activities consisted of fees paid or owed to various third parties, primarily research institutions, to test the barrier repair technology. The increase in testing and development costs resulted from activities associated with the company's 510(k) filing with the FDA. The 510(k) filing is necessary to obtain approval for Osmotics Pharma to market its first planned product as a medical device.

General and Administrative

        General and administrative expenses increased by $109,220 for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. The increase in general and administrative expenses was primarily due to increased payroll and related costs as well as professional service fees. During the three months ended March 31, 2005, the company had four full time employees whereas during the three months ended March 31, 2004 the company had one full time employee and one part time employee. Additionally, the company incurred fees for audit and taxation services associated with its merger with us during the three months ended March 31, 2005 that were not incurred during 2004.

Loss from Operations

        As a result of the factors described above, the loss from operations for the three months ended March 31, 2005 increased by $135,904 compared to the three months ended March 31, 2004.

Other Expense

        During the three months ended March 31, 2005, the company recorded $35,934 of interest expense which represents an obligation to Brigham Young University to reimburse them for patent costs incurred prior to our license agreement (referred to as the Licensed Technology Obligation in Osmotics Pharma's financial statements), amortization of the discount associated with a promissory note payable to its former parent company, Osmotics Corporation, and interest expense accrued under the secured notes payable to us. There were no interest bearing obligations outstanding during the three month period ended March 31, 2004.

Net Loss

        As a result of the factors described above, the net loss increased by $171,838 for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.

Preferred Stock Dividends

        During the three months ended March 31, 2005, the company recorded $45,161 of preferred stock dividends related to its Series A Preferred Stock, which was approved in January 2005. There were no dividend bearing securities outstanding during the three month period ended March 31, 2004.

Loss Attributable to Common Shareholders

        As a result of the factors described above, the loss attributable to common shareholders increased by $216,999.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Licensing Fees

        Licensing fees increased $124,325 for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase in licensing fees was the result of the company entering into the licensing agreement with Brigham Young University in May 2004.

Testing and Development

        Testing and development costs increased by $101,600 for the year ended December 31, 2004 compared to the year ended December 31, 2003. Testing and development activities consisted of fees paid or owed to various third parties, primarily research institutions, to test the barrier repair technology. There was no testing and development activity for the year ended December 31, 2003.

General and Administrative

        General and administrative expenses increased by $363,527 for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase in general and administrative expenses was primarily due to increased payroll and related costs, increased travel and entertainment, increased legal fees and the engagement of an investor relations firm.

Loss from Operations

        As a result of the factors described above, the loss from operations for the year ended December 31, 2004 increased by $589,452 compared to the year ended December 31, 2003.

Other Expense

        During the year ended December 31, 2004, the company recorded $18,222 of interest expense which represents an obligation to Brigham Young University to reimburse them for patent costs incurred prior to our license agreement (referred to as the Licensed Technology Obligation in Osmotics Pharma's financial statements). There were no interest bearing obligations outstanding during the year ended December 31, 2003.

Net Loss

        As a result of the factors described above, the net loss increased by $607,674 for the year ended December 31, 2004 compared to the year ended December 31, 2003.

Operating Activities

        As of March 31, 2005, Osmotics Pharma had $27,594 of cash and cash equivalents. During the three months ended March 31, 2005, $183,579 of cash was used in operating activities which primarily consists of operating expenses. As previously noted, since its inception, the company has not generated revenue and accordingly has not generated cash flow from operations. Management expects this trend to continue with operating losses increasing over time as the company gets closer to commercializing its first product. The company's ability to generate revenue is dependent upon receiving marketing clearance from the FDA. The company can provide no assurance as to the timing of receiving marketing clearance from the FDA and no assurance can be given that it will ever be received.

Investing Activities

        The company did not use cash in investing activities during the three months ended March 31, 2005. The company has no commitments for any capital expenditures nor does it expect any material capital purchases during the remainder of 2005.

Financing Activities

        During the three months ended March 31, 2005, $210,973 of cash was provided by financing activities. The primary source of financing for the company is a credit agreement entered into with us in January 2005. Under the credit agreement, we agreed to loan Osmotics Pharma up to $1,000,000 under secured promissory notes. The secured promissory notes bear interest at 8% per annum with principal and interest due and payable on or before December 31, 2005. During the three months ended March 31, 2005, the company borrowed $550,000 in secured promissory notes.

        In connection with the transfer of certain technology rights and repayment of historical advances from its former parent company, Osmotics Corporation, the company issued to Osmotics a promissory note. The promissory note is non secured, does not bear interest and is payable in monthly installments of $120,000 to $150,000 with the actual amount to be determined by the management of the company. During the three months ended March 31, 2005, the company made $303,831 in payments under the promissory note.

Commitments

        Osmotics Pharma had the following contractual obligations at March 31, 2005, which will require future cash flows:

Contractual Obligations	Less Than 1 Year	2-3 years	4-5 years	Over 5 years	Total
Promissory Notes	896,170	—	—	—	896,170
License Agreements	117,500	649,548	380,000	2,070,000	3,217,048
Shared Services Agreement	45,000	—	—	—	45,000
Preferred Stock Dividends	240,000	480,000	—	—	720,000
Purchase Commitments	—	—	—	—	—
	1,298,670	1,129,548	380,000	2,070,000	4,878,218

BUSINESS OF ONSOURCE

Overview

        We act as a holding company with two operating subsidiaries: Alaska Bingo Supply, Inc., an Alaska corporation and Osmotics Pharma, Inc., a Colorado corporation. Alaska Bingo Supply is wholly owned by our wholly-owned subsidiary, Global Alaska Industries, Inc., an Alaska corporation. Through Alaska Bingo Supply, we are engaged in the distribution of a full line of products, supplies, and equipment utilized by licensed gaming organizations in the State of Alaska. Gaming in Alaska is limited to qualified organizations (primarily non-profit groups and municipalities) that operate bingo and pull-tab games for fund raising purposes. Alaska Bingo Supply has operated as a licensed supplier to these organizations since 1979. Alaska Bingo Supply also engages in the sale and service of Automated Teller Machines or "ATMs." Through Osmotics Pharma, we are engaged in the production of prescription products for dermatology, infectious diseases and oncology.

        We were formed and organized on October 4, 2000 as a Delaware corporation. Initially, we were a wholly-owned subsidiary of Global Casinos, Inc. Effective July 1, 2001, Global Casinos transferred to us certain assets and liabilities in exchange for 245,135 shares of our common stock. The assets consisted primarily of Global Casinos' interest in Global Alaska Industries. Along with those assets, we assumed and agreed to pay $640,941 in liabilities of Global Casinos, which was then converted by the 12 creditors holding the debt into 427,294 shares of our common stock. In addition, we sold 90,000 shares of common stock in a private placement for $45,000. Investors in the private placement included our officers and directors.

        Global Casinos established August 6, 2001 as the record date for determining the Global Casinos' shareholders entitled to receive, as a stock dividend, one share of our common stock for every ten shares of Global Casinos' common stock owned. After completing the registration process for our common shares, they were distributed to Global Casinos' shareholders during fiscal year 2004.

        On August 1, 1997, Global Alaska Industries acquired all the outstanding shares of stock of Alaska Bingo Supply. The purchase price consisted of a $400,000 cash down payment and a $4,000,000 promissory note payable to the seller, collateralized by all of the shares of Alaska Bingo Supply common stock. The acquisition debt has been restructured three times since 1997. As of March 31, 2005, it consists of an outstanding principal balance of $1,609,256 bearing interest at 8.5%, due in monthly installments of $30,000 (which was subsequently reduced to $20,000) with a final payment approximating $1,035,000 due in 2007.

        Effective May 10, 2005, we consummated an Agreement and Plan of Merger dated April 8, 2005 and amended on April 28, 2005 between and among our company, OnSource Acquisition Corporation, a wholly-owned subsidiary of us, and Osmotics Pharma. Under the terms of the merger agreement, our subsidiary merged with and into Osmotics Pharma with Osmotics Pharma as the surviving corporation, and Osmotics Pharma became a wholly-owned subsidiary of our company.

        The merger agreement provided for the following principal transactions, all of which were completed on May 10, 2005:

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  Except for 1,000 shares held by a dissenting shareholder, all outstanding shares of Osmotics Pharma common stock were converted automatically into an aggregate of 11,427,961 shares of our common stock (which represents a conversion ratio of approximately 0.932 shares of our common stock for each share of Osmotics Pharma common stock) and warrants exercisable to purchase an aggregate of approximately 1,079,472 shares of our common stock at an exercise price of $2.18 per share. The dissenting shareholder will receive cash for his shares as determined by Colorado law related to dissenter's rights.

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  All outstanding shares of Class A Convertible Preferred Stock of Osmotics Pharma were converted automatically, on a one-to-one basis, into 1,000,000 shares of our Series A Convertible Preferred Stock.

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  Subject to the execution of stock option agreements with our company, holders of options to purchase an aggregate of 2,714,750 shares of Osmotics Pharma common stock have the right to exchange their Osmotics Pharma options for options to purchase the same number of shares of our common stock at $1.00 per share.

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  The shares of our common stock issued upon consummation of the merger represented immediately following the merger approximately ninety-two (92%) of the total issued and outstanding shares of our common stock.

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  We assumed a loan payable to Osmotics Corporation with an outstanding principal balance of approximately $746,000. The loan is interest free, and principal payments must be made in monthly installments of between $120,000 and $150,000.

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  The common stock, warrants and options issued to the Osmotics Pharma securityholders in the merger will be held in a closing escrow subject to the completion and filing with the Securities and Exchange Commission of all financial statements and pro forma financial information required by Item 9.01 of Form 8-K.

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  Our board of directors was increased to six directors, and Osmotics Pharma designated the three directors who filled the resulting vacancies.

        The merger with Osmotics Pharma resulted in a change of control of our company. As a result of the merger, Osmotics Corporation would be deemed the beneficial owner, within the meaning of Rule 13d-3 under the Securities and Exchange Act, of an aggregate of 13,248,929 shares of common stock, consisting of 11,191,768 shares of common stock, warrants exercisable to purchase an aggregate of 1,057,161 shares of common stock at an exercise price of $2.18 per share, and 1,000,000 shares of Series A Convertible Preferred Stock. These securities represent approximately 91.6% of the issued and outstanding shares of our common stock, after giving effect to the merger and as calculated in accordance with Rule 13d-3 under the Securities and Exchange Act.

        Giving effect to the merger, we had issued and outstanding 12,398,619 shares of common stock, warrants exercisable to purchase an aggregate of 3,722,322 shares at exercise prices ranging from $1.00 to $4.00 per share, 1,000,000 shares of Series A Convertible Preferred Stock convertible into 1,000,000 shares of common stock, 6% convertible debentures in the aggregate principal amount of $2,258,500 convertible into shares of common stock at a conversion price of $1.00 per share and stock options exercisable to purchase 2,714,750 shares of common stock at $1.00 per share.

        Prior to the completion of the merger, Osmotics Corporation was the owner of an aggregate of 12,000,000 shares of common stock of Osmotics Pharma, representing approximately 98% of the pre-merger issued and outstanding shares of Osmotics Pharma. In addition, Osmotics Corporation owned 1,000,000 shares of Class A Convertible Preferred Stock of Osmotics Pharma. Upon completion of the merger, those securities of Osmotics Pharma converted automatically into the shares of our common stock, warrants to purchase common stock and the Series A Convertible Preferred Stock as set forth above.

        Our principal executive offices are located in Denver, Colorado at 1444 Wazee Street, Suite 210. Our telephone number at that address is (720) 946-6440; our facsimile number is (303) 534-1860. In addition to our corporate office, Alaska Bingo Supply maintains an office and warehouse in Anchorage, Alaska located at 3707 Woodland Drive, #3, Anchorage, Alaska 99517. Its telephone number at that address is (907) 243-7003.

Operations Related to Our Gaming Business in Alaska

        Charitable bingo and pull-tabs are currently the sole form of legalized gaming in Alaska. The use of the term charitable gaming is somewhat misleading as Alaska's gaming programs allow many different types of organizations to participate, including municipalities, civic leagues, fraternal orders, veteran groups, labor organizations, trade groups, and political parties. All of those organizations qualify even though they are not considered charities by the Internal Revenue Service. Alaska statutes only require that a qualified organization operate without profit to its members and that it exist continually for a period of three years immediately before applying for a license.

        There are extensive laws and regulations governing the financial aspects of gaming. Minimum standards have been established regarding payments to the qualified organizations. In general, bingo operations must provide 10% of their gross income to the permittees and pull-tab operations must provide 30% of their adjusted gross proceeds to the permittees.

        There are a number of different types of gaming businesses and non-profit organizations that conduct gaming activities in Alaska. The following terms are used extensively in the various statutes and regulations:

  A multiple-beneficiary permit (MBP) allows two to six municipalities or qualified organizations or a combination of two to six municipalities or qualified organizations to jointly conduct gaming activities.

  An operator is either a natural person or a municipality or qualified organization that has obtained a license to conduct gaming activities on behalf of a permittee.

  A permittee is a municipality or a qualified organization that holds a valid permit to conduct gaming activities.

  A vendor is a business that holds a qualifying beverage dispensary or package store license that sells pull-tabs on behalf of a permittee.

        Substantially all of our customers can be classified into one of these categories.

        Under Alaska regulations, bingo is defined as a game of chance of, and restricted to, the selling of rights to a participant, and the awarding of prizes, in the specific kind of game of chance sometimes known as bingo or lotto, played with cards bearing numbers or other designations, five or more in one line, the holder covering numbers when objects similarly numbered are drawn from a receptacle, and the game being won by the person who first covers a previously designated arrangement of numbers on the card. The state of Alaska limits the amount of any single prize in the game of bingo to $1,000 and limits the total payout for any one session of bingo to $4,000. A bingo session is run for a specific charity and does not exceed four hours in any one day.

        A "pull-tab", also known as Cherry Bells, Pickles, Pop-Opens, and card board slot machines, is defined as a game of chance where a card, the face of which is covered to conceal numbers, symbols, or set of symbols, is purchased by the participants and where a prize is awarded for a card containing certain numbers or symbols designated in advance at random. Pull-tabs are sold in denominations ranging from $0.50 to $2.00 per pull-tab.

        Pull-tabs are sold in a Bingo hall, a bar, or a rippie store (a store or designated area designed specifically for the sale of pull-tabs). They are displayed in a glass or plastic containers that prevents the customer from touching the pull-tabs. The customer purchases the tabs from a pull-tab clerk who hands the pull-tabs to the customer. After the customer plays the tabs by uncovering the symbols or numbers, winning tabs are returned to the clerk for redemption.

        The pull-tab games are designed to ensure profitability to the permittee. The only risk on the game is human error or theft. Because of the large amount of human intervention and the inherent short-term nature of the employee, these are both large factors and a severe risk. The pull-tab manufacturers attempt to limit human error by printing a "Win Code" on the winning tabs. The win code is a simple way to tell the clerk how much money is due to the customer.

        If an operator limits or eliminates the risks, the rewards are guaranteed. The pull-tabs are designed to yield a certain gross profit, and if they are sold, the operator will profit from the sale.

        In the state of Alaska, a municipality or any other organization that is qualified to benefit from the proceeds of charitable gaming activities (bingo or pull-tabs) is called a "permittee." A permittee may operate a gaming establishment or join with up to five other permittees and obtain a Multiple Beneficiary Permit (MBP). The MBP selects a Member in Charge (Manager) to oversee the activities and management of a bingo parlor.

        The individual permittee has an alternate method of deriving benefit from charitable gaming through an "Operator." An operator is a natural person licensed by the State of Alaska to conduct gaming activities on behalf of permittees. The operator will own or lease a bingo parlor and operate it on behalf of two to six permittees. In these arrangements, the permittees have no direct oversight or management responsibilities. They are, however, responsible for filing periodic reports with the State of Alaska.

        Pull-tabs may also be sold by a qualifying beverage dispensary, bar, tavern, or package liquor store. The organization holds a "Vendor" license under the charitable gaming laws of Alaska. Distributors may not sell pull-tabs directly to a vendor, but must go through the permittee who is to receive 70% of the ideal net income value of the game upon delivery of the pull-tabs. A permittee may have up to six qualified vendors selling pull-tabs for the benefit of that permittee.

        The State of Alaska also allows stores to specialize only in the sale of pull-tabs. No alcoholic beverages are served in these stores and they also hold vendor licenses. The special stores are commonly known as rippie stores.

Our Sources of Income from Gaming Operations

        Alaska Bingo Supply, Inc. has three categories of income:

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  the sale of material and equipment to fully operate a bingo hall.

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  the sale of pull-tabs to any qualified permittee that would include bingo halls, bars, and specialized rippie stores.

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  income from the sale and service of ATM machines.

It is our intent to focus on these areas and attempt to increase our market share in each of the aforementioned income sources. We will also seek out other products that could be distributed in the geographic area served by Alaska Bingo Supply. At this time we do not have any specific products identified that fit this objective.

        Bingo Products.    We supply the bingo halls with bingo paper, daubers to mark the paper, miscellaneous novelty items, and a range of equipment to operate a bingo hall. Approximately 22% of total revenue is produced by bingo products.

        Bingo paper constitutes 19% of the products we distribute. The paper is separated into a color sequence and the number of cards (faces) on a sheet. A sheet with six faces would be called a "six on", a sheet with nine faces on a sheet would be a "nine on" and so on. The paper is then further divided by the color and direction of the faces on a sheet. If the faces run vertically on a sheet the game is called vertical and conversely if the faces run horizontally on a sheet it is called horizontal. This is simply a bingo hall preference. Finally, the sheets are separated by color. Each time a game changes at a bingo parlor, the color of the sheet that is used is changed. Each hall has a different order of the games that are being played and thus a different color sequence that they are following.

        We supply the halls with booklets that contain one sheet for every game being played. If the hall were running ten separate games in a session then the booklet would have ten separate colors on ten separate pages.

        The number of faces on a sheet is simply determined by supply and demand. If the majority of the customers are requesting to play six different faces each game then the bingo hall would order paper with six different faces on a sheet.

        Combining the number of faces with the number of color available results in a multitude of products. We carry over 240 different combinations of colors and number of faces. However, about 40% of our bingo paper revenue is produced by five stock keeping units.

        We also make custom paper booklets for twenty different bingo halls in the state. These booklets are customized with logos, colors, combinations, and special options such that the bingo hall can sell a product unique to their location. Our custom booklet sales agreements require the bingo hall to purchase all of the booklets produced for them.

        Pull-tabs and Coin-Boards.    The category of pull-tabs and coin-boards constitute 57% of the total revenue of Alaska Bingo Supply. While we carry over 400 different kinds of pull-tabs, approximately 90 stock keeping units account for 80% of our company's sales in the pull-tab and coin-board category. Most of the products are non-proprietary and are carried by our competitors. We have some products that were designed exclusively for us. We have fifteen exclusive pull-tab designs that we carry in inventory. Although there are some sales advantages to exclusive products, there are also some disadvantages. First, the constantly changing popularity of individual pull-tabs represents a risk of obsolescence. Secondly, we are required to purchase large quantities of exclusive products. This inflates our inventory and often requires many months to sell.

        Facilities Management.    Until December 31, 2003, we derived approximately 23% of our revenues from providing premises and equipment to bingo halls operated by third parties. Under prevailing market conditions, we were able to provide these facilities for more than our cost under the primary lease.

        The State of Alaska's Department of Revenue Gaming Group adopted changes in the gaming regulations that prohibit distributors from providing turnkey facility management services to bingo hall operators. Some of the facility management services previously provided by Alaska Bingo Supply, Inc. were prohibited by the new regulations. Effective January 1, 2004 we assigned our interests in various leases and related contracts to a private non-affiliated party. The contracts that we assigned had previously provided annual revenues approximating $516,000. We also assigned our rights and obligations under the primary lease to the same private party. The sales contract requires the purchaser to make monthly payments to us that approximate $236,000 annually. We remain contingently liable as the guarantor under the terms of the underlying facility lease.

        Automated Teller Machines.    We recently expanded our activities related to Automated Teller Machines (ATMs). We provide both sales and service to ATM locations throughout Alaska. We employ one full-time sales representative to assist in this effort.

        We currently service 22 machines. Servicing the machines is quite labor intensive, as many of the contracts require that we fill the ATMs with cash on a regular basis. Our cash investment in the ATM business has increased substantially. We derive approximately 5% of our consolidated revenue from ATMs.

        Markets and Marketing.    Total supplies purchased by charitable gaming permittees in Alaska was $9,526,000 for the calendar year ended December 31, 2002, which is the most recently published report from the State of Alaska. Alaska Bingo Supply sold $1,859,000 of bingo and pull-tab supplies during that period, representing a 20% share of the market. Based on our experience and informal investigations, we believe that the overall market in the state of Alaska has remained relatively stable since the last published report. Over the last three years Alaska Bingo Supply lost market share. About 60% of our sales take place within a 100-mile radius of Anchorage, the most populous area in the state of Alaska.

        Our marketing activities include mass mailing flyers to the permittees, operators, multi-beneficiary permittees, and vendors to advertise product and availability. In addition, our three full-time salaried sales persons rely on frequent customer phone calls. We regularly visit licensed persons located in and around Anchorage.

        We sell by product price and product availability. Our customer service policies focus on price and delivery and controlling our inventory to the extent of having the product available when the customer needs it. From experience we know that a customer will buy from a competitor if we can't deliver a particular product in a timely fashion.

        Competition.    The market for our products is highly competitive. We expect that competition will continue to intensify. Many of our competitors have stronger operating histories and client relationships, greater financial, marketing and public relations resources, larger client bases and greater name recognition than we have. Some of these competitors currently provide a broader range of products than we provide.

        In the state of Alaska there are a total of 13 licensed distributors. There are three major distributors including Alaska Bingo Supply. All three of the major distributors have warehouses and sales forces in Anchorage. Over 80% of sales in the state are processed by these three distributors.

        Currently, charitable bingo and pull-tabs are the only legalized forms of gaming in the State of Alaska. However, from time to time legislative initiatives are introduced to legalize other forms of gaming in the state, including video poker and other electronic gaming devices. Should the State of Alaska legalize other forms of gaming, the bingo and pull-tab industries would be substantially and adversely affected by the competition that would be posed by those newly-introduced forms of gaming.

        There are relatively low barriers to entry into our business. We do not own any technologies that preclude or materially inhibit competitors from entering our markets. Therefore, we expect to continue to face additional competition from new entrants into our markets, which could materially adversely affect our business.

        Suppliers.    There are a limited number of suppliers of bingo and pull-tabs products in the industry partially due to the fact that they are required to be approved by the states in which their products are sold. Although limited, there are two or more sources for the products sold in Alaska. All our major products have multiple sources but each has some different features that individual customers may prefer, thus requiring Alaska Bingo Supply to purchase from all sources to satisfy those particular customers. Alaska Bingo Supply believes that it has satisfactory relations with all of the suppliers. Our largest supplier of bingo products is The Bingo Paper Company which provides about 20% of our products. Our largest supplier of pull-tab products is Bingo King which supplies about 24% of our product. The loss of a major supplier could cause delays and possible loss of sales that would have a material adverse impact on our operating results.

        Customers.    The State of Alaska has issued a total of 1,465 permits to persons and entities involved in the gaming business. Included in the total are 27 operator licenses, 253 vendor licenses, and 14 multi-beneficiary permittees. Therefore, our total potential customer base is 294 customers. Of this group, we sell to about one-half of the licensees. We extend credit to our customers in the form of open accounts which require payment in thirty days. Bad debt expense was $9,000 and $12,500 for 2004 and 2003, respectively. However, the failure of any significant customer to pay their invoices when due would have a significant adverse effect on us.

        We derive a significant portion of our revenues from a relatively small number of customers. During the year ended June 30, 2004, our largest customer provided approximately 25% of our consolidated revenues consisting of 14% attributed to product sales and 11% attributed to facility management services. Our second largest customer provided approximately 15% of our consolidated revenues. We expect these two customers to represent a significant portion of our revenue in the future. As a result, if we lose a major customer, our quarterly and annual results of operations would be adversely impacted. Furthermore, should one of our major customers fail to pay amounts due us, it would have a negative effect on our financial condition. We do not have formal agreements with either of our two largest customers. We cannot be certain that customers that have accounted for significant revenues in the past periods, individually or as a group, will continue as significant customers in the future.

        Regulation.    Ownership and operation of gaming establishments are extensively regulated by states in which such activities are permitted. Alaska has adopted numerous statutes and regulations covering gaming operations. Existing regulation includes various aspects of the gaming industry, including ownership, operation and employment in all gaming operations, taxation of revenues and regulation of equipment utilized in connection with such activities. Virtually all aspects of ownership and operation of gaming facilities require licensing by the state. Operators, manufacturers and distributors, employees and retailers are all subject to regulation. To obtain a distributor license the company must pay an annual fee of $1,000 to the state and adhere to a series of regulatory requirements including:

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  Only distribute products from state approved manufacturers

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  Must distribute from an in state location

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  File timely monthly sales reports to the state

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  Pay the 3% tax monthly

        A distributor must follow all the gaming regulations in the state of Alaska. In addition certain prohibitions exist for a distributor, such as:

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  A distributor may not have an employee, or contract with, a person that is also an employee of a customer that holds an MBP, vendor license, or operators license.

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  A distributor may not accept or offer anything of value that is not a part of an arms length transaction with any one that is licensed by the gaming commission in the state of Alaska.

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  A distributor may not sell gaming supplies to a permittee who is a direct relative at a price that is higher than the sales price offered to all other customers.

        The State of Alaska imposes a 3% tax on profits from pull-tab games. Profit is defined as the percentage of profit made by vendors on each pull-tab. We are required to remit the tax to the State each month. Our customers reimburse us for the tax we pay on their behalf.

        Existing federal and state regulations may also impose civil and criminal sanctions for various activities prohibited in connection with gaming operations. State statutes and regulations also prohibit various acts in connection with gaming operations, including false statements on applications and failure or refusal to obtain necessary licenses described in such regulations. Violation of any of these existing or newly adopted regulations may have a substantial adverse effect on the operations of the Company and its subsidiaries.

        Charitable bingo and pull-tabs are under the regulatory supervision of the Alaska Department of Revenue's Gaming Unit. Published regulations of the Department of Revenue provide guidance on license requirements for distributors such as Alaska Bingo Supply as well as operational requirements for charitable organizations. We believe that we currently comply with all regulations affecting our operations. However, there can be no assurance that current laws and regulations will not be changed or interpreted in such a way as to require us to alter our present activities, further restrict profit margins or obtain additional capital equipment in order to obtain or maintain our licenses and permits.

        Furthermore, there is a strong political element in the State of Alaska that opposes any form of legalized gaming which has sought in past years to introduce legislation to abolish all forms of gaming in the state, including bingo and pull-tabs. Should any of these political and legislative initiatives be successful, it would effectively result in prohibiting all of our business operations in their current practice and configuration.

        Seasonality.    Alaska Bingo Supply's operations are strongly influenced by the season. Due to its location, Alaska endures extreme fluctuations in the amount of sunshine received, ranging from virtual total daylight in the summer months to no light in the winter months. In addition, the state receives significant snowfall in the winter that does not melt due to the lack of sunshine. Consequently, our operations are the strongest during the winter months when people spend more time indoors.

        Product Development.    Alaska Bingo Supply does not actively attempt to develop new products for the gaming industry, but rather relies upon the product manufacturers to present new products for our distribution systems. We do recognize that having private exclusive brands of pull-tabs can provide a competitive advantage. We believe that the requirements and expense to purchase and maintain inventories of large quantities of an exclusive product override the competitive advantage.

Operations Related to Pharmaceutical Business

        Our pharmaceutical business focuses on dermatology, oncology and infectious diseases. We have two base technology platforms each with multiple applications: barrier repair and cationic steroid molecules. The barrier repair platform represents near term revenue opportunities for prescription skin care products to treat an assortment of skin disorders all characterized by a disrupted skin barrier. Our cationic steroid technology has shown antibiotic, antiviral and anti-cancer properties in vitro and represents a mid and long-term revenue opportunity.

        We have licensed patents from the Regents of the University of California for a technology that is a specific combination of ceramides, cholesterol and fatty acids which is able to create a human identical skin barrier and thus provide patients with a normal skin barrier function. This patented "barrier repair technology" is the invention of Dr. Peter Elias the author of over 400 peer-reviewed journal articles. Dr. Elias is a member of our management team as Chief Scientific Officer. We will use this barrier repair technology to formulate two prescription products: Epiceram and Neoceram.

        Epiceram is intended for use as primary or adjunct therapy for the treatment of various dermatoses, including atopic dermatitis (eczema), radiation dermatitis, end stage renal disease associated pruritus and adjunct therapy for pre-cancerous skin lesions (actinic keratoses). All of these conditions share in common a defective or incomplete skin barrier and current therapies are viewed as either lacking or in need of improvement. We filed our 510(k) application for Epiceram in September 2004 and are awaiting clearance from the United States Food and Drug Administration (FDA). The 510(k) filing is necessary to obtain approval for Osmotics Pharma to market its first planned product as a medical device. See our related discussion under Regulatory Matters below.

        Our second planned product is Neoceram, a pediatric barrier repair cream. Neoceram is intended for use to reduce excessive water loss through the fragile skin of premature infants. There are over 72,000 infants born prematurely each year in the United States. Infants born early enter the world without fully formed skin barriers. As lung surfactant therapy has pushed back the age of viability to 23 weeks of gestational age, the lack of an adequate skin barrier is now of critical importance to morbidity and mortality in this at-risk population. We believe that by providing the topical equivalent of a skin barrier that these infants will develop more rapidly, be at lower risk for bacterial infections and sepsis and spend less time in the neonatal intensive care unit thereby significantly reducing the costs incurred by the health care system to care for these infants. We plan to file our 510(k) application for Neoceram after receiving clearance for Epiceram.

        In May 2004, we entered into a worldwide exclusive licensing agreement with Brigham Young University covering the composition of matter and use of a broad class of small, positive charged, molecule compounds that have shown antibiotic, antiviral and anti-cancer activity. These patented compounds mimic the activity of the naturally occurring antimicrobial peptides that form the body's innate immune system. The compounds are electrostatically attracted to bacteria, viruses, and certain lines of cancer that all share in common the presence of negatively-charged phospholipids on their cell membrane surfaces. The compounds induce apoptosis by rapid depolarization of the cell membranes (tear the cell walls apart). Further, unlike most antibiotics which are bacteriastatic (prevents the reproduction of bacteria cells), the compounds are bacteriacidal (kill the bacterial cells). Additionally, while other efforts to duplicate the naturally occurring antimicrobial peptides have proven not to be commercially viable, these compounds are not peptides but rather cationic steroids that are far simpler, more stable and inexpensive to produce in bulk quantities. The inability to cost effectively produce large quantities of synthetically derived antimicrobial peptides has been one of the major obstacles in the effort to commercialize such compounds.

Planned Market and Products

        As noted above, we have two platform technologies; barrier repair and cationic steroid molecules. Barrier Repair represents near term revenue opportunities. This technology can be utilized in many niche markets where the underlying cause of the skin disorder is a defective or incomplete barrier. Many of these disorders have no current treatment or in some cases, our product can be used as adjunct therapy to treat the side effects from the primary therapy. Two products (Epiceram and Neoceram) will be launched to penetrate the following markets:

  Epiceram

        Atopic Dermatitis—Commonly known as eczema, it is estimated that 15 million Americans suffer from this disease. It is the leading skin disease of childhood and 65% of those affected show clinical symptoms by 6 months of age. The skin becomes extremely itchy and inflamed, causing redness, swelling, cracking and scaling. The skin can become so severely irritated, patients often scratch themselves until they bleed, leading to a secondary infection. Histological analysis of the skin of persons with eczema reveals a global deficiency in epidermal lipids (ceramides, cholesterol and essential fatty acids) with a marked deficiency of ceramides. This lack of epidermal lipids leads to a defective skin barrier as these are the ingredients that form the lipid bilayers critical to maintaining healthy skin. Normalizing the barrier is the key to successful treatment. Dr. Elias's work has shown that topical application of an optimal molar ration of these epidermal lipids can correct the skin barrier abnormality. We believe that Epiceram will greatly reduce skin irritation. While there are multiple products and treatments for eczema, we have the distinct advantage of not being an immune system suppressant or steroid, both of which have undesirable side effects.

        Radiation Dermatitis—It is estimated that 700,000 patients a year develop some degree of radiation dermatitis in the U.S. as the result of radiation therapy. It is an acute phenomenon that correlates with the disruption of the skin's barrier function. The result is an increase in the risk of infection, discomfort and pain, which in some cases may necessitate the interruption of treatment to allow for healing. This can compromise the final outcome of cancer therapy. We believe that there is no current effective treatment for radiation dermatitis. We believe that Epiceram will reduce the incidence and severity of radiation dermatitis.

        Pruritus (End Stage Renal Disease)—It is estimated that 400,000 Americans a year undergo treatment at hemodialysis centers for End Stage Renal Disease. This patient population is growing rapidly (as the baby boomers age) and is expected to reach 600,000 by 2010. It is estimated that as many as 70% of these patients suffer from a severe itch (also known as pruritus). The prevalence of itch increases with deteriorating renal function but does not improve significantly with dialysis. The pruritus is independent of the duration of dialysis or cause of renal failure. Recent research has shown a direct correlation between poor skin barrier function and severe itch. Based on this research, we believe that use of Epiceram will repair the defective skin barriers, improve skin texture and reduce itch. We do not believe there is a current effective treatment for this condition.

        Actinic Keratoses—Actinic Keratoses are a common, potentially serious pre-cancerous skin condition characterized by rough, red, scaly patches, crusts or sores measuring anywhere from one-quarter to one-inch in diameter. It is estimated that 800,000 patients a year are treated in the U.S. for these pre-cancerous skin lesions. According to the January 2004 issue of the Dermatology Times, Actinic Keratoses is now the third most common diagnosis in dermatology offices and the incidence is rising with the aging baby boomer population. A standard form of treatment consists of a topical chemotherapy (e.g., 5-FU) application. A side effect of the treatment is a severe burning sensation and/or itching at the site immediately following application and severe dermal ulceration that can be disfiguring. This results in a reduction in patient compliance. While cure rates exceed 90% with 100% patient compliance, the failure rate can reach 60% when the patient is not compliant. We believe that using Epiceram as adjunct therapy will reduce skin irritation without compromising clinical efficacy thereby increasing patient compliance.

  Neoceram

        It is estimated that 72,000 infants a year are born in the U.S under 32 weeks of gestational age. Infants under 32 weeks lack a fully developed skin barrier. Pre-term infants spend an average of 60 days in the neonatal intensive care unit at a substantial cost to the hospitals. The lack of a fully formed barrier increases the risk of infections (sepsis) and other medical complications due to excessive transepidermal water loss. Pre-term infants who develop sepsis (25%) spend an additional 19 days in the neonatal intensive care unit. Neonatal intensive care units receive capitated payments for treating premature infants so any reduction in the length of stay positively affects the institution's profitability. We believe that Neoceram may provide a human identical skin barrier, thereby reducing infection rates and lengths of stays, resulting in an overall reduction in health care costs. We believe that there is no effective competitive treatment.

  Cationic Steriod Molecules

        Our cationic steroid molecule compounds provide both a near term and longer term revenue opportunity. Extensive preclinical testing has shown that the lead compound, CSA-13, is highly effective at clinically relevant concentrations against a broad spectrum of bacterial infections including multi-drug resistant organisms such as Pseudomonas, MRSA and VRSA. Further, preliminary testing has shown that these compounds may be developed as an antibiotic coating for medical devices such as catheters, stents, shunts and implantable joint replacements.

        Our primary near-term focus will be on the development of the lead compound as part of a novel antimicrobial coating for medical devices such as catheters and seeking licensing opportunities for this application with leading medical device manufacturers who have a substantial presence in the market. We also plan to pursue preclinical work for applications in infectious diseases and skin cancer applications. Such applications could include, but are not limited to, topical antibiotics and skin cancer creams. However, given the broad applications of the molecule, we may partner with third parties to explore other potential conditions which may or may not relate to dermatology or medical coatings.

Regulatory Matters

        We submitted our 510(k) application for Epiceram with the FDA in September 2004. After receiving and responding to various comments from the FDA, the FDA requested that we submit a Request for Designation, which was filed on April 7, 2005 to allow the FDA to clarify the proper regulatory status of the product as at least one of the reviewers had raised concerns that the presence of botanical antioxidants in the formula imparted a drug mode of action to the product. The Request for Designation requires the FDA to determine whether Epiceram is a drug or a device or a combination product. If the FDA determines that the product presents both device and drug modes of action it then must determine which mode of action is primary and which FDA center (CDRH—for devices or CDER—for drugs) should be the lead center in reviewing the application. If Epiceram is determined to be a device, the FDA must then determine whether it is substantially equivalent to a previously approved device. If Epiceram is determined to be substantially equivalent to a previously approved device, then it may be approved under the 510(k) process. The 510(k) process is an abbreviated approval process. Typically, a 510k process does not require clinical studies. If Epiceram is determined to be a device but not substantially equivalent to a previously approved device, then it would be subject to a Pre-Market Approval application. A Pre-Market Approval application requires clinical studies and the approval time is longer (typically one year from filing).

        If the FDA were to determine that Epiceram is a drug, then the approval process would be lengthy and expensive. The approval process for new drugs, even a topical drug, can take several years and cost multiple millions of dollars.

        We believe that Epiceram is a device based on its primary mode of action. We also believe there are several previously approved devices which are substantially equivalent to Epiceram. Accordingly, we believe that the 510(k) application is the appropriate path for approval. However, there is no assurance that the FDA will reach the same conclusion. In May 2005, we withdrew our Request for Designation as we came to believe that the presence of certain botanical antioxidants in the formulation may cause the FDA to conclude that Epiceram had a drug mode of action. In June 2005, we presented the FDA's Office of Combination Products a revised formulation for Epiceram. After reviewing the new formulation, the Office of Combination Products informed us that the removal of the botanical antioxidants mitigated their concerns. We plan on submitting a new 510(k) application for Epiceram to CDRH (the FDA center that approves medical devices) in the third calendar quarter of 2005. We have not received any indication from the FDA as to whether they agree with our conclusion that Epiceram is substantially equivalent to other previously approved devices.

Competition

        The pharmaceutical industry is highly competitive and includes a number of established, large and mid-sized pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. Nearly all of these companies have far greater financial and human resources than we do as well as more experienced management teams. Our first products will compete in the dermatology market which is characterized by extreme competition, rapid product development and technological change. If approved, our product candidates will compete with a large number of products that include over-the-counter treatments, prescription drugs specifically indicated for a dermatological condition and prescription drugs that are prescribed off-label. In addition, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive.

        Our first product candidate, Epiceram, will be indicated for use to treat atopic dermatitis and various other dermatoses. Accordingly, it will compete with well established products such as Elidel from Novartis AG, Protopic from Fujisawa, as well as various topical steroids.

        We expect to compete on, among other things, the efficacy of our products, the reduction in adverse side effects experienced and more desirable treatment regimens. Competing successfully will depend on our ability to attract and retain skilled and experienced personnel, to identify, secure the rights to and develop pharmaceutical products and compounds and to exploit these products and compounds commercially before others are able to develop competitive products. In addition, our ability to compete may be affected because insurers and other third-party payors in some cases seek to encourage the use of generic products making branded products less attractive, from a cost perspective, to buyers.

        Although we believe that, if approved, our product candidates will have favorable features for the treatment of their intended indications, existing treatments or treatments currently under clinical development that also receive regulatory approval may possess advantages in competing for market share.

Intellectual Property

  License Agreement with the Regents of the University of California

        In connection with the merger with us, Osmotics Pharma was substituted in place of Osmotics Corporation as the licensee under a license agreement with the Regents of the University of California for barrier repair technology dated June 28, 2000. The license agreement provides for the world-wide exclusive rights to commercially develop, use and sell therapeutic and cosmetic applications for the barrier repair technology. Under the terms of a Technology Transfer Agreement with Osmotics Corporation, we have agreed that Osmotics Corporation will retain the license rights for all non-prescription applications. The rights of Osmotics Pharma under the license agreement are subject to a non-exclusive, irrevocable, royalty-free license to the U.S. Government with the power to grant a license for all governmental purposes. Unless terminated earlier by Osmotics Pharma for any reason or by the Regents due to Osmotic Pharma's breach, the license agreement continues until the date of the date of expiration of the last-to-expire patent licensed under this agreement

        Osmotics Pharma is obligated to pay the Regents of the University of California, on an annual basis, the greater of $50,000 or five percent of its net sales (as defined in the agreement) of products derived from the barrier repair technology. Osmotics Pharma plans on entering into a sublicense agreement with Osmotics Corporation to formalize the arrangement agreed to in the Technology Transfer Agreement. We expect that the sublicense agreement will call for Osmotics Corporation to reimburse us for one-half of the annual license fee (if the minimum fee) or 100% of any royalties resulting from Osmotics Corporation product sales.

  License Agreement with the Brigham Young University

        In connection with the merger with us, Osmotics Corporation was removed as a co-licensee under a license agreement with Brigham Young University for the intellectual property rights to cationic steroid molecule technology dated May 1, 2004. Osmotics Pharma is now the sole licensee under the agreement. The license agreement provides for the world-wide exclusive rights to develop, use and sell all applications based on the cationic steroid molecule technology for the first 24 months of the agreement. After the first 24 months, the exclusive license extends only to those applications for which we have conducted research or engaged in substantial commercialization efforts, including research or commercialization by strategic partners and sublicensees. Our rights under the license agreement are subject to the right of Brigham Young University and the Church of Jesus Christ of Latter-day Saints

and the Church Education System to use the technology for continuing research and non-commercial academic and ecclesiastical uses without cost.

        We are obligated to pay Brigham Young University an annual maintenance fee of $50,000 until such time that we obtain governmental approval for a product based on the technology. Once we obtain governmental approval, we will be obligated to pay the greater of a minimum royalty payment and 5% of adjusted gross sales (as defined in the agreement). Minimum royalty payments are $100,000 for the first year after governmental approval, $200,000 after the second year and $300,000 for each year thereafter.

        We are required to submit an Investigational New Drug Application to the FDA within 24 months of the effective date of the agreement. In addition, we must have at least one product based on the technology available for commercial sale before January 1, 2008. If we fail to meet the deadlines for FDA application and commercial sale, Brigham Young has the right to terminate the agreement. Unless terminated earlier by Brigham Young University, the license agreement terminates on the date of expiration of the last valid claim of any patent included in the technology.

Legal Proceedings

        We are not currently involved in any material legal proceedings.

Employees

        Alaska Bingo Supply operates under the supervision of its President, Jerry Lewis. Alaska Bingo Supply currently has eight full-time employees. Osmotics Pharma has five full-time employees. We do not carry key man life insurance on any of our employees.

        We are not part of any collective bargaining agreement. There have been no work stoppages and we believe our employee relations are good.

Consultants

        Since July 1, 2001, Gunpark Management, LLC has been providing us with certain management, clerical and administrative services. Gunpark Management, LLC is a company controlled by Mr. Jennings, who until recently was a director and our Chief Executive Officer. Gunpark Management, LLC provides similar services for Global Casinos and other companies. Gunpark Management, LLC charges us our pro-rata share of the expenses associated with those services which it provides to us and other companies.

Description of Property

        We are located at 1444 Wazee Street, Suite 210, Denver, Colorado 80202. Our telephone number is (720) 946-6440. We currently utilize office space provided by Osmotics Corporation, our largest shareholder, pursuant to a shared services agreement under which we pay Osmotics $5,000 per month for office space and certain administrative services. The shared services agreement expires on December 31, 2005. The shared services agreement is renewable upon the mutual agreement of us and Osmotics. We have not determined whether we will renew the shared services agreement beyond its initial term.

        Alaska Bingo Supply has its offices and warehouse at 3707 Woodland Drive, #3, Anchorage, AK. Alaska Bingo Supply rents 6,300 square feet of space under a lease requiring monthly payments of $5,300. The lease expires in 2007.

        We believe that each of our facilities is adequate for its intended purpose and we do not plan any significant investment in additional facilities during the next year.

MANAGEMENT

Directors and Executive Officers

        The name, position with our company, age of each director and executive officer of our company is as follows:

Name	Age	Position	Director/Officer Since
Steven S. Porter	55	Chief Executive Officer, Chairman and Director	2005
Jeffrey Sperber	40	Chief Financial Officer and Director	2005
Dr. Peter Elias	64	Chief Scientific Officer	2005
Carl Genberg	53	Senior Vice President	2005
Russell L. Allen	59	Vice President of Corporate Development	2005
Michel Darnaud	55	Director	2005
Cheryl A. Hoffman-Bray	47	Director	2005
Philippe J.C. Gastone	50	Director	2005
Alberto J. Bautista	54	Director	2005

        Steven S. Porter has served as Chief Executive Officer and Chairman since May 2005. Prior to joining our company, he served as Chief Executive Officer and Chairman of the Board of Osmotics from its inception in August 1993 until May 2005. He continues to serve as a director of Osmotics Corporation. He has served as Chief Executive Officer and Chairman of Osmotics Pharma since February 2002. In January 1986, Mr. Porter and two other individuals founded GDP Technologies, Inc. (GDP), a medical imaging company, completing major strategic partnerships with Olympus Optical, Japan, GE Medical and Bruel & Kjaer, Denmark. From that time until August 1993, Mr. Porter served as Executive Vice President of GDP. Prior to 1986, Mr. Porter was the National Sales Manager for Protronyx Research, Inc., a large-scale scientific computer systems company, working with the United States Department of Energy, United States Department of Defense, Boeing and the National Security Agency. Mr. Porter has a Bachelor of Arts degree in Economics from UCLA.

        Jeffrey Sperber has served as Chief Financial Officer since May 2005. Prior to joining our company, he served as the Chief Financial Officer of Osmotics Corporation from June 2004 until May 2005. He has served as Chief Financial Officer of Osmotics Pharma since June 2004. From January 2004 through May 2004, Mr. Sperber worked as an independent consultant for various companies, including Osmotics Corporation. From March 2001 through January 2004, Mr. Sperber served as the Vice President-Controller of TeleTech Holdings, Inc., a $1 billion, global, public company which provides outsourced call center services primarily to the Fortune 100. From October 1997 through March 2001, he served as the Chief Financial Officer of USOL Holdings, Inc., a publicly traded broadband provider focused on multi- family housing communities. At USOL, Mr. Sperber led a successful public offering of USOL's common stock. From August 1995 through September 1997, Mr. Sperber served as a business unit controller for Tele-Communications, Inc., (subsequently acquired by Comcast). From September 1991 through August 1995, he served in various financial positions for Concord Services, Inc., an international conglomerate, most recently as the Chief Financial Officer of its manufacturing and processing business unit where he oversaw both public and private entities. From September 1986 through September 1991, Mr. Sperber was employed by Arthur Andersen LLP in Denver, Colorado. Mr. Sperber received a CPA license in the State of Colorado, which has since expired.

        Dr. Peter Elias has served as Chief Scientific Officer since May 2005. Dr. Elias has served as Osmotic Pharma's Chief Scientific Officer since May 2004. From 1975 through 2003, Dr. Elias was a Professor of Dermatology at the University of California, San Francisco where he most recently served as the Vice-Chairman of the Department of Dermatology. Between his tenure at the University of

California and joining Osmotics Pharma, Dr. Elias worked as an independent consultant and advisor. Dr. Elias has published over 400 papers and has received numerous honors, awards and professional appointments as a result of his expertise in the field of dermatology. Dr. Elias received his B.A. from Stanford University and his M.D. and M.S. from the University of California, San Francisco.

        Carl Genberg has served as Senior Vice President of Research and Development since May 2005. Prior to joining our company, he served as Senior Vice President, Research and Development and Business Development of Osmotics Corporation from August 1999 until May 2005. He continues to serve as a director of Osmotics Corporation. He served as President of Osmotics Pharma from February 2002 through December 2004 and as Senior Vice President of Research and Development since January 2005. Mr. Genberg has an extensive background in licensing and product development. From 1989 to 1999, Mr. Genberg served in a variety of executive capacities with Neuromedical Systems, Inc., and its regional licensees, Cytology West, Inc. and Papnet of Ohio, Inc., medical imaging companies that applied artificial intelligence to the analysis of pathology samples. Neuromedical Systems was a venture funded company whose major investor was Goldman Sachs Limited Partners Fund and which undertook an IPO in 1996 that raised over $100 million dollars. Mr. Genberg was instrumental in the design of Neuromedical Systems' FDA clinical study and the recruitment of key investors. He has a Bachelor of Science Degree in Life Sciences from Cornell University and a JD from the Ohio State University College of Law. Mr. Genberg filed a Chapter 13 Petition in May of 2004.

        Russell L. Allen was appointed as our Vice President of Corporate Development in June 2005. Prior to joining our company he worked as an independent consultant. Previously, he served from 2002 to 2004 as Senior Vice President Corporate Development for Cellular Genomics Inc., a private drug discovery biopharmaceutical firm. From 1997 to 2001 he served as Vice President Corporate Development and Strategic Planning at Ligand Pharmaceuticals, where he was responsible for concluding a wide variety of business development transactions including major strategic alliances with pharmaceutical firms. Between 1985 and 1996, Mr. Allen held senior positions with Sanofi Winthrop (including preceding corporate entities Sterling Winthrop and Eastman Pharmaceuticals), including being General Manager for Central American pharmaceutical operations and holding Vice President and Director level positions in business development and strategic planning. Prior experience includes 10+ years of marketing and business development related positions with Bristol-Myers Squibb and Procter & Gamble in Rx, OTC, and nutritional products. Mr. Allen received his B.A. from Amherst College and his MBA from the Harvard Graduate School of Business Administration

        Michel Darnaud was elected as a director of our company in June 2005. He has served as President of the European Division (Paris) of Boston Scientific Corporation, a producer of medical device products, since 1998. From 1992 until 1997, he worked for Baxter International. Mr. Darnaud was the European President of the Baxter Cardio Vascular Group from 1996 until 1997. From 1994 to 1996 he served as the Vice-President of the Renal Division; and from 1992 to 1994 he served as the Area Vice-President of the Renal Division. During 1991, Mr. Darnaud served as the General Manager of Diagnostica Stago, a company that manufactures specialty diagnostic products. From 1977 to 1990, he worked with Baxter International. Mr. Darnaud has been a member of the European Medical Device Industry Association since 2002 and its President since October 2004. He graduated from Ecole des Hautes Etudes Commerciales du Nord in 1973.

        Cheryl A. Hoffman-Bray was elected as a director of the Company in June 2005. She has served as the Senior Advisor to the Executive Dean of Harvard University since October 2004. She served as the Dean of Finance and Chief Financial Officer of Harvard's Faculty of Arts and Sciences from March 2000 until October 2004. Ms. Hoffman-Bray served as Chief Financial Officer and Senior Vice President of Finance at the Beth Israel Deaconess Medical Center from May 1998 to May 1999. From October 1996 until May 1998, she served as the Medical Center's Vice President of Finance. From January 1995 to October 1996, Ms. Hoffman-Bray served as the Senior Vice President and Chief

Financial Officer of the New England Deaconess Hospital in Boston, Massachusetts. From June 1984 to December 1994, she worked for Albany Memorial Health Systems, Inc., serving as their Vice President and Chief Financial Officer from July 1989 until December 1994 and as the Controller and Director of Fiscal Services from June 1984 until July 1989. Ms. Hoffman-Bray graduated from the State University of New York at Albany 1979 with a Bachelor of Science in Accounting and received her Master of Science from the University in 1980. Ms. Hoffman-Bray is a member of the Boston Club and a director of the Harvard Cooperative Society.

        Philippe J.C. Gastone was elected as a director of our company in June 2005. He has served as the Senior Vice President in Charge of Corporate Business Development for Europe and Americas of Cemex since September 2000. From 1999 to 2000, he served as a partner of Dome & Cie, a French investment bank. From 1997 to 1999, Mr. Gastone served as a director of Merrill Lynch (London and Paris). From 1994 to 1997 he was the Executive Director, in charge of the Mergers and Acquisitions Origination Group for Europe, of Union Bank of Switzerland (London). From 1984 to 1994, Mr. Gastone worked at Booz.Allen & Hamilton, focusing on strategy and mergers & acquisitions advisory. From 1977 to 1982, he worked as a consultant for The Boston Consulting Group. In 1983, Mr. Gastone received his MBA from INSEAD in Fontainebleau, France in 1983. He graduated from the Ecole des Hautes Etudes Commerciales in 1977 with a BA.

        Alberto J. Bautista was elected as a director of our company in June 2005. Mr. Bautista has worked as the Founder and Principal Consultant of AJB Consulting since January 2004. AJB Consulting is a healthcare consulting practice based in Singapore, focused on small and medium sized companies in the life science, medical device, and biotech spaces. From June 1975 to December 2003 he worked at Baxter International in various senior executive positions, including as Vice President and Consultant of Global Renal at Baxter Japan, President of the Asian Division of Baxter Healthcare, President of Worldwide Exports for Baxter World Trade and General Manager of various branch locations. Mr. Bautista received his M.S. in Management at the Sloan School (Massachusetts Institute of Technology) and his B.S. in Industrial Engineering at the University of the Philippines.

        All directors serve until their successors have been duly elected and qualified, unless they earlier resign.

Involvement in Certain Legal Proceedings

        We are not currently involved in any material legal proceedings.

        Except as noted above for Mr. Carl Genberg, during the last five (5) years none of our directors or officers has:

          (1)   had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

          (2)   been convicted in a criminal proceeding or subject to a pending criminal proceeding;

          (3)   been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

          (4)   been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation

Summary Compensation Table

        The following table sets forth information with respect to all plan and non-plan compensation awarded to, earned by or paid to our sole executive officer and the executive officers at Osmotics Pharma, for all services rendered to us and our subsidiaries for each of our last three (3) completed fiscal years.

		Annual Compensation	Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Options SARs (#)
Steven S. Porter Chief Executive Officer of Osmotics Pharma	2004 2003 2002	$92,471 62,500 73,304
Jeffrey Sperber Chief Financial Officer of Osmotics Pharma	2004 2003 2002	68,600 — —
Dr. Peter Elias Chief Scientific Officer of Osmotics Pharma	2004 2003 2002	60,000 — —
Carl Genberg Senior Vice President of Osmotics Pharma	2004 2003 2002	120,000 120,000 110,000
Frank L. Jennings Chief Executive Officer(1)	2004 2003 2002	18,155 54,300 24,849	10,000

(1)
Mr. Jennings was paid for his services through Gunpark Management, LLC, which is included in the fees which we pay to Gunpark Management, LLC for managerial and other services.

Option/SAR Grants in the Last Fiscal Year

        The following table sets forth certain information with respect to the grant of stock options to our sole named executive officer in the last fiscal year.

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date
Frank L. Jennings	10,000	21%	$.50	2007

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

        The following table sets forth certain information concerning the exercise of stock options during the last completed fiscal year by each of our sole named executive officer and the fiscal year-end value of unexercised options on an aggregated basis:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised in-the- Money Options/SAR's at FY-End ($) Exercisable/ Unexercisable
Frank L. Jennings	35,000	21,000	-0-	-0-

        Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of our common stock on the date the options are exercised.

        The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The fair market value of the securities underlying the options are based upon the determination of the Board of Directors in light of the arms-length transactions in the same securities.

Employment Agreements

        Each of the following newly appointed executive officers is a party to an employment agreement with Osmotics Pharma. The merger agreement with Osmotics Pharma provided that we would assume the employment agreements as part of the merger. Set forth below is information on the employment agreements.

Name	Position	Annual Salary		Bonus
Steven S. Porter	CEO	$195,000	(1)	Up to 50% of base salary depending on performance(1)
Jeff Sperber	CFO	$175,000	(1)	Up to 50% of base salary depending on performance(1)
Carl Genberg	Sr. VP—Research & Development	$185,000	(1)	Up to 50% of base salary depending on performance(1)
Dr. Peter Elias	Chief Scientific Officer	$90,000

(1)
Payable if a transaction or series of transactions take place subsequent to January 1, 2005 where $4 million in gross proceeds, equity and/or debt are raised. Until such time that $4 million in gross proceeds are received, Messrs. Porter, Sperber and Genberg will be paid $104,000, $144,000 and $144,000, respectively.

        A summary of each executive's contract, except for Dr. Elias', is as follows:

        All of the above executives will be eligible for options to purchase our common stock. Each executive will receive four weeks of paid vacation.

        Each employment agreement has a two year term ending December 31, 2006 and may be terminated at any time by Osmotics Pharma or the executive upon written 90 days notice. If Osmotics Pharma terminates an executive's employment without "just cause" or the executive terminates his employment for "good reason," or if Osmotics Pharma gives notice of non-renewal (including subsequent renewals), then the executive will be entitled to receive the following benefits at the end of the employment term:

          (a)   Severance in the amount of two years base salary for Mr. Porter and 18 months for each of Messrs. Sperber and Genberg at the termination date payable in a lump sum. These severance amounts may be modified by the Compensation Committee of the Board of Directors should the Committee determine that they are not within a reasonable range for the respective positions within the industry.

          (b)   Bonus in the amount of the prior fiscal year bonus received by executive payable in a lump sum. In the event that termination occurs during the first year of the executive's employment or at a time prior to the determination of the prior fiscal year's bonus, then the executive shall be entitled to his target bonus of 50%.

        Osmotics Pharma will maintain in full force and effect, for the continued benefit of the executive's family for one year after a termination date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans, disability and life insurance) in which the executive was entitled to participate immediately prior to a termination date, provided that the executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the executive's participation in any such plan or program is not permissible, Osmotics Pharma will arrange to provide the executive with benefits substantially similar to those which he would be entitled to receive under such plans and programs.

        Unless the executive is terminated for "just cause," all of the executive's outstanding stock options which the executive holds and which are not then vested and exercisable shall vest and become exercisable immediately upon his termination of employment and, together with all other vested stock options which he holds, will remain exercisable for the full term of such options. In addition, any outstanding restricted stock awards which the executive may hold and which are not then vested shall vest.

        The executive will not be required to mitigate the amount of any payment provided for in him employment agreement by seeking other employment or otherwise, nor will the amount of any payment provided for in his employment agreement be reduced by any compensation earned by him as the result of employment by another employer after a termination date, or otherwise.

        In the event of a change in control of Osmotics Pharma, at the executive's option, he may terminate his employment and receive the severance, bonus, health care benefits, accelerated vesting and extended exercise period of his stock options described above. Each executive will have 12 months from the effective date of the change in control to exercise this option.

        If employment of the executive is terminated as a result of death or disability of the executive, then the executive or his estate or legal representative will receive a lump sum payment equal to (a) his base salary at the termination date and (b) a bonus in the amount equal to the executive's bonus for the prior fiscal year. In the absence of a determination of a bonus for the prior fiscal year, the bonus will be calculated as the target bonus of 50%.

        If the executive's employment is terminated for "just cause," the executive will be entitled only to his prorated base salary through the date of termination and prorated bonus as the Board of Directors, in its sole reasonable discretion, may determine, taking into account the events giving rise to just cause.

        In the event of a termination of an executive for just cause, Osmotics Pharma will continue to pay the executive's then current base salary until the issuance of an arbitration award affirming Osmotics Pharma's action. In the event the arbitrator upholds the action of Osmotics Pharma, the executive will be required to promptly repay to Osmotics Pharma any sums received subsequent to the termination of employment. The cost of the arbitration proceeding, including filing fees and arbitrators' compensation, will be borne by Osmotics Pharma. In the event that the arbitrator rules that the termination was not for just cause, then Osmotics Pharma will be liable for executive's reasonable attorneys' fees and any out-of-pocket expenses incurred.

        Osmotics Pharma will also defend and indemnify each executive in his capacity as an officer against all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of, based upon, or related to his performance of services to Osmotics Pharma, to the maximum extent permitted under law, except to the extent that such claims arise out of executive's (a) willful misconduct, (b) gross negligence or (c) reckless disregard of the duties involved in the conduct of the executive's position.

        Any of the following actions by the executive constitutes just cause for termination by Osmotics Pharma:

  •
  Commission by the executive of an act or omission which would constitute a felony under any federal or state laws which act or omission (i) invokes moral turpitude or serious bodily harm to any person or (ii) materially adversely affects the financial well being or reputation of Osmotics Pharma or (iii) reflects adversely upon the executive's fitness for continued service as an officer of Osmotics Pharma; or

  •
  Alcoholism or illegal drug addiction, if established by competent evidence; or

  •
  A willful or grossly negligent material breach of any term of the employment agreement of the executive which executive fails to cure within 15 days (provided that the breach is capable of cure) of receipt of written notice thereof; or

  •
  A willful or grossly negligent breach of executive's fiduciary duties to Osmotics Pharma which shall be determined by the Board of Directors; or

  •
  Repeated, documented gross insubordination which shall be determined by the Board of Directors that the executive fails to cure within 15 days of receipt of written notice.

        Any of the following actions or omissions by Osmotics Pharma will constitute good reason for the termination by executive:

  •
  Material breach by Osmotics Pharma of any provision of the executive's employment agreement which is not cured by Osmotics Pharma within 15 days of notice thereof; or

  •
  Reduction in the executive's base salary, bonus, other benefits or job responsibilities; or

  •
  Relocation of the executive without his prior consent to a facility or location that is more than fifty (50) miles away from the executive's then present offices and personal residence.

        "Change in control" is defined to mean (i) any consolidation, merger or sale of substantially all of Osmotics Pharma's assets, or (ii) a merger in which Osmotics Pharma is not the surviving corporation or a consolidation of Osmotics Pharma with another entity or other similar transaction, in which more than 50% of the outstanding shares or voting power of Osmotics Pharma or successor entity become held by persons other than the then present shareholders of Osmotics Pharma. The merger with us did not constitute a change of control under each executive's employment agreement nor does any event in which Osmotics Pharma sells common stock or voting preferred stock for cash in order to fund operations constitute a change in control.

        A summary of Dr. Elias' employment agreement is as follows:

        The term of Dr. Elias' agreement is through May 1, 2006. During this period, he is to spend at least 50% percent of his business time on the affairs of Osmotics Pharma and its affiliates. While his agreement does not provide for a specific bonus target, he may be awarded incentive compensation at the discretion of the Board of Directors. In the event that Dr. Elias' employment is terminated by Osmotics Pharma for any reason other than "cause," or he terminates his employment for "good reason," as those terms are defined in the agreement, he would be owed his monthly salary for the remaining term of his contract. Additionally, any unvested stock options would become 100% vested.

        In the event of a termination of Dr. Elias for cause, Osmotics Pharma will continue to pay Dr. Elias' then current base salary until the issuance of an arbitration award affirming Osmotics Pharma's action. In the event the arbitrator upholds the action of Osmotics Pharma, Dr. Elias will be required to promptly repay to Osmotics Pharma any sums received subsequent to the termination of employment. The cost of the arbitration proceeding, including filing fees and arbitrators' compensation, will be borne by Osmotics Pharma. In the event that the arbitrator rules that the termination was not for cause, then Osmotics Pharma will be liable for Dr. Elias' reasonable attorneys' fees and any out-of-pocket expenses incurred.

Arrangement with Mr. Russell Allen

        In connection with his appointment as our Vice President of Corporate Development, we offered the following employment terms to Mr. Allen:

Salary:	$180,000 per year with monthly cash payments made for one-half of such amount ($90,000 annual) and one-half ($90,000) accrued and deferred. Once we raise at least $3 million in equity financing, the deferral will cease and all accrued amounts will be paid. If we are unsuccessful in our attempts to raise at least $3 million, all accrued amounts will not be owed.
Bonus:	Mr. Allen will be eligible for a bonus of up to 50% of his annual salary based on objectives to be determined by the Compensation Committee.
Stock Options:
An option to purchase 250,000 shares of our common stock, with vesting in equal amounts at the end of each year of employment over a three year period. The option was priced at the fair market value on the date of grant ($3.80).

Director compensation

        In the last fiscal year, none of our existing directors were compensated for their service on the board of directors.

        Our Board of Directors recently adopted the following compensation policy for our outside directors:

Stock Options

        All outside directors will receive options to acquire 70,000 shares of our common stock upon joining our Board of Directors. Such options will vest 100% on the first anniversary of the date of grant. Outside directors will also each receive annual grants of options to purchase 15,000 shares of our common stock, the timing and other terms to be determined by the Compensation Committee of our Board of Directors. All options shall be priced at fair market value on the date of grant.

Cash Compensation

        All outside directors will be compensated $1,000 per meeting day for meetings attended in person and $500 per telephonic board meeting. Travel time shall not be considered a meeting day.

Chairperson Bonus

        All Committee Chairs shall receive a bonus equal to 10% of the stock options and cash compensation called for under this policy. To illustrate, options granted to a Committee Chair shall be 77,000 and cash paid for attended meetings shall be $1,100.

Travel Expenses

        All directors shall be reimbursed for their reasonable out of pocket expenses associated with attending the meeting. For domestic travel, only coach airfare will be reimbursed; for international travel we will reimburse for business class.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Arrangements

        We had a consulting arrangement with Gunpark Management, LLC, an entity controlled by Mr. Jennings, who until recently served as one of our directors and who served as our Chief Executive Officer and Chief Financial Officer prior to the merger. Gunpark Management provided office, clerical, and administrative services for us, as well as other companies. In consideration of those services, Gunpark Management invoices to us have totaled $22,000 through May 31st of the current fiscal year and $30,000 in fiscal year 2004 and 2003.

        Until recently, Mr. Jennings provided services to us as our Chief Executive Officer and Chief Financial Officer. During the current fiscal year and fiscal year 2004, Mr. Jennings billings for services were $17,325 and $36,019, respectively, which amounts are billed through Gunpark Management. In June 2004, Mr. Jennings exercised options to purchase 35,000 shares of common stock at a price of $.50 per share. To pay for the option exercise price, Mr. Jennings applied a credit to the accrued and unpaid balance due to him for prior services.

The Merger with Osmotics Pharma

        By virtue of the merger with Osmotics Pharma, Frank L. Jennings resigned as our Chief Executive Officer and Chief Financial Officer as of the closing of the merger. Concurrently, the executive officers of Osmotics Pharma were appointed to serve as our executive officers in the following positions:

Steven S. Porter	Chief Executive Officer and Chairman
Jeff Sperber	Chief Financial Officer and Secretary
Dr. Peter Elias	Chief Scientific Officer
Carl Genberg	Senior Vice President

        Each of the newly appointed officers and directors received options to purchase our common stock as part of the merger. The options are fully vested, are exercisable at $1.00 per share and expire in January 2015. The options will terminate if the holder's employment is terminated for cause. The officers and directors received our options in exchange for previously held Osmotics Pharma options. The exchange ratio for the option shares was one-for-one. The officers and directors received options to purchase the following number of shares:

Steven S. Porter*	950,000
Jeffrey Sperber	400,000
Carl Genberg	550,000
Dr. Peter Elias	150,000

*
Includes 475,000 options granted to Ms. Francine Porter.

        Each of the new officers and directors is either a shareholder of Osmotics Corporation or holds an option to purchase shares of common stock of Osmotics Corporation. We have agreed to register with the Securities and Exchange Commission the shares of common stock held by Osmotics Corporation. Assuming that Osmotics Corporation distributes the shares of our common stock and warrants to be received by it as currently anticipated and options to purchase Osmotics Corporation stock were exercised, the new officers and directors would be entitled to receive the following number of shares of our common stock (including shares that are issuable upon exercise of warrants to purchase common stock):

Steven S. Porter*	1,194,122
Jeffrey Sperber	82,696
Carl Genberg	362,478
Dr. Peter Elias	27,565

*
Includes 597,061 shares allocated to Ms. Francine Porter.

        Mr. Porter continues to serve on Osmotics Corporation's board of directors. Mr. Porter's wife, Mrs. Francine Porter, serves as the Chief Executive Officer of Osmotics Corporation. In addition, Mr. Genberg continues to serve on Osmotics Corporation's board of directors.

        Osmotics Pharma is a party to a Shared Services Agreement with Osmotics Corporation, under which we pay Osmotics Corporation $5,000 a month for the use of office space and certain administrative services. The Shared Services Agreement also permits Osmotics Corporation to utilize the services of our new officers, provided that we are compensated for their time.

        In May 2005, Osmotics Pharma entered into an agreement with Osmotics Corporation for the services of an Osmotics Corporation employee who is assisting Osmotics Pharma with public relations efforts. The agreement is for a period of 60 days and calls for a total payment of $5,000.

        Osmotics Pharma is also a party to several agreements with Osmotics Corporation related to the intellectual property underlying Osmotics Pharma's proposed products. Specifically, Osmotics Pharma is a party to a Technology Transfer Agreement, a Sublicense Agreement and a Non-Compete Agreement which, together, resulted in the transfer and assignment to Osmotics Pharma of Osmotics Corporation's intellectual property rights related to prescription applications of barrier repair technology licensed from the University of California as well as to remove Osmotics Corporation as a co-licensee under Osmotics Corporation's license agreement with Brigham Young University.

        Mr. Porter is a party to a Voting Agreement with us. Under the Voting Agreement, Mr. Porter has the right to vote all of the shares of our stock held by Osmotics Corporation, as directed by the Osmotics Corporation board of directors. The Voting Agreement will terminate once Osmotics Corporation distributes its shares of our common stock to its shareholders.

        Based on its ownership of approximately 90% of our issued and outstanding common stock, Osmotics Corporation may be deemed a "parent" as defined under the rules and regulations promulgated under the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of June 10, 2005 and as adjusted for the sale of options and warrants, the common stock ownership of (i) each person known by us to be the beneficial owner of five (5%) percent or more of our common stock, (ii) all directors individually, (iii) all officers individually, and (iv) all directors and officers as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.

	Shares Beneficially Owned(2)
Name & Address(1) of Beneficial Owner
	Number	Percent(3)
Steven S. Porter(4)	950,000	7.1
Jeff Sperber(5)	400,000	3.1
Dr. Peter Elias(6)	150,000	1.2
Carl Genberg(7)	550,000	4.3
Russell L. Allen	200	*
Michel Darnaud	—	—
Cheryl A. Hoffman-Bray	—	—
Philippe J.C. Gastone	—	—
Alberto J. Bautista	—	—
Osmotics Corporation(8) 1444 Wazee Street, Suite 210 Denver, Colorado 80202	13,248,929	91.7
Executive Officers and Directors as a Group(9)	2,050,200	14.2

*
Indicates less than 1%

(1)
Unless otherwise noted, the address of the beneficial owner is OnSource Corporation. 1444 Wazee Street, Suite 210, Denver, Colorado 80202.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable within 60 days of June 10, 2005 are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)
Percentage of beneficial ownership is based on 12,398,619 shares of outstanding common stock

(4)
Includes 475,000 shares that Mr. Porter is entitled to purchase through a currently exercisable option and 475,000 shares that his spouse, Mrs. Francine Porter, is entitled to purchase through a currently exercisable option.

(5)
Represents shares that Mr. Sperber is entitled to purchase through a currently exercisable option.

(6)
Represents shares that Dr. Elias is entitled to purchase through a currently exercisable option.

(7)
Represents shares that Mr. Genberg is entitled to purchase through a currently exercisable option.

(8)
Includes 1,057,161 shares that Osmotics Corporation is entitled to purchase through a warrant, which warrant is immediately exercisable. Includes 1,000,000 shares that are issuable to Osmotics Corporation upon conversion of our Series A Preferred Stock that was issued as part of the merger.

(9)
Represents shares that directors and officers are entitled to purchase through currently exercisable options.

SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

        The Selling Securityholders are offering to sell up to 4,417,000 shares of our common stock, 2,208,500 shares of which they may acquire by converting debentures and 2,208,500 shares of which they may acquire by exercising warrants. We are not registering the resale of the warrants. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below.

        Ending in April 2005, we sold $2,208,500 in 6% convertible debentures in a private offering. Each holder of debentures has the option exercisable any time after the date of issuance to convert the entire outstanding balance of principal and accrued and unpaid interest due on the debentures into shares of the our common stock at any time at the conversion price of $1.00 per share. The entire outstanding balance of principal and accrued interest due on the debentures shall convert automatically into shares of our common stock at the conversion price in the event (i) there exists a public trading market for our common stock on the over-the-counter market, (ii) there is an effective registration statement registering for resale under the Securities Act the shares of our stock issuable upon conversion of the debentures, and (iii) the public trading closing price of our common stock on the over-the-counter market has been at least $2.00 per share for ten (10) or more consecutive trading days. The conversion price $1.00 per share is subject to adjustment under certain circumstances.

        For every $2.00 in principal amount of debenture, each Selling Securityholder also received: (i) one warrant exercisable for three years to purchase one additional share of our common stock at an exercise price of $2.00 per share and (ii) one warrant exercisable for three years to purchase an additional share of our common stock at an exercise price of $4.00 per share. Each warrant is exercisable at any time, and from time to time, beginning on the date of issuance and ending three years from the date of issuance. Until exercised, the warrants grant to the holders no rights as shareholders of our company. Any warrants that remain unexercised after the expiration date shall be null, void and of no further legal force or effect. Investors in the offering and holders of the warrants shall be under no obligation to exercise the warrants. We cannot predict how many, if any, warrants will be exercised.

        We shall have the right to redeem any or all outstanding and unexercised warrants at a redemption price of $.01 per share upon thirty (30) days written notice in the event (i) a registration statement registering for sale under the Securities Act the shares of our common stock issuable upon exercise of such warrants has been filed with the Securities and Exchange Commission and is in effect on the date of written notice and the redemption date contained therein, (ii) there has been maintained and continues to exist on the date of written notice a public trading market for the our common stock and such shares are listed for quotation on the Nasdaq Stock Market or OTC Electronic Bulletin Board, and (iii) the public trading closing price of the our common stock has equaled or exceeded 137.5% of the exercise price of such warrant for ten (10) or more consecutive trading days.

        On each occasion that we elect to exercise our rights of redemption, we must mail such written notice within ten (10) days following the satisfaction of all the foregoing conditions. The holders of the warrants called for redemption shall have the right to exercise the warrants evidenced thereby until the close of business on the date next preceding the date fixed for redemption. On or after the date fixed for redemption, the holder thereof shall have no rights with respect to such warrant except the right to receive the redemption price of $.01 per share.

        There is no assurance that the Selling Securityholders will sell the shares offered by this prospectus.

        The following table sets forth:

  •
  The name of the Selling Securityholders;

  •
  The number of shares of our common stock owned by the Selling Securityholders, including the number of shares that may be acquired upon conversion of debentures and the exercise of the warrants held by the Selling Securityholders;

  •
  The number of shares offered by this prospectus that may be sold from time to time by the Selling Securityholders;

  •
  The number of shares of our common stock that will be beneficially owned by the Selling Securityholders if all of the shares offered by the Selling Securityholders are sold;

  •
  The percentage of the total shares outstanding that will be owned by the Selling Securityholders at the completion of this offering, if the Selling Securityholders sell all of the shares included in this prospectus.

        Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Offered	Shares Beneficially Owned After Offering(3)
Name of Beneficial Owner
	Number		Percent(2)(3)	Number	Number	Percent(2)
The Rockies Fund, Inc.	50,000		*	50,000	-0-	-0-
Steven M Bathgate IRA	100,000		*	100,000	-0-	-0-
Vicki D Barone	40,000		*	40,000	-0-	-0-
John R Overturf	100,000		*	100,000	-0-	-0-
Paul & Josefina Jennings	100,000		*	100,000	-0-	-0-
John R Overturf, Jr	124,500		*	100,000	24,500	*
A Leonard Nacht	400,000		2.4	400,000	-0-	-0-
Rudolf E & Maria Fluck	20,000		*	20,000	-0-	-0-
Timothy C Taylor	120,000		*	120,000	-0-	-0-
Douglas H Kelsall IRA	40,000		*	40,000	-0-	-0-
The Bailey Family Trust	20,000		*	20,000	-0-	-0-
Underwood Family Partners	100,000		*	100,000	-0-	-0-
Crotalus, Inc.	100,000		*	100,000	-0-	-0-
Steven C Quoy	20,000		*	20,000	-0-	-0-
Calvin Schultz	20,000		*	20,000	-0-	-0-
Edward & Dorathy Lewis	460,000	(4)	2.7	310,000	150,000	*
Marshall Wengrow	30,000		*	30,000	-0-	-0-
Matthew & Paula Walter	20,000		*	20,000	-0-	-0-
Myrna & Alfred Shanfeld	20,000		*	20,000	-0-	-0-
Kajen Corp	100,000		*	100,000	-0-	-0-
4030192 Canada Inc	426,000		2.5	426,000	-0-	-0-
Herman Reich	30,000		*	30,000	-0-	-0-
John McLaren	40,000		*	40,000	-0-	-0-
1594662 Ontario Ltd	32,000		*	32,000	-0-	-0-
Dr Ken Greenwald	20,000		*	20,000	-0-	-0-
George Isaac	100,000		*	100,000	-0-	-0-
Anthony Heller	200,000		1.2	200,000	-0-	-0-
John McLaren	19,000		*	19,000	-0-	-0-
CIS	50,000		*	50,000	-0-	-0-

Phillip Heller	200,000	1.2	200,000	-0-	-0-
Robert Dohany	50,000	*	50,000	-0-	-0-
Gerald Greenwood	50,000	*	50,000	-0-	-0-
Sovereign Capital LLC	200,000	1.2	200,000	-0-	-0-
Michael Hamblett	120,000	*	120,000	-0-	-0-
Anthony J Spatacco Jr	50,000	*	50,000	-0-	-0-
Michael Stern	100,000	*	100,000	-0-	-0-
St Marys Catholic Education Fdn	40,000	*	40,000	-0-	-0-
Rudolf E & Maria Fluck	50,000	*	50,000	-0-	-0-
George A Johnson IRA	50,000	*	50,000	-0-	-0-
Steven M Bathgate	100,000	*	100,000	-0-	-0-
Richard T Huebner	25,000	*	25,000	-0-	-0-
Robert A Melnick	20,000	*	20,000	-0-	-0-
John & Mary Kennedy	40,000	*	40,000	-0-	-0-
Kevin M Whatley SEP IRA	10,000	*	10,000	-0-	-0-
Richard F Cooper	25,000	*	25,000	-0-	-0-
Mitchell Feintuch	20,000	*	20,000	-0-	-0-
David J Stanford	60,000	*	60,000	-0-	-0-
Copper Stone Inc	40,000	*	40,000	-0-	-0-
Robert C Noble	50,000	*	50,000	-0-	-0-
1029310 Ontario Inc	50,000	*	50,000	-0-	-0-
Gerard Caviston	20,000	*	20,000	-0-	-0-
Gordon Gregoretti	20,000	*	20,000	-0-	-0-
Mike Florenc	50,000	*	50,000	-0-	-0-
Paul Issac	50,000	*	50,000	-0-	-0-
Robert W & Geraldine M Bell	200,000	1.2	200,000	-0-	-0-

*
Represents less than 1%

(1)
Assumes all principal underlying outstanding debentures are converted into common stock at a conversion price of $1.00 per share and all outstanding warrants are exercised, of which there can be no assurance.

(2)
Based on 16,815,619 shares outstanding, of which 4,417,000 shares represent the shares that would be issued if all of the convertible debentures were converted and all of the warrants exercised.

(3)
Assumes all conversion stock underlying the debentures and all warrant stock underlying the warrants are resold by the Selling Securityholder in this offering. Actual number of shares sold by each Selling Securityholder may vary.

(4)
Includes a currently exercisable option to purchase 150,000 shares of our common stock.

        We have agreed to indemnify the Selling Securityholders against specified liabilities including liabilities under the Securities Act in connection with its offering. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling us, against certain liabilities, including liabilities under the Securities Act.

        We will pay all expenses to register the shares, except that the Selling Securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

        The Selling Securityholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices, if a public trading market develops and exists, or negotiated prices, in one or more of the following kinds of transactions:

  •
  Transactions in the over-the-counter market;

  •
  A block trade in which a broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  Purchases by a broker or dealer as principal and resale by a broker or dealer for its account;

  •
  Ordinary brokerage transactions and transactions in which a broker solicits a buyer; or

  •
  In privately negotiated transactions not involving a broker or dealer.

        Broker-dealers or agents may purchase shares directly from the Selling Securityholders or sell shares to someone else on behalf of the Selling Securityholders. Broker-dealers may charge commissions to both the Selling Securityholders selling common stock, and purchasers buying shares sold by the Selling Securityholders. If a broker buys shares directly from a Selling Securityholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Securityholder for the resale.

        To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares.

        In addition to any other applicable laws or regulations, Selling Securityholders must comply with regulations relating to distributions by Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended. Regulation M prohibits Selling Securityholders from offering to purchase or purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

        The Selling Securityholders may be deemed to be underwriters within the meaning of the Securities Act. If a Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer, he will be an underwriter.

        Some states may require that registration, exemption from registration or notification requirements be met before the Selling Securityholders may sell their common stock. Some states may also require the Selling Securityholders to sell their common stock only through broker-dealers.

Relationships With Selling Securityholders

        Steven M. Bathgate is a principal of Bathgate Capital Partners. Bathgate Capital Partners provided investment banking advice in connection with the merger with Osmotics Pharma. Bathgate Capital Partners received a warrant to purchase 300,000 shares of our common stock at an exercise price of $1.00 per share as compensation for its services.

        John R. Overturf, Jr. served as one of our directors until June of this year.

        John R. Overturf is the father of John R. Overturf, Jr.

        Edward Lewis served as a director of Osmotics Pharma until the completion of the merger with us.

        Sovereign Capital LLC is partly controlled by Clifford Neuman. Mr. Neuman acts as legal counsel to our company.

        Vicki Barone served as one of our directors in May and June of this year. Vicki Barone is also a principal of Bathgate Capital Partners.

        Paul Jennings is the brother of Frank Jennings, who until recently served as one of our directors and as Chief Executive Officer and Chief Financial Officer.

USE OF PROCEEDS

        We will not receive any proceeds when Selling Securityholders sell shares of common stock under this prospectus. We may receive proceeds from the exercise of the warrants. If we receive proceeds from the exercise of warrants, it will be used for general working capital purposes.

DESCRIPTION OF SECURITIES

        We are currently authorized to issue up to 25,000,000 shares of $.0001 par value common stock and 5,000,000 shares of $.0001 par value Preferred Stock. On May 25, 2005, our board of directors and stockholders authorized an amendment to our Certificate of Incorporation to increase our authorized shares of common stock to 50,000,000. The amendment will be effective on June 27, 2005.

Common Stock

        Each holder of our common stock is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of the directors.

        The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences that may be granted to holders of Preferred Stock, each share of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as we may declare. Upon our liquidation, dissolution or winding up, subject to prior liquidation or other preference rights of holders of Preferred Stock, if any, the holders of common stock are entitled to receive pro rata those assets which are legally available for distribution to stockholders. The issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable.

Preferred Stock

        Our articles of incorporation authorize issuance of a maximum of 5,000,000 preferred shares. The articles of incorporation give the board of directors the authority to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware and those articles of incorporation in respect of, among other things, the number of preferred shares to constitute such series, and the distinctive designations thereof, the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; whether preferred shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; the liquidation preferences payable on preferred shares in the event of involuntary or voluntary liquidation; sinking fund or other provisions, if any, for redemption or purchase of preferred shares; the terms and conditions by which preferred shares may be converted, if the preferred shares of any series are issued with the privilege of conversion; and voting rights, if any.

        Our Preferred Stock consists of one million (1,000,000) shares of Series A Convertible Preferred Stock having a stated value of $4.00 per share. Our Series A Convertible Preferred Stock has the following rights and preferences:

        Voting Rights:    None, except as provided by law.

  Dividend:    The Series A Convertible Preferred Stock shall accrue a dividend at the rate of six percent (6%) per annum on the stated value thereof, payable annually. The first annual dividend shall be paid in cash at such time as we complete a financing of equity securities realizing gross proceeds of at least $5 million. The first dividend payment shall be in an amount equal to the sum of (i) all dividends accrued and unpaid to the date of payment, plus (ii) a dividend prepayment in an amount equal to all dividends that shall accrue during the twelve month period following the date of payment. Accrued interest on all subsequent dividend dates shall be payable either in cash or in shares of our common stock, valued at current market price, at our option.

        Redemption Right:    None.

  Conversion:    Each share of the Series A Convertible Preferred Stock is convertible into one share of our common stock, subject to adjustment under certain circumstances, at the option of the holder. In addition, all of the Series A Convertible Preferred Stock will automatically convert into our common stock three years after the date of issuance.

        Liquidation Preference.    $4.00 per share.

Warrants

        The Selling Securityholders have been granted warrants exercisable to purchase up to 2,208,500 shares of our common stock at exercise prices of $2.00 and $4.00 per share. The warrants are subject to redemption at a redemption price of $0.01 per share, if after the effectiveness of the registration statement covering this prospectus, the closing bid price of our common stock exceeds the exercise price for at least 10 consecutive trading days. The warrants contain provisions that prohibit the Selling Securityholder from exercising the warrants, if such exercise would result in the Selling Securityholder owning more than 4.99% of our outstanding stock at the time of exercise. Each warrant is exercisable for a period equal to 3 years from the date it was issued. The exercise price, number and kind of common shares to be received upon exercise of the warrants are subject to adjustment upon the occurrence of events such as stock splits, stock dividends or recapitalizations. In the event of our liquidation, dissolution or winding up, holders of either the warrants will not be entitled to participate in the distribution of our assets. In addition, holders of the warrants have no voting, preemptive, liquidation or other rights of shareholders, and no dividends will be declared on the warrants or the shares underlying the warrants.

Stock Options

        As of June 1, 2005, we had outstanding options to purchase 2,714,750 shares of our common stock at an exercise price of $1.00 per share. The options are fully vested and are exercisable for ten years. The options will terminate if the holder is terminated as an employee for cause prior to their expiration.

Convertible Debentures

        The selling security holders have purchased convertible debentures. The principal amount of the debentures outstanding from time to time accrue interest at the rate of 6% per annum. The debentures are repayable, principal and interest, on December 31, 2005. The debentures contain a provision that prohibits the selling security holder form converting the debenture if such conversion would result in the holder owning more than 4.99% of our outstanding common stock at the time of such conversion. Our obligation to repay the debentures is unsecured. Holders of the debentures have no voting, preemptive, or other rights of shareholders.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent

        The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Indemnification

        Our certificate of incorporation provides that we shall indemnify, to the fullest extent permitted by the laws of Delaware, any director, officer, employee or agent of us made or threatened to be made a party to a proceeding, by reason of the former or present official of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Legal Matters

        The law firm of Clifford L. Neuman, P.C. represents us as legal counsel. Mr. Neuman beneficially owns 75,500 shares of our common stock and is the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of convertible promissory notes and warrants that are convertible into or exercisable to purchase an additional 250,000 shares of common stock, subject to limitations with respect to aggregate beneficial ownership at any given time.

Experts

        The financial statements of OnSource Corporation as of June 30, 2004, and June 30, 2003, and the periods then ended, included in this prospectus have been audited by Schumacher & Associates, Inc. independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as an expert in accounting and auditing in giving said report.

        The audited financial statements of Osmotics Pharma, Inc., included herein and elsewhere in the Registration Statement have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their report (which describes an uncertainty as to Osmotics Pharma, Inc.'s ability to continue as a going concern) appearing herein and elsewhere in the Registration Statement. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find Additional Information

        OnSource files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this memorandum-proxy statement, and later information that we file with the Commission will automatically update and supersede this information.

        We have filed with the Securities and Exchange Commission ("SEC"), 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the securities offered. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement. For further information concerning us and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

        Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024 in Washington, D.C. 20549, Copies of all or any part of those documents may be obtained from the SEC's Public Reference Section at 450 Fifth Street NW, Washington, D.C. 20549 at the SEC's prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including us.

Index to Financial Statements

Page
OnSource Corporation Financial Statements	F-2 - F-29
Unaudited Pro Forma Condensed Consolidated Financial Information	F-30 - F-37
Osmotics Pharma, Inc. Financial Statements	F-38 - F-62

ONSOURCE CORPORATION

FINANCIAL STATEMENTS

NINE MONTHS ENDED MARCH 31, 2005
(UNAUDITED)

And

YEARS ENDED JUNE 30, 2004 AND JUNE 30 2003

CONTENTS

        The consolidated financial statements included herein have been prepared by OnSource Corporation (the Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such SEC rules and regulations. In the opinion of management of the Company the accompanying statements contain all adjustments necessary to present fairly the financial position of the Company as of March 31, 2005, and its results of operations for the three month periods and nine month periods ended December 31, 2004 and 2003 and its cash flows for the nine month periods ended December 31, 2004 and 2003. The results for these interim periods are not necessarily indicative of the results for the entire year. The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto.

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

as of March 31, 2005

(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$55,944
Restricted cash	1,057,837
Advances to Osmotics Pharma	550,000
Trade receivables, net of allowance of $51,500	238,883
Inventories, net of allowance of $48,000	208,736
Other	204,096

Total current assets	2,315,496
Furniture, fixtures and equipment, net of accumulated depreciation	80,365

Total assets	$2,395,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Convertible debentures payable of $1,666,500, net of debt discount of $1,525,847	$140,653
Accounts payable	196,509
Accounts payable to affiliates	287,479
Current portion of note payable	232,256
Accrued expenses	83,869
Other	40,000

Total current liabilities	980,766
Note payable, net of current portion	1,377,000

Total liabilities	2,357,766

Stockholders' equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 25,000,000 shares authorized; 970,658 shares issued and outstanding	97
Additional paid-in capital	2,896,462
Accumulated deficit	(2,858,464)

Total stockholders' equity	38,095

Total liabilities and stockholders' equity	$2,395,861

See accompanying notes to consolidated financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the three months ended March 31, 2005 and 2004

(Unaudited)

	2005	2004
REVENUES
Product sales	$470,405	$469,473
Service revenues	43,025	34,687

Total revenues	513,430	504,160

COST OF REVENUES
Product costs	286,438	264,545
Service costs	19,593	9,616

Total cost of revenue	306,031	274,161

GROSS PROFIT	207,399	229,999

OPERATING EXPENSES
Salaries, wages and benefits	83,365	93,161
Professional fees	49,398	24,041
Merger expenses	120,447	—
Rent and utilities	25,279	26,697
Marketing	20,182	14,371
Postage	10,283	12,340
Other selling, general and administrative	67,208	37,292

Total operating expenses	376,162	207,902

OPERATING INCOME (LOSS)	(168,763)	22,097

OTHER INCOME (EXPENSE)
Interest expense	(178,023)	(37,812)
Proceeds from assignment of facility management contracts	59,175	59,175

Total other income (expense)	(118,848)	21,363

INCOME (LOSS) BEFORE TAXES	(287,611)	43,460

PROVISION (BENEFIT) FOR INCOME TAXES
Current	(14,000)	8,975
Deferred	14,000	(8,975)

Total taxes	—	—

NET INCOME (LOSS)	$(287,611)	$43,460

Earnings (loss) per Common Share—Basic	$(0.30)	$0.06

Earnings (loss) per Common Share—Diluted	$(0.30)	$0.06

Weighted Average Shares Outstanding—Basic:	952,325	786,429

Weighted Average Shares Outstanding—Diluted:	952,325	786,429

See accompanying notes to consolidated financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the nine months ended March 31, 2005 and 2004

(Unaudited)

	2005	2004
REVENUES
Product sales	$1,508,480	$1,439,854
Service revenues	126,569	355,396

Total revenues	1,635,049	1,795,250

COST OF REVENUES
Product costs	877,350	785,543
Service costs	39,932	149,056

Total cost of revenue	917,282	934,599

GROSS PROFIT	717,767	860,651

OPERATING EXPENSES
Salaries, wages and benefits	284,722	268,986
Professional fees	152,936	152,633
Merger expenses	120,447	—
Rent and utilities	73,951	72,125
Marketing	58,155	50,959
Postage	38,256	38,501
Other operating costs	136,296	132,978

Total operating expenses	864,763	716,182

OPERATING INCOME (LOSS)	(146,996)	144,469

OTHER INCOME (EXPENSE)
Interest expense	(251,521)	(120,806)
Proceeds from assignment of facility management contracts	177,526	59,175

Total other expense	(73,995)	(61,631)

INCOME (LOSS) BEFORE TAXES	(220,991)	82,838

PROVISION (BENEFIT) FOR INCOME TAXES
Current	—	18,225
Deferred	—	(18,225)

Total taxes	—	—

NET INCOME (LOSS)	$(220,991)	$82,838

Earnings (loss) per Common Share—Basic	$(0.24)	$0.11

Earnings (loss) per Common Share—Diluted	$(0.24)	$0.11

Weighted Average Shares Outstanding—Basic:	911,658	777,429

Weighted Average Shares Outstanding—Diluted:	911,658	777,429

See accompanying notes to consolidated financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the nine months ended March 31, 2005 and 2004

(Unaudited)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(220,991)	$82,838
Expenses not requiring cash outlays
Amortization	260,474	—
Depreciation	16,717	17,514
Allowance for doubtful accounts	20,000	—
Changes in operating assets and liabilites
Trade receivables	(20,778)	(46,511)
Inventories	65,737	(12,612)
Accounts payable	59,942	90,346
Accrued expenses	3,679	16,493
Other	(5,761)	(683)

Net cash provided by operating activities	179,019	147,385

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to Osmotics Pharma	(550,000)	—
Purchases of equipment	(21,589)	(25,108)

Net cash used in investing activities	(571,589)	(25,108)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of convertible debentures	1,666,500	—
Cash commissions paid on convertible debentures	(95,150)	—
Principal payments on debt	(178,631)	(110,569)
Exercise of common stock options	40,000	22,500

Net cash provided by (used in) financing activities	1,432,719	(88,069)

Net increase in cash	1,040,149	34,208
Cash at beginning of period	73,632	30,171

Cash at end of period	$1,113,781	$64,379

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$108,598	$121,853

Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

1.     Organization and Consolidation

        The Consolidated Financial Statements for the three and nine months ended March 31, 2005 and 2004 have been prepared in accordance with the accounting policies described in the Company's Annual Report on Form 10-KSB. Management believes the statements include all adjustments of a normal recurring nature necessary to present fairly the financial position and results of operations for the interim periods. The results for these interim periods are not necessarily indicative of the results for the entire year. The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto filed as a part of the Company's Annual Report on Form 10-KSB.

        OnSource Corporation (the "Company" or "OnSource"), a Delaware corporation, provides products, equipment and services to the charitable gaming industry in Alaska. The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The Company and its subsidiaries are:

  ONSOURCE CORPORATION was incorporated in Delaware on October 4, 2000 as a wholly owned subsidiary of Global Casinos, Inc. ("Casinos"). On July 1, 2001, Casinos transferred 100% of the outstanding common shares of GAI to OnSource in exchange for 245,135 shares of OnSource common stock. In addition, OnSource assumed $640,941 of debt from Casinos. As of July 1, 2001, OnSource became the successor to the operations of GAI. The transaction represented the reorganization of entities under common control. The financial statements reflect the historical cost basis of both entities, whereby GAI is considered to be the predecessor entity. Subsequent to the reorganization of OnSource as the parent company of GAI, Casinos "spun-off" OnSource to its shareholders as a stock dividend.

  GLOBAL ALASKA INDUSTRIES, INC. ("GAI"), an Alaska corporation incorporated on August 1, 1997, is a holding company that owns 100% of the outstanding common stock of Alaska Bingo Supply, Inc. GAI was a wholly owned subsidiary of Casinos until June 30, 2001. Effective July 1, 2001, GAI became a wholly owned subsidiary of OnSource.

  ALASKA BINGO SUPPLY, INC. ("ABSI") is an Alaska corporation located in Anchorage, Alaska. It was acquired by GAI on August 1, 1997. ABSI is primarily engaged in the distribution of a full line of charitable gaming supplies and equipment including bingo paper and pull-tabs. ABSI products are sold in Alaska to licensed non-profit organizations and municipalities that use the products for fund-raising purposes.

        On January 12, 2005, we entered into a letter of intent to merge with Osmotics Pharma, Inc. ("Pharma"). Pharma is an emerging specialty pharmaceutical company focused on dermatology, oncology, and infectious disease.

        On April 8, 2005, we executed a definitive merger agreement with Pharma and on May 10, 2005, the merger was consummated (the "Merger"). Prior to May 10, 2005, Pharma was a 98% owned subsidiary of Osmotics Corporation ("Osmotics").

        The Merger between OnSource and Pharma is expected to be accounted for as a reverse acquisition of OnSource by Pharma since Pharma's stockholders will control the majority of the common stock after the Merger. As a result, the historical financial results of Pharma will become those of the Company.

2.     Going Concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of March 31, 2005, it had an accumulated deficit of $(2,858,464). During the Company's existence (including the existence of its predecessor operations) its cash flow from operations has not been sufficient to fund all of its capital resource needs and certain stockholders and affiliates have advanced funds to the Company to enable it to continue operations. These stockholders and affiliates are under no obligation to continue to advance working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

        The Company continues its efforts to formulate plans and strategies to address its financial condition and increase profitability. Operating expenses have been reduced and management will continue its efforts to increase revenues. There can be no assurances that management will be successful in their efforts.

        Furthermore, since its inception in February 2002, Pharma has not generated revenue and has a history of net losses and operating cash flow deficits. In connection with the Merger, the Company sold $2,208,500 in convertible debentures (the "Debentures") to fund the activities of Pharma. Based on Pharma's operating plan, the net proceeds from the Debentures will not be sufficient to fund its planned operations past the third calendar quarter of 2005 and accordingly, additional capital will have to be raised. The Company plans to raise additional capital through the sale of common or preferred stock or convertible debt securities. There is no assurance that we will be successful in these efforts.

        The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.     Merger with Osmotics Pharma

        Upon consummation of the Merger, all outstanding securities of Pharma were converted into OnSource securities as follows:

  •
  All issued and outstanding shares of Series A Convertible Preferred Stock of Pharma were converted into 1,000,000 shares of OnSource Series A Convertible Preferred Stock, with a stated value of $4.00 per share;

  •
  All issued and outstanding shares of common stock of Pharma were converted, pro rata, into an aggregate of 11,427,961 shares of OnSource common stock;

  •
  All holders of Pharma issued and outstanding common stock received warrants exercisable for two years to purchase an aggregate of 1,079,472 shares of OnSource common stock at an exercise price of $2.18 per share;

  •
  All outstanding stock options exercisable to purchase shares of common stock of Pharma were converted into stock options exercisable to purchase an aggregate of 2,714,750 shares of OnSource common stock at an exercise price of $1.00 per share.

        The OnSource common stock, preferred stock, warrants and options issuable on consummation of the Merger shall be referred to collectively as the "Merger Securities". After the Merger, the Pharma

shareholders will own approximately 92% of the total outstanding shares of OnSource common stock immediately after the Merger.

        The Merger Securities will be issued to the Pharma shareholders without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2) and Regulation D thereunder. When issued, the Merger Securities will be "restricted securities" within the meaning of Rule 144 under the Securities Act and will be subject to restrictions on resale.

        Following completion of the Merger, OnSource intends to register for resale under the Securities Act the distribution of the Merger Securities issuable to Osmotics in the Merger to the Osmotics' shareholders. Until such time that registration and distribution are completed, all shares of voting securities of OnSource received by Osmotics in the Merger will be voted by Steven Porter, the Company's Chairman and Chief Executive Officer, acting on behalf of Osmotics' Board of Directors, under the terms of a Voting Agreement.

4.     Convertible Debentures

        As discussed above, to fund the operations of Pharma, we undertook and completed the sale of the Debentures receiving gross proceeds of $2,208,500. The offering was completed on April 15, 2005. Each Debenture accrues interest at the rate of 6% per annum and is due and payable in full, principal and interest, on December 31, 2005 (the "Maturity Date"). The Debentures are convertible into shares of the Company's common stock at a conversion price of $1.00 per share. The Debentures are mandatorily convertible in the event that a registration statement underlying the common shares is declared effective by the Securities and Exchange Commission and the closing price of our common stock has exceeded $2.00 per share for 10 consecutive trading days.

        In addition, for every $2.00 in Debentures sold in the offering, an investor received one warrant exercisable for three years to purchase one additional share of common stock at a purchase price of $2.00 per share and an additional warrant exercisable for a three years to purchase one additional share of common stock at a purchase price of $4.00 per share (the "Warrants"). The Warrants are redeemable by the Company under certain circumstances.

        Through March 31, 2005 we had sold Debentures in the aggregate amount of $1,666,500. The proceeds from the Debentures are reflected as Restricted Cash on the accompanying consolidated balance sheet as the proceeds were restricted as to use (can only be used to fund Pharma). In accordance with Emerging Issues Task Force No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios ("EITF 98-5"), and Emerging Issues Task Force No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments ("EITF 00-27"), we are required to recognize the value of conversion rights attached to the Debentures. These rights give the holders the ability to convert the Debentures into shares of common stock at a price per share that was less than the trading price to the public on the day the Debentures were purchased. For accounting purposes, we allocated $679,952 to the value of the Warrants and $986,548 to the value of the beneficial conversion feature based on their relative fair values. The Warrants were valued using the Black Scholes option pricing model while the beneficial conversion feature was calculated based on the intrinsic value. The total allocation of $1,666,500 was recorded as a debt discount and additional paid in capital. The debt discount will be amortized as interest expense over the life of the Debentures. For the three months ended March 31, 2005, we amortized $140,653 of discount related to the beneficial conversion feature and Warrants.

        In connection with the sale of the Debentures, the Company paid fees to persons who served as placement agents consisting of a cash fee of 10% of the aggregate amount of Debentures sold by such placement agent, and warrants exercisable to purchase 10% of the number of shares of common stock underlying the Debentures sold by them (the "Placement Warrants"). The Placement Warrants are exercisable for three years and entitle the holder to purchase shares of common stock at an exercise price of $1.20 per share. The Company paid to placement agents an aggregate of $134,350 in cash commissions and issued an aggregate of 134,350 Placement Warrants.

        Through March 31, 2005, we incurred placement agent costs of $95,150 in cash commissions and issued 95,150 in Placement Warrants. We valued the Placement Warrants using the Black Scholes option pricing model. The resulting valuation of $217,425 was recorded as additional paid in capital and debt offering costs. The cash commissions were also recorded as debt offering costs. The debt offering costs are reflected in other current assets on the accompanying consolidated balance sheet. The debt offering costs will be amortized over the remaining life of the Debentures. Through March 31, 2005, we amortized $119,821 of debt offering costs, which is included in merger expenses in the accompanying statements of operations.

5.     Advances to Pharma

        In connection with the Merger, OnSource and Pharma entered into a credit agreement (the "Credit Agreement") which provided for OnSource to loan Pharma up to $1,000,000 under secured promissory notes ("Secured Notes"). The Secured Notes bear interest at 8% per annum with principal and interest due and payable on or before December 31, 2005. The Secured Notes are secured by Osmotics' interest in Pharma's common stock as well as a general security interest in all of the intangible assets of Pharma. Through March 31, 2005, the Company had advanced Pharma $550,000 under the Credit Agreement. Subsequent to March 31, 2005, additional funds were advanced to Pharma and it is the intent of the parties that Pharma utilize the entire proceeds of the Debentures to fund its operations. It is not the intent of the parties that Pharma repay the advances after the Merger is consummated. Rather, the advances will be considered a capital contribution.

6.     Note Payable

        The Company has a promissory note payable (the "Note Payable") that was incurred in connection with the purchase of ABSI in 1997. The Note Payable, as amended, bears interest at 8.5% per annum, requires monthly principal and interest payments of $30,000 with all unpaid principal and interest due in September 2007. The Note Payable is secured by the Company's interest in ABSI. Subsequent to March 31, 2005, the holder agreed to reduce the monthly payment amount to $20,000. Scheduled principal payments under the Note Payable are as follows:

2005	$76,810
2006	139,175
2007	$1,393,271

Total	$1,609,256

7.     Earnings (Loss) per Common Share

        Earnings (or loss) per share ("EPS") are calculated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") SFAS No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all dilutive potential common shares outstanding, except where the effect of their inclusion would be anti-dilutive (i.e., in a loss period).

8.     Income Taxes

        The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"), which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Gross deferred tax assets then may be reduced by a valuation allowance for amounts that do not satisfy the realization criteria of SFAS No. 109. The Company has accumulated timing differences related to the amortization period of certain intangible assets and net operating loss carryforwards resulting in a deferred tax asset of $514,000. However, the Company has established a valuation allowance equal to the deferred tax asset due to the historical operating losses and uncertainty regarding future profitability.

9.     Facilities Management Services

        Until December 31, 2003, we provided turnkey facility management services to Bingo Halls operated by third parties. Our services included the provision of premises, furnishings, equipment, and certain maintenance and repair services. The State of Alaska's Department of Revenue Gaming Unit adopted changes in the gaming regulations that prohibit some of the services that we provided. Effective January 1, 2004, ABSI assigned its interests in various leases and contracts to a private company. As consideration for the assignments, the private company is required to make monthly payments to ABSI that aggregate $236,000 annually. The contracts that we assigned previously provided annual revenues approximating $516,000 and required annual lease payments approximating $252,000.

        Under generally accepted accounting principles, ABSI will recognize the payments when they are received. These payments are classified as "Other Income" in our financial statements.

10.   Commitments and Contingencies

        Global Alaska purchased ABSI from an individual on August 1, 1997. ABSI continues to lease its office and warehouse space from the previous owner. The lease will expire in 2007. Lease payments approximate $5,300 per month and are subject to escalation based upon the Anchorage consumer price index.

        Until December 31, 2003, ABSI leased space in a 14,000 square foot multi-purpose facility under a lease that required monthly payments aggregating $252,000 annually. The facility is located on a major thoroughfare in Anchorage and was configured for use as a Bingo Hall. Effective January 1, 2004, we

assigned our rights and obligations under the lease to a private company. We were not able to negotiate a full and unconditional release from the landlord. Accordingly, we remain contingently liable for payments to the landlord. Should the private company fail to honor its obligations under the lease, we would be required to make restitution to the landlord. The lease requires future annual payments of $300,000, plus escalation based on the Anchorage consumer price index. The primary term of the lease expires in 2007, but may be extended through 2022.

11.   Stock Based Compensation

        During the nine months ended March 31, 2005, the Company granted a total of 22,500 incentive and nonqualified stock options exercisable at a weighted average exercise price of $0.50 per share, all of which expire between May and October, 2007. No options were granted during the nine months ended March 31, 2004.

        A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Balance July 1, 2004	60,000	$0.50
Granted	22,500	$0.50
Exercised	82,500	$0.50

Balance March 31, 2005	0

        For disclosure purposes, the Company follows the Black-Scholes option pricing model to determine the pro-forma values assigned to options granted. The fair value of the options granted in fiscal year 2005 was estimated using the Black-Scholes option pricing model with the following assumptions:

Expected volatility	166%
Risk-free interest rate	2.10%
Expected dividends	None
Expected life of options	3 years

        Had the Company used the pro-forma values for compensation cost using the Black-Scholes option pricing model, the Company's net income (loss) and earnings (loss) per share would have been adjusted to the pro-forma amounts indicated below:

	Mar, 2005	Mar, 2004
Net Income(Loss):
As reported	$(220,991)	$82,838
Pro forma	$(230,600)	$82,838
Earnings (loss) per share—basic:
As reported	$(.24)	$0.11
Pro forma	$(.25)	$0.11
Earnings (loss) per share—diluted:
As reported	$(.24)	$0.11
Pro forma	$(.25)	$0.11

12.   Related Party Transactions

        A shareholder and director provides certain management, accounting and administrative services to the Company. During the nine months ended March 31, 2005 and 2004, his billings to the Company were $48,375 and $24,187, respectively.

        A shareholder and former director provides certain legal services to the Company. During the nine months ended March 31, 2005 and 2004, his billings to the Company were $48,978 and $29,185, respectively.

        As of March 31, 2005, $287,479 was owed to related parties for accrued and unpaid invoices.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
OnSource Corporation
Boulder, CO

        We have audited the accompanying consolidated balance sheet of OnSource Corporation and Consolidated Subsidiaries as of June 30, 2004, and the related consolidated statements of operations, changes in stockholders' (deficit) and cash flows for the years ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, the financial position of OnSource Corporation and Consolidated Subsidiaries as of June 30, 2004, and the results of its operations, changes in stockholders' (deficit) and its cash flows for the two years then ended, in conformity with generally accepted accounting principles in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has a working capital deficiency and has a net stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters that raise substantial doubt about the ability of the Company to continue as a going concern are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, Colorado 80211

October 1, 2004

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

as of June 30, 2004

ASSETS
Current assets:
Cash and cash equivalents	$73,632
Trade receivables, net of allowance of $31,500	238,105
Inventories	274,473
Other	426

Total current assets	586,636
Furniture, fixtures and equipment, net of accumulated depreciation	80,648

Total assets	$667,284

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current liabilities:
Accounts payable	$220,748
Accounts payable to affiliates	203,298
Accrued expenses	80,190
Current portion of long term debt	216,329
Other	40,000

Total current liabilities	760,565

Long term debt, net of current portion	1,571,558

Total liabilities	2,332,123

Commitments and contingencies (Notes 1, 2, 3, 4, 5, 7, 8, and 9)	—
Stockholders' (deficit):
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 25,000,000 shares authorized; 888,158 shares issued and outstanding	89
Additional paid-in capital	972,545
Accumulated (deficit)	(2,637,473)

Total stockholders' (deficit):	(1,664,839)

Total liabilities and stockholders' (deficit)	$667,284

See accompanying notes to financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended June 30, 2004 and 2003

	2004	2003
REVENUES
Product sales	$1,904,148	$1,707,982
Services	396,108	583,688

Total revenues	2,300,256	2,291,670

COST OF REVENUES
Product costs	1,035,603	955,374
Services	165,017	285,755

Total cost of revenue	1,200,620	1,241,129

GROSS PROFIT	1,099,636	1,050,541

OPERATING EXPENSES
Selling, general and administrative	336,268	292,742
Salaries and wages	330,727	273,465
Professional fees	214,698	189,533
Marketing	69,330	68,439
Depreciation, less amounts reported as cost of revenues	18,437	13,937

Total operating expenses	969,460	838,116

OPERATING INCOME	130,176	212,425
OTHER INCOME (EXPENSE)
Interest expense	(159,001)	(171,674)
Proceeds from assignment of facility management contracts	118,351	—

INCOME BEFORE TAXES	89,526	40,751

PROVISION FOR INCOME TAXES
Current	18,700	9,000
Deferred	(18,700)	(9,000)

Total taxes	—	—

NET INCOME	$89,526	$40,751

Basic Earnings per Common Share	$0.11	$0.05

Diluted Earnings per Common Share	$0.11	$0.05

Weighted Average Shares Outstanding—Basic:	795,236	771,505

Weighted Average Shares Outstanding—Diluted:	801,134	811,505

See accompanying notes to consolidated financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT)

for the years ended June 30, 2004 and 2003

	COMMON STOCK
			Additional Paid in Capital
	Number Of Shares	Amount		Accumulated (Deficit)	Total
Balance as of July 1, 2002	770,429	$770	$903,175	$(2,767,750)	$(1,863,805)
Common stock issued in exchange for services	2,500	2	3,748	—	3,750
Net income	—	—	—	40,751	40,751

Balance as of June 30, 2003	772,929	772	906,923	(2,726,999)	(1,819,304)

Reconciliation of common shares issued to Global Casinos, Inc. stockholders	(9,771)	(1)	1	—	—
Recapitalization of common shares from $.001 to $.0001 par value	—	(695)	695	—	—
Common stock options exercised	125,000	13	62,487	—	62,500
Imputed cost of stock options issued	—	—	2,439	—	2,439
Net income	—	—	—	89,526	89,526

Balance as of June 30, 2004	888,158	$89	$972,545	$(2,637,473)	$(1,664,839)

See accompanying notes to consolidated financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended June 30, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89,526	$40,751
Expenses not requiring cash outlays
Depreciation	21,881	40,642
Provision for doubtful accounts	9,000	12,500
Imputed cost of stock options issued	2,439	—
Provision for inventory loss	—	11,622
Non-cash stock compensation	—	3,750
Changes in operating assets and liabilities
Trade receivables	(44,156)	(34,920)
Inventories	(43,326)	20,090
Other	583	13,384
Accounts payable	128,021	184,291
Accrued expenses	8,510	(8,844)

Net cash provided by operating activities	172,478	283,266

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(36,519)	(55,619)

Net cash (used in) investing activities	(36,519)	(55,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(154,998)	(229,193)
Proceeds from exercise of stock options	62,500	—

Net cash (used in) financing activities	(92,498)	(229,193)

Net increase (decrease) in cash	43,461	(1,546)
Cash at beginning of period	30,171	31,717

Cash at end of period	$73,632	$30,171

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$162,353	$181,521

Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements.

ONSOURCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of OnSource Corporation (OnSource) and its wholly-owned subsidiary, Global Alaska Industries, Inc. (Global Alaska), and Global Alaska's wholly-owned subsidiary, Alaska Bingo Supply, Inc. (ABSI), is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Organization, Basis of Presentation and Nature of Operations

        ONSOURCE CORPORATION (the "Company" or "OnSource") was incorporated in Delaware on October 4, 2000 as a wholly owned subsidiary of Global Casinos, Inc. ("Casinos"). Prior to July 1, 2001, OnSource did not engage in any operations. On July 1, 2001, Casinos transferred 100% of the outstanding common shares of Global Alaska to OnSource in exchange for 245,135 shares of OnSource common stock. In addition, OnSource assumed $640,941 of debt from Casinos. As of July 1, 2001, OnSource became the successor to the operations of Global Alaska. The transaction represented the reorganization of entities under common control. The financial statements reflect the historical cost basis of both entities, whereby Global Alaska is considered to be the predecessor entity.

        GLOBAL ALASKA INDUSTRIES, INC. ("Global Alaska"), an Alaska corporation incorporated on August 1, 1997, is a holding company that owns 100% of the outstanding common stock of Alaska Bingo Supply, Inc. Global Alaska was a wholly owned subsidiary of Global Casinos, Inc. until June 30, 2001. Effective July 1, 2001, Global Alaska became a wholly owned subsidiary of OnSource Corporation.

        ALASKA BINGO SUPPLY, INC. ("ABSI") is an Alaska corporation located in Anchorage, Alaska. It was acquired by Global Alaska on August 1, 1997. ABSI is primarily engaged in the distribution of a full line of charitable gaming supplies and equipment including bingo paper and pull-tabs. ABSI products are sold in Alaska to licensed non-profit organizations and municipalities that use the products for fund-raising purposes.

        The consolidated financial statements include the accounts of the companies listed above for the two years ended June 30, 2004. All inter-company account balances and transactions are eliminated in consolidation.

Use of Estimates and Assumptions

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates included herein relate to the recoverability of assets, the value of long-lived assets, the long-term viability of the business, and future obligations under various tax statutes. Actual results may differ from these estimates.

Going Concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficit of $173,929 and a stockholders' deficit of $1,664,839 at June 30, 2004. During the Company's existence, its cash flow from operations has not been sufficient to fund all of its capital resource needs. Certain stockholders and affiliates have advanced funds to the Company to enable it to continue operations. The stockholders and affiliates are under no obligation to continue to advance working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

        The Company continues its efforts to formulate plans and strategies to address its financial condition and increase profitability. Operating expenses have been reduced and management will continue its efforts to increase revenues. There can be no assurances that management will be successful in their efforts.

        The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Risk Considerations

        In connection with the sale of products and services, the Company grants credit, generally without collateral, to its customers. During 2004, approximately 25% of consolidated revenues were attributed to its largest customer, consisting of 14% related to product sales and 11% related to facility management services. During 2003, approximately 35% of consolidated revenues were attributed to its largest customer, consisting of 14% related to product sales and 21% related to facility management services. During 2004 and 2003, approximately 15% and 13%, respectively, of consolidated revenues were attributed to our second largest customer. As of June 30, 2004, approximately 13% of accounts receivable were from our largest customer and 10% were from our second largest customer.

        Approximately 24% of the Company's bingo product supply purchases were from its largest supplier during both 2004 and 2003. Approximately 20% and 21% of the Company's bingo product supply purchases were from its second largest supplier during 2004 and 2003, respectively. Approximately 12% and 11% of the Company's bingo product supply purchases were from its third largest supplier during 2004 and 2003, respectively. Management believes that other suppliers could provide similar products with comparable terms. A change in suppliers, however, could cause delays and possible loss of sales that would affect the Company's operating results adversely.

        The Company operates in a highly regulated environment subject to the political process. ABSI and its customers are subject to extensive compliance and reporting requirements. Changes to existing statutes and regulations could have a negative effect on its operations.

Fair Value of Financial Instruments

        Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The Company's financial instruments consist of accounts receivable, accounts payable and other current liabilities, and long-term debt. Except for long-term debt, the carrying value of financial instruments approximated fair value due to their short maturities. At June 30, 2004 and 2003, based on rates available for similar types of debt, the fair value of long-term debt was not materially different from its carrying amount.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts Receivable

        Accounts receivable are carried at net realizable value. The Company has established an allowance for doubtful accounts based on factors pertaining to the credit risk of specific customers, historical trends and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible. The Company had an allowance for doubtful accounts of $31,500 at June 30, 2004.

Inventories

        Inventories primarily consist of bingo supplies and pull-tabs. They are stated at the lower of cost or market. Cost is determined by the weighted average-cost method.

Furniture, Fixtures and Equipment

        Furniture, fixtures and equipment consist of leasehold improvements and tangible personal property, and are carried at cost. Depreciation is computed using the straight-line method over their estimated useful lives of five years.

        At June 30, 2004, furniture, fixtures and equipment was composed of:

Leasehold improvements	$142,387
Furniture and equipment	91,095
Automated Teller Machines	116,410
Vehicles	7,500

Subtotal	357,392
Accumulated depreciation	(276,744)

Total, net	$80,648

Impairment of Long-Lived Assets and Identifiable Intangibles

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is determined as the amount by which the carrying value exceeds the fair value of the assets. The reported amount for assets to be disposed represent the lower of either the carrying value or the estimated fair value less the cost to sell.

        On August 1, 1997, Global Alaska acquired ABSI from an individual. The acquisition was recorded using the purchase accounting rules required by Accounting Principles Board Opinion 16. The purchase price consisted of a cash down payment of $400,000, a promissory note of $4,000,000 due in monthly installments, and other costs and liabilities assumed of $262,763, resulting in a total purchase price of $4,662,763. The purchase price was allocated to the assets acquired based upon their fair market value and included $1,770,958 allocated to leasehold interests and contract rights (the identifiable intangibles) and a residual goodwill value of $2,164,504.

        Revenues and profitability for ABSI declined significantly after the acquisition. The Company evaluated the carrying values of the identified intangibles and the goodwill acquired in the ABSI transaction and determined that the net realizable value of those assets had been impaired. Effective during the fiscal year ended June 30, 2000, the Company recorded an impairment charge equal to the remaining carrying value of the identified intangibles and goodwill. These actions reduced the carrying value of those assets to zero, which is treated as the new cost basis for these assets.

Revenue Recognition

        In accordance with industry practice, sales of products are recognized when products are shipped. The Company has provided allowances for doubtful accounts and returns based on prior experience.

Advertising Costs

        The Company expenses all advertising and sales promotion costs as they are incurred. Advertising costs were $12,767 and $14,153 for the years ended June 30, 2004 and 2003, respectively.

Income Taxes

        Deferred income taxes reflect the future tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized.

Earnings Per Share

        Earnings per share ("EPS") are calculated in accordance with the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all dilutive potential common shares outstanding, except where the effect of their inclusion would be anti-dilutive.

Stock-Based Compensation

        As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company elected to continue to measure compensation costs for stock-based compensation as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price pursuant to the intrinsic value method.

Reporting Comprehensive Income

        SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and display of comprehensive income, its components and accumulated balances. For the years ended June 30, 2004 and 2003, there were no differences between reported net income and comprehensive income.

Derivative Instruments and Hedging Activities

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities established requirements for disclosure of derivative instruments and hedging activities. During the periods covered by the financial statements the Company did not have any derivative financial instruments and did not participate in hedging activities.

Segment Information

        The Company currently operates in one business segment as determined in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The determination of reportable segments is based on the way management organizes financial information for making operating decisions and assessing performance. All operations are located in the United States of America.

Impact of Recently Issued Accounting Pronouncements

        There were various accounting standards and interpretations issued during 2004 and 2003, none of which are expected to have a material impact on the Company's consolidated financial position, operations, or cash flows.

2.     FACILITY MANAGEMENT CONTRACTS

        Until December 31, 2003, we provided turnkey facility management services to Bingo Halls operated by third parties. Our services included the provision of premises, furnishings, equipment, and certain maintenance and repair services. The State of Alaska's Department of Revenue Gaming Unit recently adopted changes in the gaming regulations that prohibited some of the services that we provided. Effective January 1, 2004, ABSI assigned its interests in various leases and contracts to a private company. As consideration for the assignments, the private company is required to make monthly payments to ABSI that aggregate $236,000 annually. The contracts that we assigned previously provided annual revenues approximating $516,000.

        Under generally accepted accounting principles, ABSI will recognize payments received as other income.

        Until December 31, 2003, ABSI was the primary obligor under a premises lease for a 14,000 square foot multi-purpose facility that had been configured for use as a bingo facility (the "underlying lease"). The assignment of contracts to a private party removed ABSI as the primary obligor under this lease. However, ABSI was unable to negotiate a full and unconditional release and remains contingently liable under the underlying lease. Previous payments for the underlying lease approximated $252,000 annually. (Also see Note 4.)

3.     LONG TERM DEBT

        At June 30, 2004, long term debt consisted of the following:

Installment note payable to the former owner of ABSI, collateralized by the common stock and all the assets of ABSI, payable in monthly installments of $30,000, including interest at 8.5%, due in 2007.	$1,787,887
Less current portion of long-term debt	(216,329)

$1,571,558

        The installment note has an additional obligation to prepay the principal balance in an amount equal to 50% of annual earnings before interest, taxes, depreciation and amortization in excess of $1,300,000 per year. All unpaid principal and interest is due September 15, 2007.

        Future scheduled maturities of long-term debt for each of the years ending June 30 are as follows:

2005	216,329
2006	235,450
2007	256,232
2008	1,079,846

Total	$1,787,887

4.     COMMITMENTS AND CONTINGENCIES

        Global Alaska purchased ABSI from an individual on August 1, 1997. ABSI continues to lease its office and warehouse space from the previous owner. The lease will expire in 2007. Lease payments approximate $5,300 per month and are subject to escalation based upon the Anchorage consumer price index. Annual rental payments were approximately $61,000 and $59,000 for the years ended June 30, 2004 and 2003, respectively.

        Future minimum lease payments for each of the years ending June 30 are as follows:

2005	$64,000
2006	64,000
2007	64,000
2008	20,000

Total	$212,000

        ABSI entered into a two-year contract with an entity to assist ABSI with various legislative and regulatory matters. As of June 30, 2004, future payments required under this contract were $20,000.

        Until December 31, 2003, ABSI leased space in a 14,000 square foot multi-purpose facility under a lease that required monthly payments aggregating $252,000 annually. The facility is located on a major thoroughfare in Anchorage and was configured for use as a Bingo Hall. Effective January 1, 2004, we assigned our rights and obligations under this lease to a private company. We were not able to negotiate a full and unconditional release from the landlord. Accordingly, we remain contingently liable for payments to the landlord. Should the private company fail to honor its obligations under the lease, we would be required to make restitution to the landlord. The lease requires future annual payments of

$300,000, plus escalation based on the Anchorage consumer price index. The primary term of the lease expires in 2007, but may be extended through 2022.

5.     STOCKHOLDERS' (DEFICIT)

Preferred Stock

        The Company is authorized to issue up to 5,000,000 shares of $.0001 par value preferred stock. During the year ended June 30, 2004, OnSource amended its Certificate of Incorporation to reduce the number of authorized preferred shares from 50,000,000 to 5,000,000 and to reduce the par value from $.01 to $.0001. The preferred stock can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights, and restrictions thereof. As of June 30, 2004, OnSource had not established any series of preferred stock.

Common Stock

        The Company's authorized common stock consists of 25,000,000 shares of $.0001 par value common stock. During the year ended June 30, 2004, OnSource amended its Certificate of Incorporation to reduce the number of authorized common shares from 100,000,000 to 25,000,000 and to reduce the par value from $.001 to $.0001.

        OnSource was formed October 4, 2000 as a wholly owned subsidiary of Global Casinos, Inc. ("Casinos"). Effective July 1 2001, Casinos transferred to OnSource 100% of the outstanding common shares of Global Alaska Industries, Inc. ("Global Alaska"). As consideration therefore, OnSource issued 245,135 shares of its common stock to Casinos and agreed to assume $640,941 of Casinos' debt.

        Casinos established August 6, 2001 as the record date for determining the Casinos' shareholders entitled to receive, as a stock dividend, one share of OnSource common stock for every ten shares of Casinos' common stock owned. After completing the registration process for the OnSource common shares, all 245,135 shares were distributed during the fiscal year 2004.

        On October 31, 2001, the creditors holding promissory notes in the aggregate principal balance of $640,941 converted their debt into 427,294 shares of common stock. The conversion rate negotiated with the creditors was $1.50 per share.

        Effective August 15, 2001, the Company issued an additional 8,000 shares of common stock representing the pro rata distribution of the Company's common stock to a shareholder of Casinos who had agreed to receive the shares as settlement of a claim against Casinos. For accounting purposes, the Company assigned the shares a value of $1.50 per share and recorded a non-cash settlement expense of $12,000.

        To raise additional equity capital, the Company sold 90,000 shares during the year ended June 30, 2002. Five individuals, including the Company's officers and directors, purchased the stock for $45,000. The cash price of $0.50 per share was negotiated between the Company and the purchasers. For accounting purposes, the Company has assigned a value of $1.50 to each of these shares. The differential between the accounting value of $1.50 and the cash purchase price of $0.50 has been recorded as non-cash compensation expense aggregating $90,000.

        During the year ended June 30, 2003, the Company issued 2,500 shares in exchange for services. For accounting purposes, the Company has assigned a value of $1.50 per share to the transaction and recorded an expense of $3,750.

        As part of the distribution of shares to shareholders during fiscal year 2004, the Company adjusted the number of shares originally estimated to be issuable to the actual number of shares distributed. OnSource cancelled 10,000 common shares that had incorrectly been included in the original calculation of dividend shares. In addition, OnSource issued 229 common shares to Casinos' shareholders to account for fractional share interests.

        During the year ended June 30, 2004, the Company issued 125,000 common shares pursuant to the exercise of stock options.

6.     INCOME TAXES

        The Company's actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows:

	2004	2003
Statutory rate	34.0%	34.0%
State income taxes, net of Federal benefit	3.0%	3.0%
Benefit of surcharge exemption	(15.0)%	(15.0	) %
Change in deferred tax asset valuation allowance	(22.0)%	(22.0)%

	0.0%	0.0%

        There are differences in the accounting methods used for income tax purposes compared to financial reporting purposes. For tax purposes, all intangible assets are amortized over a fifteen-year period. For financial reporting purposes, the intangible assets were amortized over shorter periods. In addition, the Company has accumulated a net operating loss carryforward ("NOL") of $216,000 since inception. The accumulated timing difference and NOL was $2,336,000 at June 30, 2004, resulting in a potential future tax benefit of $514,000, which will expire in various years through 2024.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Due to the uncertainty of the Company's ability to generate future taxable income and fully utilize the potential tax benefits, an off setting valuation allowance of $514,000 has been provided. Therefore, the financial statements do not reflect either a deferred tax amount or a deferred tax liability.

7.     EMPLOYEE BENEFITS PLANS

        The Company sponsors a Simple IRA Plan to benefit its employees. A Simple IRA is designed to give qualified employees in a small business a way to accumulate retirement benefits. Employees can contribute up to $7,000 per year. The Company matches up to 2% of the employee's compensation. Company contributions for the years ended June 30, 2004 and 2003 were $7,524 and $4,396, respectively.

8.     STOCK BASED COMPENSATION

        On March 31, 2002 the Company adopted an Equity Incentive Plan. Pursuant to the Plan, stock options granted to eligible participants may take the form of incentive stock options or ISOs under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISOs, known as non-qualified stock options or NQSOs. As required by Section 422 of the Code, the aggregate fair market value of the Company's common stock with respect to its ISOs granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSOs. The exercise price of an ISO may not be less than 100% of the fair market value of the shares of the Company's common stock on the date of grant. The exercise price of an NQSO may be set by the Plan administrator. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason (other than for cause, or by reason of death, disability, or retirement), the optionee may exercise his options within a ninety day period following such termination to the extent he was entitled to exercise such options at the date of termination. Either the Company's Board of Directors (provided that a majority of directors are "disinterested") can administer the Plan, or the Company's Board of Directors may designate a committee comprised of directors meeting certain requirements to administer the Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 200,000 shares of the Company's common stock is reserved for issuance under the Plan.

        During the year ended June 30, 2004, the Company granted a total of 65,000 incentive and nonqualified stock options under the Plan exercisable at a weighted average exercise price of $0.50 per share all of which expire in April, 2007. No options were granted during the year ended June 30, 2003.

        A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Balance July 1, 2002	120,000	$0.50
Granted	0	—
Exercised	0	—

Balance June 30, 2003	120,000	$0.50
Granted	65,000	$0.50
Exercised	125,000	$0.50

Balance June 30, 2004	60,000	$0.50

        The following table presents summarized information about fixed price stock options at June 30, 2004:

				Exercisable
	Weighted Average Number Outstanding	Weighted Average Contracted Life
Exercise Prices			Weighted Average Price	Number Exercisable	Exercise Price
$0.50	15,000	2.6 years	$0.50	15,000	$0.50
$0.50	45,000	2.8 years	$0.50	45,000	$0.50

        For disclosure purposes, the Company follows the Black-Scholes option pricing model to determine the pro-forma values assigned to options granted. The fair value of the options granted in fiscal year 2004 was estimated using the Black-Scholes option pricing model with the following assumptions:

Expected volatility	166%
Risk-free interest rate	2.10%
Expected dividends	None
Expected life of options	3 years

        Had the Company used the pro-forma values for compensation cost using the Black-Scholes option pricing model, the Company's net income and earnings per share would have been adjusted to the pro-forma amounts indicated below:

	2004	2003
Net Income:
As reported	$89,826	$40,751
Pro forma	$76,409	$40,751
Earnings per share—basic:
As reported	$0.11	$0.05
Pro forma	$0.10	$0.05
Earnings per share—diluted:
As reported	$0.11	$0.05
Pro forma	$0.10	$0.05

ONSOURCE CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION
(UNAUDITED)

CONTENTS

ONSOURCE CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information is presented to give effect to the merger of OnSource Corporation ("OnSource") and Osmotics Pharma, Inc. ("OPI") on May 10, 2005 (the "Merger"). The unaudited pro forma condensed consolidated balance sheet as of March 31, 2005, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 2005 and for the year ended June 30, 2004, are based on the individual balance sheets and statements of operations of OnSource (previously filed on Forms 10QSB and 10KSB) and OPI whose statements appear elsewhere in this filing.

        On May 10, 2005, OPI merged with and into OnSource. In connection with the Merger, OnSource exchanged 11,427,961 shares of its common stock and two year warrants to acquire 1,079,472 shares of OnSource common stock at an exercise price of $2.18 per share in exchange for 12,253,250 shares of OPI common stock. Additionally, OnSource issued 1,000,000 shares of non redeemable, 6%, Series A Preferred Stock with a stated value of $4,000,000 and stock options to acquire 2,714,750 shares of OnSource common stock at an exercise price of $1.00 in exchange for identical shares of preferred stock and stock options in OPI. Furthermore, OnSource assumed the remaining balance under a $1,200,000 promissory note payable by OPI to its parent company, Osmotics Corporation.

        The issuance of the common stock resulted in the OPI shareholders owning approximately 92% of the voting securities of OnSource immediately after the Merger. Additionally, the officers of OPI have retained their positions after the Merger and will become the officers of OnSource. As a result, the shareholders and officers of OPI hold a controlling interest in OnSource and accordingly, the Merger was accounted for as a reverse acquisition under the purchase method of accounting. A reverse acquisition occurs when the legal acquirer (OnSource) is deemed not to be the accounting acquirer. In these cases, the legal form of the transaction is ignored, and the target company (OPI) is treated as the acquiring company for financial reporting purposes.

        The pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the Merger set forth above had been effected on the dates indicated or of the results that may be obtained in the future.

        The unaudited pro forma condensed consolidated balance sheet assumes that the Merger was consummated on March 31, 2005. The unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 2005 assume the Merger had been consummated on July 1, 2004, and the unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2004 assume the Merger had been consummated on July 1, 2003.

OnSource Corporation

Pro Forma Financial Statements

Condensed Consolidated Balance Sheets

As of March 31, 2005

(unaudited)

			Pro Forma Adjustments
	Osmotics Pharma, Inc.	OnSource Corporation
			Debit		Credit		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$27,594	$55,944	$—		$—		$83,538
Restricted cash		1,057,837	502,800	B			1,560,637
Trade receivables, net	—	238,883					238,883
Receivable from Osmotics Pharma		550,000			550,000	H	—
Inventories	—	208,736					208,736
Prepaid, deposit and other	39,685	204,096	174,832	B			418,613

Total current assets	67,279	2,315,496	677,632		550,000		2,510,407
Furniture, fixtures and equipment, net	—	80,365					80,365
Licensed Technology Costs, net	195,187	—					195,187
Other	35,196	—			35,196	E	—
Goodwill	—	—	883,299	C	38,095	A	2,300,000
			7,697,689	C	7,325,089	G
			1,047,000	D	—
			35,196	E	—
			—

Total assets	$297,662	$2,395,861	$10,340,816		$7,948,380		$5,085,959

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$219,763	$320,378	$—		$—		$540,141
Accounts payable to affiliates	—	287,479					287,479
Promissory Note—Osmotics, net of discount	800,170	—	—				800,170
Secured Notes	550,000	—	550,000	H			—
Current portion of note payable	—	232,256			—		232,256
Convertible debentures	—	140,653			—		140,653
Other	—	—	—

Total current liabilities	1,569,933	980,766	550,000		—		2,000,699
Notes payable, net of current portion		1,377,000					1,377,000
Licensed technology obligation	239,937	—					239,937

Total liabilities	1,809,870	2,357,766	550,000		—		3,617,636

Stockholders' deficit
Preferred stock	—	—	—		—		—

Common stock	916	97	97	A	97	C	1,240

			916	F	1,143	F

Additional paid in capital	—	2,896,462	2,896,462	A	542,000	B	10,305,296
			227	F	135,632	B
			—		883,202	C
					7,697,689	C
					1,047,000	D
Retained deficit	(1,513,124)	(2,858,464)	7,325,089	G	2,858,464	A	(8,838,213)

Total stockholders' deficit	(1,512,208)	38,095	10,222,791		13,165,227		1,468,323

Total liabilities and stockholders' deficit	$297,662	$2,395,861	$10,772,791		$13,165,227		$5,085,959

OnSource Corporation

Pro Forma Financial Statements

Condensed Consolidated Statements of Operations

Nine Months Ending March 31, 2005

(unaudited)

			Pro Forma Adjustments
	Osmotics Pharma, Inc.	OnSource Corporation
			Debit		Credit	Pro Forma
Revenue	$—	$1,635,049				$1,635,049
Cost of Services	—	917,282				917,282
Gross Profit	—	717,767				717,767
Operating Expenses	737,573	864,763	179,473	M		1,781,809
Operating Loss	(737,573)	(146,996)	179,473			(1,064,042)
Other Expense, net	(49,600)	(73,995)	66,000 1,515,722 7,325,089 245,734	J K G L	—	(9,276,140)
Net Loss	(787,173)	(220,991)	9,332,018			(10,340,182)
Preferred Stock Dividends	(45,161)	—	134,839	I		(180,000)
Loss Attributable to Common Shareholders	(832,334)	(220,991)	9,466,857			(10,520,182)
Loss Per Common Share—Basic	n/a	$(0.24)				$(0.85)
Loss Per Common Share—Diluted	n/a	$(0.24)				$(0.85)
Weighted Average Shares Outstanding—Basic	n/a	911,658	11,427,961	N		12,339,619
Weighted Average Shares Outstanding—Diluted	n/a	911,658	11,427,961	N	—	12,339,619

OnSource Corporation

Pro Forma Financial Statements

Condensed Consolidated Statements of Operations

Year Ending June 30, 2004

(unaudited)

			Pro Forma Adjustments
	Osmotics Pharma, Inc.	OnSource Corporation
			Debit		Credit		Pro Forma
Revenue	$—	$2,300,256					$2,300,256
Cost of Services	—	1,200,620					1,200,620
Gross Profit	—	1,099,636					1,099,636
Operating Expenses	429,485	969,460	400,160	M			1,799,105
Operating Income (Loss)	(429,485)	130,176	400,160				(699,469)
Other Expense, net	(4,555)	(40,650)	120,000 2,067,847 7,325,089 367,586	J K G L	—		(9,925,727)
Net Income (Loss)	(434,040)	89,526	10,280,682				(10,625,196)
Preferred Stock Dividends	—	—	240,000	I			(240,000)
Income (Loss) Attributable to Common Shareholders	(434,040)	89,526	10,520,682				(10,865,196)
Income (Loss) Per Common Share—Basic	n/a	$0.11					$(0.89)
Income (Loss) Per Common Share—Diluted	n/a	$0.11					$(0.89)
Weighted Average Shares Outstanding—Basic	n/a	795,236	11,427,961	N			12,223,197
Weighted Average Shares Outstanding—Diluted	n/a	801,134	11,427,961	N	5,898	O	12,223,197

ONSOURCE CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial information is based on the following adjustments and related assumptions. The actual purchase accounting adjustments will be made based on the actual account balances on the date the Merger is consummated and therefore, will differ from those reflected in the unaudited pro forma information. Management believes that the actual adjustments, in the aggregate, will not be materially different from those herein.

        On May 10, 2005, OPI merged with and into OnSource. In connection with the Merger, OnSource exchanged 11,427,961 shares of its common stock and two year warrants to acquire 1,079,472 shares of OnSource common stock at an exercise price of $2.18 per share in exchange for 12,253,250 shares of OPI common stock. Additionally, OnSource issued 1,000,000 shares of non redeemable, 6%, Series A Preferred Stock with a stated value of $4,000,000 and stock options to acquire 2,714,750 shares of OnSource common stock at an exercise price of $1.00 in exchange for identical shares of preferred stock and stock options in OPI. The Series A Preferred Stock was issued by OPI to Osmotics in exchange for transferring certain technology rights. Accordingly, because this transaction was between two entities under common control, OPI recorded the Series A Preferred Stock at $0 which was Osmotics' historical carrying value of the technology. Furthermore, OnSource assumed the remaining balance under a $1,200,000 promissory note payable by OPI to its parent company, Osmotics Corporation.

        In connection with the Merger, OnSource sold $2,208,500 in convertible debentures (the "Debentures"). The Debentures are convertible into 2,208,500 shares of OnSource common stock. Additionally, purchasers of the Debentures received 1,104,250 warrants to acquire OnSource common stock at $2.00 per share and 1,104,250 warrants to acquire OnSource common stock at $4.00 per share. The Debentures are due December 31, 2005 and bear interest at an annual rate of 6%.

PRO FORMA ADJUSTMENTS

  A.
  To eliminate the historical OnSource equity account balances.

  B.
  To reflect the sale by OnSource of the Debentures subsequent to March 31, 2005. As of March 31, 2005, OnSource had sold $1,666,500 in Debentures. Subsequent to March 31, 2005, OnSource sold an additional $542,000 in Debentures, generating net proceeds of $502,800 after selling commissions. Additionally, these Debentures resulted in the issuance of 271,000 warrants exercisable at $2.00 per share and 271,000 warrants exercisable at $4.00 per share. In accordance with Emerging Issues Task Force No. 98-5 and Emerging Issues Task Force No. 00-27, the proceeds from these Debentures resulted in an allocation to beneficial conversion feature and warrants in an amount equal to the amount of the Debentures. Management based this allocation on the relative fair values of the beneficial conversion feature and warrants. In determining the values to allocate, management utilized the intrinsic value method to calculate the beneficial conversion feature and the Black-Scholes pricing model to determine the fair value of the warrants. Based on the allocation, management attributed $247,386 to the beneficial conversion feature and $294,614 to the warrants. Accordingly, an entry to debt discount and additional paid in capital of $542,000 was recorded for the sale of the Debentures and warrants. The selling commissions were recorded as a debt offering cost. Further, in connection with the sale of the Debentures, placement agents received 39,200 of warrants to purchase shares of the Company's common stock at $1.20 per share. Management valued these placement warrants using the Black-Scholes pricing model with the assumptions set forth below in C. As a result of these assumptions, the placement warrants were assigned a value of $135,632 and were recorded as an increase to additional paid in capital and debt offering costs.

  C.
  To reflect the issuance of 970,658 shares of $.0001 par value common stock to OnSource at fair market value, the issuance of 2,208,500 warrants which had been sold in connection with the Debentures, and the issuance of 134,350 placement warrants. For the common stock, management determined fair market value by using the closing price of the OnSource common stock ($.91) on the day prior to announcing the signing of the letter of intent regarding the Merger. Management has estimated the fair value of the warrants using the Black-Scholes pricing model with the following assumptions; Market Price of OnSource Common Stock $3.75 (Closing price on May 10, 2005), risk free interest rate 2.1%, volatility 166%, and expected life of 3 years. As a result of these assumptions, the warrants were assigned a fair value of $7,697,689.

  D.
  To reflect the issuance of 300,000 three year warrants with an exercise price of $1.00 per share to an investment banker as a fee for brokering the Merger. Management has estimated the fair value of these warrants using the Black-Scholes pricing model using the same assumptions as outlined in C. above. As a result, the warrants were assigned a fair value of $1,047,000.

  E.
  To reclassify capitalized Merger costs incurred by OPI to Goodwill.

    As a result of entries A, B, C, D and E, there was a step-up of the OnSource assets to their fair market value. Accordingly, goodwill of $9,625,089 was recorded related to these adjustments as follows:

OnSource Common Stock	$883,299
Debenture Warrants	7,232,838
Placement Warrants	464,851
Investment Banker Warrants	1,047,000
Merger Costs	35,196

9,663,184
Less: OnSource Net Assets	(38,095)

$9,625,089
  F.
  To record the exchange of 12,253,250 shares of OPI common stock for 11,427,961 shares of OnSource common stock. The historical OPI common stock balance was allocated between "common stock" and "additional paid in capital" in accordance with OnSource's $.0001 par value.

  G.
  To record an impairment of goodwill previously recorded in connection with the Merger. Management believes that the fair market value of the OnSource business does not exceed $2,300,000 (or approximately 1x annual revenue), and accordingly, the goodwill balance should not exceed that amount. The actual purchase accounting adjustments will be made on the basis of an appraisal or other similar evaluation as of the date of consummation of the Merger.

  H.
  To eliminate the intercompany advance balance between OnSource and OPI.

  I.
  To record accrued dividends on the Series A Preferred Stock for the entire period presented.

  J.
  To amortize the debt discount associated with OPI's note payable to Osmotics. The note is payable in full within one year and the company has assumed straight line amortization over twelve months. Included in OPI's actual results of operations for the 9 months ended March 31, 2005 is $24,000 of discount amortization.

  K.
  To amortize the debt discount associated with the Debentures. For purposes of this pro forma presentation, the debt discount is being amortized using the straight line basis over twelve months. The Debentures are payable, if not previously converted, on December 31, 2005.

  L.
  To amortize the debt offering costs associated with the sale of the Debentures. For purposes of this pro forma presentation, the debt offering costs are being amortized using the straight line method over twelve months. Included in OnSource's actual results of operations for the 9 months ended March 31, 2005 is $119,821 of debt offering cost amortization.

  M.
  To reflect the increase in salaries for certain officers that is anticipated to occur subsequent to closing of the Merger.

  N.
  To record the issuance of 11,427,961 shares of common stock to OPI's shareholders. No other dilutive securities such as preferred stock, stock options and warrants were included in the fully diluted shares as the impact is antidilutive.

  O.
  To remove the dilutive securities from the earnings per share calculation as the effect on the pro forma loss is antidilutive.

OSMOTICS PHARMA, INC.
(A development stage enterprise)

FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2005
(UNAUDITED)

AND

YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003
AND THER PERIOD FROM INCEPTION THROUGH DECEMBER 31, 2004

OSMOTICS PHARMA, INC.
(A development stage enterprise)

FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2005 AND MARCH 31, 2004
AND INCEPTION THROUGH MARCH 31, 2005
(UNAUDITED)

AND

YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003
AND INCEPTION THROUGH DECEMBER 31, 2004

CONTENTS

OSMOTICS PHARMA, INC.
(a development stage enterprise)

CONDENSED BALANCE SHEET

AS OF MARCH 31, 2005

(unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$27,594
Prepaid expenses and deposit	39,685

Total current assets	67,279
Licensed technology costs, net	195,187
Other	35,196

Total assets	$297,662

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and accrued liabilities	$219,763
Promissory Note—Osmotics, net of discount	800,170
Secured Notes—OnSource	550,000

Total current liabilities	1,569,933
Licensed technology obligation	239,937

Total liabilities	1,809,870

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, no par value, 20,000,000 shares authorized; 4,000,000 shares issued and outstanding; $4,000,000 liquidation (Bruce, need to fix alignment) preference; net of discount of $4,000,000 at March 31, 2005	—
Common stock, no par value; 50,000,000 shares authorized; 12,254,250 shares issued and outstanding	916
Deficit accumulated during the development stage	(1,513,124)

Total stockholders' deficit	(1,512,208)

Total liabilities and stockholders' deficit	$297,662

The accompanying notes are an integral part of this financial statement.

OSMOTICS PHARMA, INC.
(a development stage enterprise)

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 AND
THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION) THROUGH MARCH 31, 2005

(unaudited)

	2005	2004	Cumulative From Inception (February 20, 2002)
REVENUE:	$—	$—	$—

OPERATING EXPENSES:
Licensing fees	29,953	6,249	227,183
Testing and development	4,700	1,000	106,300
General and administrative	202,051	92,831	1,080,324

	236,704	100,080	1,413,807

Loss from operations	(236,704)	(100,080)	(1,413,807)

OTHER EXPENSE:
Interest	35,934	—	54,156

NET LOSS	(272,638)	(100,080)	(1,467,963)
PREFERRED STOCK DIVIDENDS	45,161	—	45,161

LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(317,799)	$(100,080)	$(1,513,124)

The accompanying notes are an integral part of these financial statements.

OSMOTICS PHARMA, INC.
(a development stage enterprise)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 AND FOR THE
PERIOD FROM FEBRUARY 20, 2002 (INCEPTION) THROUGH MARCH 31, 2005

(unaudited)

	2005	2004	Cumulative From Inception (February 20, 2002)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(272,638)	$(100,080)	$(1,467,963)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of licensed technology costs	5,370	—	19,695
Imputed interest expense	30,834	—	49,056
Increase in prepaid expenses and deposit	(23,060)	—	(39,685)
Increase in accounts payable and accrued liabilities	75,915	—	174,602

Net cash used in operating activities	(183,579)	(100,080)	(1,264,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Secured Notes	550,000	—	550,000
Payments under Promissory Note	(303,831)	—	(303,831)
Capitalized merger costs	(35,196)	—	(35,196)
Advances from Parent	49,000	100,080	2,586,369
Advances to Parent	(49,000)	—	(1,806,924)
Net proceeds from the sale of common stock	—	—	301,471

Net cash provided by financing activities	210,973	100,080	1,291,889

Net increase in cash	27,394	—	27,594
Cash and cash equivalents at the beginning of period	200	2,004	—

Cash and cash equivalents at the end of period	$27,594	$2,004	$27,594

The accompanying notes are an integral part of these financial statements.

OSMOTICS PHARMA, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2005

(1)   BUSINESS AND OVERVIEW

        Osmotics Pharma, Inc. ("OPI" or the "Company") is an emerging specialty pharmaceutical company focused on dermatology, infectious diseases and oncology. The Company is a 98% owned subsidiary of Osmotics Corporation ("Osmotics"), a privately held company that sells cosmeceutical products through prestige retailers.

        Since its inception in February 2002, the Company's principal activities to date involve raising capital, identifying and licensing technology, researching applications for the licensed technology, and testing the licensed technology. For accounting purposes, the Company is classified as a development stage company in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

        In 2005, the Company began implementing a business plan that will facilitate the Company's ability to raise capital and execute its operational goals. This plan, as described below, included:

  a.
  In April 2005, Osmotics and OnSource Corporation ("OnSource"), a publicly traded supplier of pull tabs and supplies to the gaming industry in Alaska, entered into a definitive agreement (the "Agreement") to merge the Company into OnSource (the "Merger"). Under terms of the Agreement, OnSource will acquire 100% of the outstanding common stock of the Company in exchange for OnSource issuing to the Company's shareholders approximately 11.4 million shares of OnSource common stock, 1.0 million shares of preferred stock, approximately 1.1 million common stock purchase warrants and approximately 2.7 million stock options. Upon closing of the Merger, the Company will become a wholly owned subsidiary of OnSource. The transaction is expected to be accounted for as a reverse acquisition of OnSource by the Company since the Company's shareholders will own approximately 92% of the post-acquisition common stock of the consolidated entity immediately after completion of the transaction. The Merger was closed on May 10, 2005; and

  b.
  In January 2005, the Company and Osmotics entered into a technology transfer agreement (the "Technology Transfer Agreement") whereby Osmotics agreed to use its best efforts to assign certain rights held by Osmotics under two exclusive license agreements to the Company. Additionally, the Company and Osmotics concurrently entered into a sub license agreement whereby Osmotics sub licensed the rights covered by the Technology Transfer Agreement to the Company until such time as Osmotics can execute the necessary assignments. In consideration for the Technology Transfer Agreement, the Company issued to Osmotics a non-secured, non-interest bearing, promissory note with a face amount of $1,200,000 (the "Promissory Note"). Additionally, the Company issued 1,000,000 shares of Series A Preferred Stock with a stated value of $4.00 per share.

(2)   BASIS OF PRESENTATION

Going Concern and Management's Plans

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception in February 2002, the Company has not generated revenue and has incurred net losses. Accordingly, the Company has not generated cash flow from operations and subsequent to utilizing the proceeds raised from selling stock to outside shareholders

(the "Outside Shareholders"), has relied upon advances from Osmotics to fund its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

        As described above, in 2005, the Company entered into the Agreement with OnSource. Under the terms of the Agreement, OnSource sold approximately $2.2 million of convertible debentures (the "Debentures"). The proceeds from the Debentures are to be used to fund the operations of the Company. However, these proceeds will not be sufficient to fund the Company's planned operations through 2005. The Company plans on using the proceeds to satisfy its obligation under the Promissory Note along with funding the payment of license fees, corporate overhead, investor relations, accounts payable and transaction costs associated with the Merger. While the Company plans to raise additional capital through the sale of common stock, preferred stock, or convertible debt securities, there is no assurance that they will be successful in these efforts.

        In connection with the Agreement, the Company and OnSource entered into a master credit agreement dated January 13, 2005 (the "Credit Agreement"). Through the date of the Merger, OnSource loaned the Company $1,301,000 under this agreement using proceeds from the Debentures (see Note 4).

        The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

        The accompanying unaudited condensed financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. The condensed financial statements reflect all adjustments (consisting of only normal recurring entries) which, in the opinion of management, are necessary to present fairly the financial position at March 31, 2005, and the results of operations and cash flows of the Company for the three months ended March 31, 2005 and 2004. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. Amounts as of December 31, 2004 are derived from the Company's audited financial statements.

        The unaudited condensed financial statements should be read in conjunction with the financial statements and footnotes thereto for the year ended December 31, 2004.

Allocation of Prior Period Expenses

        The Company is a consolidated subsidiary of Osmotics. During 2004, many operating expenses of the Company were incurred and paid by Osmotics. In accordance with Staff Accounting Bulletin 55, these financial statements reflect all of the costs associated with the operations of the Company. While certain costs incurred by Osmotics are directly attributable to the Company, other costs were shared between the two organizations. In situations where the costs were shared, expense has been allocated between Osmotics and the Company. Set forth below are the categories of shared expenses that management allocated along with the methodologies used by management in preparing the allocations. Management believes that the methodologies used are reasonable.

Expense Category	Allocation Methodology
Salaries, taxes and benefits	Estimated time spent on OPI activities
Rent and occupancy	Number of employees and space used
UC Agreement (Note 6)	50% of the related costs
Other general and administrative	Fixed charge per month or percentage of salary allocation

For the three months ended March 31, 2005, the Company directly paid all expenses associated with its operations.

(3)   LICENSED TECHNOLOGY COSTS

        Under the terms of the BYU License (see Note 6), the Company is obligated to reimburse BYU for all fees and costs relating to the filing, prosecution, perfection and maintenance of the underlying patent rights that had accrued through the date of the BYU License (the "Accrued BYU Costs"). Payment is due within 60 days from the Company receiving proceeds under a sublicense agreement but in no event later than May 1, 2006. The Accrued BYU Costs totaled $269,548. The Company has reflected this obligation on the accompanying balance sheet as a long-term liability called Licensed Technology Obligation and recorded a corresponding long-term asset called Licensed Technology Costs.

        As the Accrued BYU Costs represent an obligation payable in a period greater than one year, and does not bear interest, the Company has discounted the obligation to its net present value. Management determined a discount rate of 12% to be a reasonable cost of capital for the Company. As a result, the Company recorded the obligation at $214,882. The Licensed Technology Costs are being amortized over the estimated useful life of ten years. The accompanying statements of operations reflect amortization expense of $5,370 for the three months ended March 31, 2005, which is included in Licensing Fees, and imputed interest expense of $6,833 for the same three-month period related to this agreement.

(4)   NOTES PAYABLE

OnSource

        As previously described in Note 2, OnSource and the Company entered into the Credit Agreement. The Credit Agreement provides for OnSource to loan the Company up to $1.0 million under secured promissory notes ("Secured Notes"). The Secured Notes bear interest at 8% per annum with principal and interest due and payable on or before December 31, 2005. The Secured Notes are secured by Osmotics' interest in the Company's common stock as well as a general security interest in all of the tangible and intangible assets of the Company. As of March 31, 2005, OnSource had loaned the Company $550,000 under the Credit Agreement. Subsequent to the end of the quarter, and through May 10, 2005, OnSource loaned the Company an additional $751,000. Interest expense of $5,101 is reflected in the accompanying condensed statements of operations for the three months ended March 31, 2005 associated with Secured Notes.

Osmotics

        As previously described in Note 1, the Company issued to Osmotics the Promissory Note. The Promissory Note has a face amount of $1.2 million, is non secured, does not bear interest and is payable in monthly installments of $120,000 to $150,000 with the actual amount to be determined by the management of the Company. The Promissory Note must be paid in full by no later than December 31, 2005. As the Promissory Note does not bear interest, the Company recorded the Promissory Note at a discount, using a discount rate of 12% which management believes to be a reasonable cost of capital for the Company. Accordingly, the Company recorded a discount of $120,000 which is being amortized on a straight-line basis over a 10-month period. Interest expense of $24,000 is reflected in the accompanying condensed statements of operations for the three months ended March 31, 2005 associated with Promissory Note. As of March 31, 2005, the outstanding balances associated with the Promissory Note were as follows:

Principal	$896,170
Unamortized discount	(96,000)

$800,170

        The Promissory Note was issued as consideration for the Technology Transfer Agreement as well as for repayment of $779,445 in advances previously made by Osmotics to the Company. As the Technology Transfer Agreement represents a transaction between entities under common control, the Company recorded the licensed technology at $0 which was Osmotics' historical carrying value of the technology. The discounted value of the Promissory Note of $1,080,000 exceeded the amount of the historical advances by $300,555. Accordingly, the Company reflected this difference as a distribution on the accompanying condensed balance sheet and recorded such amount as a reduction in common stock.

(5)   STOCKHOLDERS' EQUITY

Preferred Stock

        The Company's articles of incorporation authorizes the Board of Directors to issue up to 20.0 million shares of Preferred Stock and allows the Board to determine preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and other terms and conditions.

        As described in Note 1 above, in January 2005, the Board of Directors authorized the issuance of 1.0 million shares of Series A Preferred Stock (the "Preferred Stock") to Osmotics in connection with executing the Technology Transfer Agreement. The Preferred Stock has a stated value of $4.00 per share and accrues dividends at a rate of 6% per annum. The Preferred Stock is convertible into 1.0 million shares of the Company's common stock at the option of the holder subject to certain conditions. The dividends are payable on each one year anniversary date from the date of grant, however, the first dividend payment is to be declared on April 30, 2005 and paid upon the Company raising at least $5.0 million in gross equity proceeds (the "First Dividend"). The First Dividend is payable in cash while all subsequent dividends are payable in either cash or stock

        The issuance of the Preferred Stock was consideration for the Technology Transfer Agreement. As noted above, the Technology Transfer Agreement was a transaction between entities under common control, and accordingly, the Company has recorded the technology at $0 which was Osmotics' historical carrying value. As a result, the Company recorded a discount on the issuance of the Preferred Stock of $4,000,000.

Common Stock

        The Company's articles of incorporation authorize the Company to issue up to 50.0 million shares of no par common stock. Upon incorporating the Company in February 2002, the Company issued to Osmotics 12.0 million shares of common stock. From March 2002 through July 2002, the Company sold 254,250 shares of common stock to the Outside Shareholders netting $301,471.

Stock Options

        The Company's by laws allow for the Board of Directors to issue stock options, warrants and other rights to purchase shares of the Company's common stock. In January 2005, the Company's Board of Directors granted stock options to acquire approximately 2.7 million shares of the Company's common stock to employees and directors of the Company as well as certain employees of Osmotics. Such options have an exercise price of $1.00 per share and are vested 100% upon grant. The Board determined that $1.00 per share was the fair market value of the Company's common stock based on the Agreement.

(6)   COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

License and Technology Agreements

        The Company is a co-licensee under an exclusive license agreement with Brigham Young University (the "BYU License"). The BYU License requires an annual maintenance fee of $50,000 until commercial sales of the licensed technology commences, quarterly research and development support fees of $22,500, and earned royalty payments equal to 5% of adjusted gross sales (as defined in the agreement) on any product using the licensed technology. The earned royalty is subject to an annual minimum royalty for which payment shall commence during the first full calendar year following any governmental regulatory approval for a pharmaceutical use of the licensed technology. The minimum annual royalty in Year 1 is $100,000, in Year 2 $200,000 and in Year 3 and thereafter, $300,000. The Company is also obligated to reimburse BYU for any legal costs associated with patent protection and expansion. For the three months ended March 31, 2005, the Company was charged $4,594 for such legal expenses which are reflected as general and administrative expense in the accompanying statements of operations. Finally, the Company is obligated to submit an Investigational New Drug Application ("IND") to the U.S. Food and Drug Administration no later than May 1, 2006. Management estimates that the cost associated with filing an IND will be approximately $1,000,000. The term of the BYU license is for the life of the underlying patents which expire in 2022. The Company has not filed for regulatory approval to utilize the technology licensed under the BYU Agreement.

        As described further in Note 1 above, the Company entered into a Technology Transfer Agreement with Osmotics. Under the Technology Transfer Agreement, Osmotics is obligated to utilize its best efforts to assign certain rights under its exclusive license agreement with the Regents of the University of California (the "UC Agreement") to the Company. When the assignment is completed, if ever, the Company will likely be obligated to pay earned royalties with a minimum royalty provision. The UC

Agreement currently requires an earned royalty of 5% of net sales as defined in the agreement. The earned royalty is subject to an annual minimum royalty of $50,000. In addition the UC Agreement requires reimbursement for legal costs associated with patent protection and expansion. For the three months ended March 31, 2005 and 2004, no amounts for legal costs were allocated to the Company.

        Until such time that Osmotics can obtain the third party consent necessary to assign its rights under the UC Agreement to the Company, the Company and Osmotics entered into a sublicense agreement whereby Osmotics has granted these rights to the Company. Under the sublicense agreement, the Company is obligated to reimburse Osmotics for one half of the royalties and legal fees incurred by Osmotics under the UC Agreement. The sublicense agreement shall expire at the earlier of the Company receiving the assignment or the expiration of the patents underlying the UC Agreement (2014).

        Subsequent to March 31, 2005, Osmotics received the necessary third party consent to assign the UC Agreement to the Company.

Shared Services Agreement

        Given the early stage of the Company's business, management has determined that it is more practical for the Company to utilize existing Osmotics' resources rather than procure them on its own. Accordingly, in January 2005, the Company and Osmotics entered into a shared services agreement (the "Shared Services Agreement") whereby Osmotics will provide office space and other back office support for accounting, human resources, payroll, systems, telecom and information technology. The charge for such services is $5,000 per month. This charge approximates what was allocated to the Company during the year ended December 31, 2004. The Shared Services Agreement expires on December 31, 2005. Additionally, the Shared Services Agreement contemplates that, from time to time, Osmotics may ask officers of the Company to assist them with certain projects. In the event that officers of the Company spend any time on the business of Osmotics, the Company shall charge Osmotics for the cost of these services which shall be offset against the monthly charge described above.

        For the three months ended March 31, 2005, the Company recorded $12,433, net, for charges pursuant to the Shared Services Agreement.

Litigation

        From time to time, the Company may become party to litigation and other claims in the ordinary course of business. To the extent that such claims and litigation arise, management would provide for them if upon the advice of counsel, losses are determined to be both probable and estimable. The Company is currently not party to any litigation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have audited the accompanying balance sheet of Osmotics Pharma, Inc. (a development stage enterprise) as of December 31, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2004 and the period from February 20, 2002 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Osmotics Pharma, Inc. as of December 31, 2004, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2004 and the period from February 20, 2002 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated revenue or cash flow from operations since inception, has suffered recurring losses and has a stockholders' deficit at December 31, 2004 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GHP Horwath, P.C.
Denver, Colorado
February 18, 2005

OSMOTICS PHARMA, INC.
(A development stage enterprise)

BALANCE SHEET

DECEMBER 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$200
Prepaid expense and deposit	16,625

Total current assets	16,825
Licensed technology costs, net	200,557

Total assets	$217,382

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and accrued liabilities	$98,687
Advances from Parent	779,445

Total current liabilities	878,132
Licensed technology obligation	233,104

Total liabilities	1,111,236

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, no par value, 20,000,000 shares authorized; none issued and outstanding	—
Common stock, no par value; 50,000,000 shares authorized; 12,254,250 shares issued and outstanding	301,471
Deficit accumulated during the development stage	(1,195,325)

Total stockholders' deficit	(893,854)

Total liabilities and stockholders' deficit	$217,382

The accompanying notes are an integral part of these financial statements.

OSMOTICS PHARMA, INC.
(A development stage enterprise)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND

THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION)

THROUGH DECEMBER 31, 2004

	2004	2003	Cumulative From Inception (February 20, 2002)
REVENUE:	$—	$—	$—

OPERATING EXPENSES:
Licensing fees	149,321	24,996	197,230
Testing and development	101,600	—	101,600
General and administrative	556,568	193,041	878,273

	807,489	218,037	1,177,103

Loss from operations	(807,489)	(218,037)	(1,177,103)

OTHER EXPENSE:
Interest	18,222	—	18,222

NET LOSS	$(825,711)	$(218,037)	$(1,195,325)

The accompanying notes are an integral part of these financial statements.

OSMOTICS PHARMA, INC.
(A development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION)
THROUGH DECEMBER 31, 2004

	Common Stock			Total Stockholders' Equity (Deficit)
			Retained Deficit
	Shares	Amount
Issuance of common stock to parent at inception, February 2002	12,000,000	$—	$—	$—
Sale of common stock during 2002, net of offering costs of $3,629	254,250	301,471	—	301,471
Net loss	—	—	(151,577)	(151,577)

BALANCES, December 31, 2002	12,254,250	301,471	(151,577)	149,894
Net loss	—	—	(218,037)	(218,037)

BALANCES, December 31, 2003	12,254,250	301,471	(369,614)	(68,143)
Net loss	—	—	(825,711)	(825,711)

BALANCES, December 31, 2004	12,254,250	$301,471	$(1,195,325)	$(893,854)

The accompanying notes are an integral part of these financial statements.

OSMOTICS PHARMA, INC.
(A development stage enterprise)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION)
THROUGH DECEMBER 31, 2004

	2004	2003	Cumulative From Inception (February 20, 2002)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(825,711)	$(218,037)	$(1,195,325)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of licensed technology costs	14,325	—	14,325
Imputed interest expense	18,222	—	18,222
Increase in prepaid expense and deposit	(16,625)	—	(16,625)
Increase in accounts payable and accrued liabilities	98,687		98,687

Net cash used in operating activities	(711,102)	(218,037)	(1,080,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from Parent	709,298	1,676,466	2,537,369
Advances to Parent	—	(1,456,453)	(1,757,924)
Net proceeds from the sale of common stock	—	—	301,471

Net cash provided by financing activities	709,298	220,013	1,080,916

Net (decrease) increase in cash	(1,804)	1,976	200

Cash and cash equivalents at the beginning of period	2,004	28	—

Cash and cash equivalents at the end of period	$200	$2,004	$200

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of licensed technology in exchange for long-term obligation (Note 5)	$269,548	$—	$—

OSMOTICS PHARMA, INC.
(A development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

1.     Business and overview:

        Osmotics Pharma, Inc. ("OPI" or the "Company") is an emerging specialty pharmaceutical company focused on prescription products for dermatology, infectious diseases and oncology. The Company is a 98% owned subsidiary of Osmotics Corporation ("Osmotics"), a privately held company that sells cosmeceutical products through prestige retailers.

        Since its inception in February 2002, the Company's principal activities to date involve raising capital, identifying and licensing technology, researching applications for the licensed technology, and testing the licensed technology. For accounting purposes, the Company is classified as a development stage company in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

        In 2005, the Company began implementing a business plan that will facilitate the Company's ability to raise capital and execute its operational goals. This plan, as described below, included:

  a.
  In January 2005, Osmotics and OnSource Corporation ("OnSource"), a publicly traded supplier of pull tabs and supplies to the gaming industry in Alaska, entered into a letter of intent (the "LOI") to merge the Company into OnSource (the "Merger"). Under terms of the LOI, OnSource will acquire 100% of the outstanding common stock of the Company in exchange for OnSource issuing to the Company's shareholders approximately 16.2 million shares of OnSource common stock, preferred stock, common stock purchase warrants and stock options. Upon closing of the Merger, the Company will become a wholly owned subsidiary of OnSource. The transaction is expected to be accounted for as a reverse acquisition of OnSource by the Company since the Company's shareholders will own approximately 94% of the post-acquisition common stock (on a fully diluted basis) of the consolidated entity immediately after completion of the transaction; and

  b.
  In January 2005, the Company and Osmotics entered into a technology transfer agreement (the "Technology Transfer Agreement") whereby Osmotics agreed to use its best efforts to assign certain rights held by Osmotics under two exclusive license agreements to the Company. Additionally, the Company and Osmotics concurrently entered into a sub license agreement whereby Osmotics sub licensed the rights covered by the Technology Transfer Agreement to the Company until such time as Osmotics can execute the necessary assignments. In consideration for the Technology Transfer Agreement, the Company issued to Osmotics a non-secured, non-interest bearing, promissory note with a face amount of $1,200,000 (the "Promissory Note"). The Promissory Note is payable in monthly installments of $120,000 to $150,000 per month with such amount being determined by the Company's management. Additionally, the Company issued 1,000,000 shares of Series A Preferred Stock with a stated value of $4.00 per share. Since the Technology Transfer Agreement was a transaction between entities under common control, the Company will record the licensed technology at $0 which is Osmotics' historical carrying value of the technology.

2.     Basis of presentation and significant accounting policies:

Going concern and management's plans:

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception in February 2002, the Company has not generated revenue and has incurred net losses. Accordingly, the Company has not generated cash flow from operations and subsequent to utilizing the proceeds raised from selling stock to outside shareholders (the "Outside Shareholders"), has relied upon advances from Osmotics to fund its operations. As of December 31, 2004, the Company had net borrowings of $779,445 from Osmotics and a stockholders' deficit of $(893,854). Osmotics is under no formal obligation to fund the future activities of the Company. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

        As described above, in 2005, the Company entered into the LOI with OnSource. Under the terms of the LOI, OnSource agreed to sell up to $2.0 million of convertible debentures (the "Debentures"). However, the proceeds from the Debentures will not be sufficient to fund the combined operations of the Company and OnSource through 2005. The Company plans on using the proceeds to satisfy its obligation under the Promissory Note along with funding the payment of license fees, corporate overhead, investor relations, accounts payable and transaction costs associated with the Merger. While the Company plans to raise additional capital through the sale of common stock or preferred stock, there is no assurance that they will be successful in these efforts. The Company has no other plans to address its financial condition other than the sale of common or preferred stock.

        Subsequent to yearend, OnSource loaned the Company $350,000 under a master credit agreement dated January 13, 2005 (the "Credit Agreement"). The Credit Agreement provides for OnSource to loan the Company up to $1.0 million under secured promissory notes ("Secured Notes"). The Secured Notes bear interest at 8% per annum with principal and interest due and payable on or before December 31, 2005. The Secured Notes are secured by Osmotics' interest in the Company's common stock as well as a general security interest in all of the tangible and intangible assets of the Company.

        The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Use of estimates and assumptions:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates.

        The Company is a consolidated subsidiary of Osmotics. Many operating expenses of the Company were incurred and paid by Osmotics. In accordance with Staff Accounting Bulletin 55, these financial statements reflect all of the costs associated with the operations of the Company. While certain costs incurred by Osmotics are directly attributable to the Company, other costs were shared between the two organizations. In situations where the costs were shared, expense has been allocated between Osmotics and the Company. Set forth below are the categories of shared expenses that management allocated along with the methodologies used by management in preparing the allocations. Management believes that the methodologies used are reasonable.

Expense Category	Allocation Methodology
Salaries, taxes and benefits	Estimated time spent on OPI activities
Rent and occupancy	Number of employees and space used
UC Agreement (Note 8)	50% of the related costs
Other general and administrative	Fixed charge per month or percentage of salary allocation

Cash and cash equivalents:

        The Company considers all cash and investments with an original maturity of three months or less to be cash equivalents.

Impairment of long-lived assets and identifiable intangibles:

        SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" established that companies evaluate their long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. Recoverability of assets is measured by comparing the carrying value of an asset to the future undiscounted cash flows expected to be generated by the asset. If the future undiscounted cash flows are less than the carrying value of the asset, an impairment exists. The impairment to be recognized is determined as the amount by which the carrying value of an asset exceeds the fair market value.

        As of December 31, 2004, the Company had one long-lived asset, Licensed Technology Costs (see Note 5). Based on management's projection of anticipated undiscounted cash flows, the asset is not impaired.

Income taxes:

        The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Gross deferred tax assets then may be reduced by a valuation allowance for amounts that do not satisfy the realization criteria of SFAS No. 109.

Stock-based compensation:

        SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that all stock-based compensation, including employee stock options, be recorded at fair value on the date of grant using the Black-Scholes valuation model. Compensation costs are recognized ratably over the vesting period. As an alternative, SFAS 123 allows companies to account for employee stock options under

Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, compensation expense is generally not recorded if the exercise price of stock options is not less than fair market value on the date of grant. As of December 31, 2004, the Company had no stock options or warrants outstanding.

Comprehensive income:

        SFAS No. 130, "Reporting Comprehensive Income", established standards for reporting and display of comprehensive income, its components, and accumulated balances. For the years ended December 31, 2004 and 2003, there were no differences between reported net loss and comprehensive loss.

Segment information:

        The Company currently operates in one business segment as determined in accordance with SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". The determination of reportable segments is based on the way management organizes financial information for making operating decisions and assessing performance. All of the Company's operations are located in the United States of America.

Fair value of financial instruments:

        The fair value of cash and cash equivalents and accounts payable approximate their carrying amount due to the short maturities of these instruments. The fair value of the advances from parent is not practicable to estimate due to the related party nature of the underlying transactions.

Anticipated revenue recognition:

        While the Company has not recognized revenue to date, it anticipates generating revenue from product sales and licensing agreements.

  Product sales—The Company will recognize revenue from product sales when the goods are shipped and title passes to the customer.

  License Agreements—For up-front payments received under licensing agreements, the Company will defer and recognize revenue as earned over the life of the related agreement. Milestone payments received will be recognized as revenue upon achievement of contract specified events and when there are no remaining performance obligations. Royalties will be recognized in the periods they are earned under terms of the related agreement.

Recent accounting pronouncements:

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment" ("SFAS No. 123R"), which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R will be effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company has not yet determined which alternative method it will use and the resulting impact on its financial position or results of operations.

        In December 2003, the FASB issued SFAS Interpretation 46R ("FIN 46R"), a revision to SFAS Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R was effective at the end of the first interim period ending after March 25, 2004. The adoption of FIN 46 and FIN 46R did not have a material impact on the Company's financial statements.

3.     Advances from Parent:

        As described above, Osmotics has incurred costs on behalf of the Company. The Company has classified these costs as Advances from Parent on the accompanying balance sheet. The advances bear no terms regarding repayment, interest or security and are classified as a current liability. Additionally, Osmotics is under no obligation to make future advances. For the years ended December 31, 2004 and 2003, Osmotics advanced the Company $709,298 and $1,676,466, respectively. From time to time during 2003, Osmotics utilized the Company's cash account to disburse funds on its own behalf. Accordingly, Osmotics would fund the Company's bank account and subsequently write checks on that account to pay for Osmotics' expenses. As a result, $1,456,453 of cash was funded and subsequently disbursed by and on behalf of Osmotics during the year ended December 31, 2003. The practice has since been discontinued. The Company has reflected these disbursements in its statements of operations only to the extent they benefited the Company and are included in the allocations of expenses. The related intercompany receivable and payable from these transactions netted to approximately $2,000. As described further in Note 1, subsequent to yearend, the Company issued to Osmotics the Promissory Note. Among other things, the Promissory Note is for repayment of the Advances from Parent.

        As of December 31, 2004, the components of the Advances from Parent were as follows:

Salary and related	$369,206
Licensing fees	143,328
Travel and entertainment	90,598
Clinical testing	54,917
Legal	40,132
Investor relations	28,568
Other general and administrative	52,696

$779,445

        A summary of advance activity for the years ended December 31, 2004 and 2003 and for the period from February 20, 2002 (inception) through December 31, 2004 is as follows:

			Cumulative from inception (February 20, 2002)
	Year Ended December 31,
	2004	2003
Beginning balance	$70,147	$(149,866)	$—
Expenses charged to the Company by Osmotics	694,477	218,037	1,064,091
Amounts paid on behalf of Osmotics by the Company	—	(1,456,453)	(1,456,453)
Amounts advanced to Osmotics by the Company	—	—	(301,471)
Net cash received from Osmotics	14,821	1,458,429	1,473,278

Ending balance	$779,445	$70,147	$779,445

        For the years ended December 31, 2004 and 2003, the average advance (receivable) balances were $417,712 and $(38,778) respectively.

4.     Accounts payable and accrued liabilities:

        As of December 31, 2004, accounts payable and accrued liabilities consisted of the following components:

Legal fees	$39,739
Clinical testing	46,683
Other	12,265

$98,687

5.     Licensed technology costs:

        Under the terms of the BYU License (see Note 8), the Company is obligated to reimburse BYU for all fees and costs relating to the filing, prosecution, perfection and maintenance of the underlying patent rights that had accrued through the date of the BYU License (the "Accrued BYU Costs"). Payment is due within 60 days from the Company receiving proceeds under a sublicense agreement but in no event later than May 1, 2006. The Accrued BYU Costs totaled $269,548. The Company has reflected this obligation on the accompanying balance sheet as a long-term liability called Licensed Technology Obligation and recorded a corresponding long-term asset called Licensed Technology Costs.

        As the Accrued BYU Costs represent an obligation payable in a period greater than one year, and does not bear interest, the Company has discounted the obligation to its net present value. Management determined a discount rate of 12% to be a reasonable cost of capital for the Company. As a result, the Company recorded the obligation at $214,882 on the accompanying balance sheet. The Licensed Technology Costs are being amortized over the estimated useful life of ten years. The accompanying statements of operations reflect amortization expense of $14,325, which is included in Licensing Fees, and imputed interest expense of $18,222, related to this agreement.

6.     Stockholders' equity:

Preferred stock:

        The Company's articles of incorporation authorizes the Board of Directors to issue up to 20.0 million shares of Preferred Stock and allows the Board to determine preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and other terms and conditions. As of December 31, 2004, the Company did not have any Preferred Stock issued or outstanding.

        As described in Note 1 above, subsequent to yearend, the Board of Directors authorized the issuance of 1.0 million shares of Series A Preferred Stock (the "Preferred Stock") to Osmotics in connection with executing the Technology Transfer Agreement. The Preferred Stock has a stated value of $4.00 per share and accrues dividends at a rate of 6% per annum. The Preferred Stock is convertible into 1.0 million shares of the Company's common stock at the option of the holder subject to certain conditions. The dividends are payable on each one year anniversary date from the date of issuance, however, the first dividend payment is to be prepaid on May 1, 2005 (the "First Dividend"). The First Dividend is payable in cash while all subsequent dividends are payable in either cash or stock at the Company's option. The proceeds from the Debentures will likely not be sufficient to allow the Company to make the First Dividend payment in a timely manner.

Common stock:

        The Company's articles of incorporation authorize the Company to issue up to 50.0 million shares of no par common stock. Upon incorporating the Company in February 2002, the Company issued to Osmotics 12.0 million shares of common stock. From March 2002 through July 2002, the Company sold 254,250 shares of common stock to the Outside Shareholders netting $301,471.

Stock options:

        The Company's by laws allow for the Board of Directors to issue stock options, warrants and other rights to purchase shares of the Company's common stock. As of December 31, 2004, the Company had no options, warrants or other rights to purchase common stock outstanding.

        Subsequent to year end, the Company's Board of Directors granted stock options to acquire approximately 2.7 million shares of the Company's common stock to employees and directors of the Company as well as certain employees of Osmotics. Such options have an exercise price of $1.00 per share and are vested 100% upon grant.

7.     Income taxes:

        As a consolidated subsidiary of Osmotics, the Company did not file separate income tax returns. Rather, its results were included in the consolidated Osmotics' returns. The consolidated returns of Osmotics did not report taxable income in any of the years since the Company's inception. Had the Company not been eligible to be included in consolidated income tax returns, management estimates that it would have an accumulated net operating loss of approximately $1.2 million as a stand-alone entity. It would not have had any significant differences in accounting methods used for income tax purposes compared to financial reporting purposes.

        Under the provisions of SFAS 109, the Company is required to recognize deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. As noted above, there were no material differences in accounting between financial statement and tax bases. When circumstances warrant, management must assess the likelihood that net deferred tax assets, should they exist, will more likely than not be recovered from future projected taxable income. Management judgment is used in forecasting future taxable income.

        SFAS 109 provides for the weighing of positive and negative evidence in determining whether it is more likely than not that a deferred tax asset is recoverable. Relevant accounting guidance suggests that a recent history of cumulative losses constitutes significant negative evidence, and that future expectations about taxable income are overshadowed by such recent losses. Accordingly, the expectations of future taxable income would generally be limited to no more than two or three years for generating sufficient income to recover deferred tax assets. Had the Company not been included in previous consolidated tax returns, it would have established a valuation allowance of approximately $418,000, representing 100% of the potential tax benefit of the NOL. Accordingly, its financial statements would not have reflected a deferred tax asset or income tax benefit.

8.     Commitments, contingencies and related party transactions:

License and technology agreements:

        The Company is a co-licensee under an exclusive license agreement with Brigham Young University (the "BYU License"). The BYU License requires an annual maintenance fee of $50,000 until commercial sales of the licensed technology commences, quarterly research and development support fees of $22,500, and earned royalty payments equal to 5% of adjusted gross sales (as defined in the agreement) on any product using the licensed technology. The earned royalty is subject to an annual minimum royalty for which payment shall commence during the first full calendar year following any governmental regulatory approval for a pharmaceutical use of the licensed technology. The minimum annual royalty in Year 1 is $100,000, in Year 2 $200,000 and in Year 3 and thereafter, $300,000. The Company is also obligated to reimburse BYU for any legal costs associated with patent protection and expansion. For the year ended December 31, 2004, the Company was charged $28,286 for such legal expenses which are reflected as general and administrative expense in the accompanying statements of operations. Finally, the Company is obligated to submit an Investigational New Drug Application ("IND") to the U.S. Food and Drug Administration no later than May 1, 2006. Management estimates that the cost associated with filing an IND will be approximately $1,000,000. The term of the BYU license is for the life of the underlying patents which expire in 2022. The Company has not filed for regulatory approval to utilize the technology licensed under the BYU Agreement.

        As described further in Note 1 above, the Company entered into a Technology Transfer Agreement with Osmotics. Under the Technology Transfer Agreement, Osmotics is obligated to utilize its best efforts to assign certain rights under its exclusive license agreement with the Regents of the University of California (the "UC Agreement") to the Company. When the assignment is completed, if ever, the Company will likely be obligated to pay an annual maintenance fee and earned royalties with a minimum royalty provision. The UC Agreement currently requires an earned royalty of 5% of net sales as defined in the agreement. The earned royalty is subject to an annual minimum royalty of $50,000. In addition the UC Agreement requires reimbursement for legal costs associated with patent protection and expansion. For the years ended December 31, 2004 and 2003, the Company was allocated $5,531 and $2,879, respectively, for legal costs which are recorded as general and administrative expenses in the accompanying statements of operations.

        Until such time that Osmotics can obtain the third party consents necessary to assign its rights under the UC Agreement to the Company, the Company and Osmotics entered into a sublicense agreement whereby Osmotics has granted these rights to the Company. Under the sublicense agreement, the Company is obligated to reimburse Osmotics for one half of the royalties and legal fees incurred by Osmotics under the UC Agreement. The sublicense agreement shall expire at the earlier of the Company receiving the assignment or the expiration of the patents underlying the UC Agreement (2014).

Shared services agreement:

        Given the early stage of the Company's business, management has determined that it is more practical for the Company to utilize existing Osmotics' resources rather than procure them on its own. Accordingly, subsequent to yearend, the Company and Osmotics entered into a shared services agreement (the "Shares Services Agreement") whereby Osmotics will provide office space and other back office support for accounting, human resources, payroll, systems, telecom and information technology. The charge for such services is $5,000 per month. This charge approximates what was allocated to the Company for the year ended December 31, 2004. The Shared Services Agreement expires on December 31, 2005. Additionally, the Shared Services Agreement contemplates that, from time to time, Osmotics may ask officers of the Company to assist them with certain projects. In the event that officers of the Company spend any time on the business of Osmotics, the Company shall charge Osmotics for the cost of these services which shall be offset against the monthly charge described above.

Litigation:

        From time to time, the Company may become party to litigation and other claims in the ordinary course of business. To the extent that such claims and litigation arise, management would provide for them if upon the advice of counsel, losses are determined to be both probable and estimable. The Company is currently not party to any litigation.

        You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

        Until                        , 2005 (25 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus whether or not participating in the offering may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

OnSource Corporation

4,417,000 Shares of Common Stock

                             , 2005

TABLE OF CONTENTS

Page
Prospectus Summary	2
Risk Factors	7
Forward-Looking Statements	17
Certain Market Information	18
Dividend Policy	18
Management Discussion	20
Business	31
Management	44
Certain Transactions	53
Principal Stockholders	55
Selling Securityholders	57
Use of Proceeds	61
Plan of Distribution	57
Description of Securities	62
Legal Matters	64
Experts	64
Additional Information	64

Prospectus

                             , 2005

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

        The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          a.     The Company's Certificate of Incorporation and its By-laws require the Company to indemnify officers and directors to the fullest extent permitted by the Delaware General Corporation Law (DGCL).

          Section 145 of the DGCL provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who was or is made a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably in connection therewith.

          If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its stockholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

          Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard or conduct.

        A corporation may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

          b.     Article VII, Section 2 of Registrant's Certificate of Incorporation provides:

          No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section 2 of Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Item 25.    Other Expenses of Issuance and Distribution.

        The estimated expenses of the offering, all of which are to be borne by us, are as follows:

SEC Filing Fee	$2,000
Printing Expenses	2,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	20,000
Blue Sky Fees and Expenses	5,000
Registrar and Transfer Agent Fee	500
Miscellaneous	2,500

Total	$42,000

Item 26.    Recent Sales of Unregistered Securities.

        (a)   Effective December 1, 2004, the Company issued to its legal counsel a convertible debenture in the principal amount of $50,000, which is convertible into shares of the Company's common stock at the conversion price of $1.00 per share. The convertible debenture was issued as payment for $50,000 in accrued legal fees. Our legal counsel is an individual who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

        (b)   On April 15, 2005, the Company completed the sale of an aggregate of $2,208,500 in 6% convertible debentures (the "Debentures"). Each Debenture accrues interest at the rate of 6% per annum and is due and payable in full, principal and interest, on December 31, 2005 (the "Maturity Date"). The Debentures are convertible into shares of common stock, $.0001 par value (the "Common Stock") of the Company at a conversion price of $1.00 per share. In addition, for every $2.00 in Debentures sold in the offering, an investor received one warrant exercisable for three years to purchase one additional share of Common Stock at a purchase price of $2.00 per share and an additional warrant exercisable for three years to purchase one additional share of Common Stock at a purchase price of $4.00 per share (the "Warrants"). (Hereafter, the Debentures and Warrants shall collectively be referred to as the (the "Securities"). The Warrants are redeemable by the Company under certain circumstances.

        The Securities were sold exclusively to persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act"). There were an aggregate of 54 accredited investors who participated in the offering.

        The offering consisted of an aggregate of $2,208,500 in Debentures and Warrants. In the offering, the Company paid fees to persons who served as placement agents consisting of a cash fee of 10% of the aggregate amount of Debentures sold by such placement agent, and warrants exercisable to purchase 10% of the number shares of Common stock underlying the Debentures sold by them, which Warrants are exercisable for three years to purchase shares of Common stock at an exercise price of $1.20 per share. The Company paid to placement agents an aggregate of $134,350 in fees and issued to placement agents Warrants exercisable for three years to purchase an aggregate of 134,350 shares of Common stock at an exercise price of $1.20 per share.

        The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D thereunder. Each of the investors in the offering qualified as an "accredited investor". In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer. We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each investor in the offering with disclosure of all aspects of our business, including providing each investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information. Based on our investigation, we believed that each accredited investor obtained all information regarding the Company that they requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

        (c)   Effective May 10, 2005, in connection with the its merger with Osmotics Pharma, Inc. ("Pharma"), the Company issued to Pharma securityholders an aggregate of 11,427,961 shares of common stock and warrants and options exercisable to purchase an 3,794,222 shares of common stock and 1,000,000 shares of OnSource's Series A Convertible Preferred Stock. The shares, warrants and options were issued upon conversion of all of the issued and outstanding shares and options of Pharma, except for 1,000 shares held by a dissenting Pharma shareholder, pursuant to the merger agreement with Pharma.

        The options are fully vested, are exercisable at $1.00 per share and expire in January 2015. The options will terminate if the holder's employment with Pharma, OnSource or Osmotics Corporation (Pharma's previous parent company) is terminated for cause. The warrants are exercisable to purchase shares of OnSource common stock at a price of $2.18 per share and expire in May 2007. The Series A Convertible Preferred Stock is described in OnSource's Current Report on Form 8-K dated May 5, 2005 as filed with the Securities and Exchange Commission on May 11, 2005, which is incorporated herein by reference.

        The Company also issued a warrant to purchase 300,000 shares of its common stock to an investment bank that provided services in connection with the merger. The warrant is exercisable for a period of five years from issuance at an exercise price of $1.00 per share.

        The shares, options and warrants (the "Securities") were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. There were no more than 35 purchasers, as calculated under Rule 501 of Regulation D. The Company believes that each purchaser who was not an accredited investor had such knowledge and experience in financial and business matters such that the purchaser was capable of evaluating the merits and risks of the prospective investment. In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer. We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each investor in the offering with disclosure of all aspects of our business, including providing each investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information. Based on our investigation, we believed that each investor obtained all information regarding the Company that they requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

Item 27.    Exhibits

        a.     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

	Item	Title
+	2.0	Agreement and Plan of Merger dated as of April 8, 2005
++	2.1	Amendment No. 1 to Agreement and Plan of Merger dated as of April 28, 2005
+++	3.1	Certificate of Incorporation
++++	3.2	Certificate of Amendment to Certificate of Incorporation
**	3.3	Certificate of Designations, Preferences, and Rights of Series A Preferred Stock
+++	3.4	Bylaws

***	3.5	Amended and Restated Bylaws
*	4.1	Form of Convertible Debenture Agreement
*	4.2	Form of Warrant Agreement
	5.0	Opinion of Clifford L. Neuman, P.C. regarding the legality of the securities being registered
****	10.1	Closing Escrow Agreement dated as of May 10, 2005
****	10.2	Voting Agreement dated as of May 10, 2005
****	10.3	Assignment and Assumption Agreement dated as of May 10, 2005
****	10.4	Employment Agreement by and among Osmotics Pharma, Inc. and Steven S. Porter dated as of January 1, 2005
****	10.5	Employment Agreement by and among Osmotics Pharma, Inc. and Jeffrey Sperber dated as of January 1, 2005
****	10.6	Employment Agreement by and among Osmotics Pharma, Inc. and Carl Genberg dated as of January 1, 2005
****	10.7	Employment Agreement by and among Osmotics Pharma, Inc. and Dr. Peter Elias dated as of January 1, 2005
	10.8	Shared Services Agreement with Osmotics Corporation dated January 26, 2005
	10.9	Sublicense Agreement with Osmotics Corporation for Barrier Repair Technology dated January 24, 2005
	10.10	Technology Transfer Agreement with Osmotics Corporation dated January 24, 2005
	10.11	Non-Compete Agreement with Osmotics Corporation dated May 10, 2005
	10.12	Exclusive License Agreement by and between The Regents of the University of California and Osmotics Corporation, dated June 28, 2000
	10.13	Consent to Substitution of Party dated May 11, 2005, among The Regents of the University of California, Osmotics Corporation and Osmotics Pharma, Inc.
	10.14	Exclusive License Agreement by and between Brigham Young University and Osmotics Corporation, dated May 1, 2004
	10.15	Consent to Assignment of Rights by Brigham Young University, dated February 11, 2005
	23.1	Consent of Clifford L. Neuman, P.C. (incorporated into Exhibit 5.0)
	23.2	Consent of GHP Horwath, P.C.
	23.3	Consent of Schumacher & Associates, Inc.

+
Incorporated by reference from the Registrant's Current Report on Form 8-K dated April 8, 2005 as filed with the Commission on April 13, 2005.

++
Incorporated by reference from the Registrant's Current Report on Form 8-K dated April 28, 2005 as filed with the Commission on May 2, 2005.

+++
Incorporated by reference from the Registrant's Registration Statement on Form SB-2 dated September 26, 2002, as filed with the Commission on September 26, 2002.

++++
Incorporated by reference from the Registrant's Registration Statement on Form SB-2 A-3 dated September 29, 2003, as filed with the Commission on September 29, 2003.

*
Incorporated by reference from the Registrant's Current Report on Form 8-K dated April 15, 2005 as filed with the Commission on April 21, 2005.

**
Incorporated by reference from the Registrant's Current Report on Form 8-K dated May 5, 2005, as filed with the Commission on May 11, 2005.

***
Incorporated by reference from the Registrant's Registration Statement on Form SB-2 A-1 dated January 13, 2003, as filed with the Commission on January 13, 2003.

****
Incorporated by reference from the Registrant's Current Report on Form 8-K dated May 10, 2005, as filed with the Commission on May 16, 2005.

Item 28.    Undertakings

        The undersigned Registrant hereby undertakes:

          1.     To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i)
    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii)
    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

    (iii)
    Include any additional or changed material information on the plan of distribution.

          2.     That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3.     To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Denver, Colorado, on the 20th day of June, 2005.

ONSOURCE CORPORATION, a Delaware Corporation
By:
/s/ STEVEN S. PORTER Steven S. Porter Chief Executive Officer and Director

POWER OF ATTORNEY

        Each of the undersigned officers and directors of OnSource Corporation, hereby constitutes and appoints Steven S. Porter, Chief Executive Officer and Director of the Company, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name to any and all amendments to this Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorney, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself or herself hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with OnSource Corporation and on the dates indicated.

Signature	Position	Date

/s/ STEVEN S. PORTER Steven S. Porter	Chief Executive Officer and Director	6/20/05
/s/ JEFFREY SPERBER Jeffrey Sperber	Chief Financial Officer and Director	6/20/05
/s/ MICHEL DARNAUD Michel Darnaud	Director	6/16/05
/s/ CHERYL A. HOFFMAN-BRAY Cheryl A. Hoffman-Bray	Director	6/20/05

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OnSource Corporation Cross-Reference Index
PROSPECTUS SUMMARY
RISK FACTORS
MARKET FOR OUR COMMON STOCK AND RELATED MATTERS
ONSOURCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Osmotics Pharma—Management's Discussion and Analysis of Financial Condition and Results of Operations
BUSINESS OF ONSOURCE
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
Index to Financial Statements
ONSOURCE CORPORATION FINANCIAL STATEMENTS NINE MONTHS ENDED MARCH 31, 2005 (UNAUDITED) And YEARS ENDED JUNE 30, 2004 AND JUNE 30 2003 CONTENTS
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET as of March 31, 2005 (Unaudited)
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS for the three months ended March 31, 2005 and 2004 (Unaudited)
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS for the nine months ended March 31, 2005 and 2004 (Unaudited)
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS for the nine months ended March 31, 2005 and 2004 (Unaudited)
ONSOURCE CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2005 (Unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET as of June 30, 2004
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS for the years ended June 30, 2004 and 2003
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) for the years ended June 30, 2004 and 2003
ONSOURCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS for the years ended June 30, 2004 and 2003
ONSOURCE CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ONSOURCE CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED) CONTENTS
ONSOURCE CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
OnSource Corporation Pro Forma Financial Statements Condensed Consolidated Balance Sheets As of March 31, 2005 (unaudited)
OnSource Corporation Pro Forma Financial Statements Condensed Consolidated Statements of Operations Nine Months Ending March 31, 2005 (unaudited)
OnSource Corporation Pro Forma Financial Statements Condensed Consolidated Statements of Operations Year Ending June 30, 2004 (unaudited)
ONSOURCE CORPORATION NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
OSMOTICS PHARMA, INC. (A development stage enterprise) FINANCIAL STATEMENTS THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003 AND THER PERIOD FROM INCEPTION THROUGH DECEMBER 31, 2004
OSMOTICS PHARMA, INC. (A development stage enterprise) FINANCIAL STATEMENTS THREE MONTHS ENDED MARCH 31, 2005 AND MARCH 31, 2004 AND INCEPTION THROUGH MARCH 31, 2005 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003 AND INCEPTION THROUGH DECEMBER 31, 2004 CONTENTS
OSMOTICS PHARMA, INC. (a development stage enterprise) CONDENSED BALANCE SHEET AS OF MARCH 31, 2005 (unaudited)
OSMOTICS PHARMA, INC. (a development stage enterprise) CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 AND THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION) THROUGH MARCH 31, 2005 (unaudited)
OSMOTICS PHARMA, INC. (a development stage enterprise) CONDENSED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 AND FOR THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION) THROUGH MARCH 31, 2005 (unaudited)
OSMOTICS PHARMA, INC. (a development stage enterprise) NOTES TO FINANCIAL STATEMENTS MARCH 31, 2005
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OSMOTICS PHARMA, INC. (A development stage enterprise) BALANCE SHEET DECEMBER 31, 2004
OSMOTICS PHARMA, INC. (A development stage enterprise) STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION) THROUGH DECEMBER 31, 2004
OSMOTICS PHARMA, INC. (A development stage enterprise) STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION) THROUGH DECEMBER 31, 2004
OSMOTICS PHARMA, INC. (A development stage enterprise) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND THE PERIOD FROM FEBRUARY 20, 2002 (INCEPTION) THROUGH DECEMBER 31, 2004
OSMOTICS PHARMA, INC. (A development stage enterprise) NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2004
TABLE OF CONTENTS
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits
  Item 28. Undertakings
SIGNATURES